Exhibit 2.1

ARRANGEMENT AGREEMENT

HECLA MINING COMPANY

- and -

1156291 B.C. UNLIMITED LIABILITY COMPANY

- and -

KLONDEX MINES LTD.

March 16, 2018

ARRANGEMENT AGREEMENT

TABLE OF CONTENTS

Article 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Currency	24
1.3	Interpretation Not Affected by Headings	25
1.4	Extended Meanings, Etc.	25
1.5	Date of any Action; Computation of Time	25
1.6	Schedules	26

Article 2 THE ARRANGEMENT		26

2.1	The Arrangement	26
2.2	Implementation Steps by the Company	27
2.3	Implementation Steps by the Purchaser	27
2.4	Purchaser Proxy Statement and Purchaser Shareholder Approval	28
2.5	Circular	29
2.6	Interim Order, Meeting and Final Order	31
2.7	Substantive Provisions of Interim Order	33
2.8	Court Proceedings	35
2.9	Dissent Rights	36
2.10	List of Securityholders	36
2.11	Securityholder Communications	37
2.12	Company 2013 Options	38
2.13	Company 2016 Options	38
2.14	Company DSUs	38
2.15	Company RSUs	39
2.16	Performance RSUs	39
2.17	Company Warrants	39
2.18	Payment of Arrangement Consideration	39
2.19	Withholding Taxes	40
2.20	U.S. Tax Matters	40

Article 3 REPRESENTATIONS AND WARRANTIES		41

3.1	Representations and Warranties of the Company	41
3.2	Representations and Warranties of the Purchaser	41
3.3	Survival of Representations and Warranties	42

Article 4 COVENANTS		42

4.1	Covenants of the Company	42
4.2	Access to Information	50
4.3	Covenants of the Company in respect of the Arrangement	51
4.4	Covenants of the Purchaser in respect of the Arrangement	52
4.5	Covenants of Purchaser Regarding Conduct of Business	53
4.6	Covenants of Company Regarding Pre-Spinout Reorganization	54
4.7	Mutual Covenants	55
4.8	Covenants Related to Regulatory Approvals	56
4.9	Resignations of Board and Senior Management	56
4.10	Indemnification and Insurance	57
4.11	Pre-Acquisition Reorganization	58

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4.12	Control of Business.	60
4.13	Change of Name.	60
4.14	Operations	60
4.15	Employee Matters.	60
4.16	Investec Facility Agreement	60

Article 5 ADDITIONAL AGREEMENTS		60

5.1	Acquisition Proposals	60
5.2	Company Termination Fee and Expense Reimbursement	69
5.3	Purchaser Termination Fee	71
5.4	Other Expenses	72

Article 6 TERMINATION		73

6.1	Termination	73
6.2	Void upon Termination	75
6.3	Notice and Cure Provisions	76

Article 7 CONDITIONS PRECEDENT		77

7.1	Mutual Conditions Precedent	77
7.2	Additional Conditions Precedent to the Obligations of the Company	78
7.3	Additional Conditions Precedent to the Obligations of the Purchaser	79

Article 8 GENERAL		82

8.1	Notices	82
8.2	Notices deemed given	83
8.3	Assignment	84
8.4	Benefit of Agreement	84
8.5	Third Party Beneficiaries	84
8.6	Time of Essence	84
8.7	Public Announcements	85
8.8	Governing Law; Attornment	85
8.9	Entire Agreement	86
8.10	Amendment	86
8.11	Waiver and Modifications	86
8.12	Severability	87
8.13	Mutual Interest	87
8.14	Further Assurances	88
8.15	Injunctive Relief	88
8.16	No Personal Liability	88
8.17	Counterparts	89

Schedule A Form of Plan of Arrangement		A-1
Schedule B Arrangement Resolution		B-1
Schedule C Form of Support Agreement		C-1
Schedule D Representations and Warranties of the Company		D-1
Schedule E Representations and Warranties of the Purchaser		E-1
Schedule F Form of Spinco Contribution Agreement		F-1
Schedule G Permitted Company Pre-Closing Transactions		G-1

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ARRANGEMENT AGREEMENT

THIS AGREEMENT dated March 16, 2018.

BETWEEN

HECLA MINING COMPANY, a corporation existing under the Laws of the State of Delaware

(the “Purchaser”)

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1156291 B.C. UNLIMITED LIABILITY COMPANY, an unlimited liability company existing under the Laws of the Province of British Columbia

(“Acquireco”)

- and -

KLONDEX MINES LTD., a company existing under the Laws of the Province of British Columbia

(the “Company”).

WHEREAS:

A.	Acquireco is a wholly-owned subsidiary of the Purchaser established for the purposes of participating in the transactions described herein, including the Arrangement (as defined herein);

B.	Pursuant to the Arrangement and as provided in this Agreement, Acquireco proposes to acquire all of the outstanding shares of the Company;

C.

The Company Independent Committee (as defined herein) has unanimously determined, after receiving financial and legal advice, that the Arrangement is fair to the Company Shareholders (as defined herein) and in the best interests of the Company, and has recommended to the Company Board (as defined herein) that the Company Board enter into this Agreement and for the Company Board to take all reasonable action to support and facilitate the Arrangement and to recommend that the Company Shareholders vote in favour of the Arrangement Resolution (as defined herein); and

D.

The Company Board has unanimously determined, after receiving financial and legal advice and following the receipt and review of recommendations from the Company Independent Committee, that the Arrangement is fair to the Affected Securityholders (as defined herein), is in the best interests of the Company and that it would be in the best interests of the Company to enter into this Agreement, and has resolved, subject to the terms of this Agreement, to recommend that the Affected Securityholders (as defined herein) vote in favour of the Arrangement Resolution.

NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement including the Schedules and recitals hereto, unless otherwise defined or expressly stated herein or something in the subject matter or the context is inconsistent therewith the following terms shall have the following meanings and grammatical variations thereof shall have the respective corresponding meanings:

“Aboriginal Claim” means any claim, written assertion or demand, whether proven or unproven, made by any Aboriginal Peoples with respect to Aboriginal title, Aboriginal rights and treaty rights;

“Aboriginal Information” means any and all written documents or electronic and other communications and any oral communications respecting Aboriginal Claims, the issuance of any Permit that involves Aboriginal Claims;

“Aboriginal Peoples” means any aboriginal peoples of the United States and Canada, including First Nation, Inuit and Métis peoples of Canada, Native Americans, including the Shoshone Tribe in Nevada, and any group of aboriginal peoples, including Tribal or Métis Councils;

“Acceptable Confidentiality Agreement” means with respect to any third party (other than the Purchaser) a confidentiality agreement between the Company and such third party that, taken as a whole, is substantially similar to and no less favourable to the Company than the Confidentiality Agreement and that contains:

(a)	confidentiality restrictions that are no less favourable to the Company than those set out in the Confidentiality Agreement;

(b)	restrictions on the acquisition of Company Shares or securities convertible into Company Shares that provide that such party may not acquire any of the issued and outstanding Company Shares;

(c)

a standstill or similar provision that restricts such person from publicly announcing an intention to acquire or acquiring any securities or assets of the Company for a period of not less than two years from the date of such confidentiality agreement and the making, or amendment, of an Acquisition Proposal, except that such provision may include an exception solely to the extent necessary to allow a person to make a non-public proposal to the Company Board, and does not restrict the Company from complying with its obligations under Section 5.1.

“Accessing Party” has the meaning ascribed thereto in Section 4.2(a);

“Acquisition Agreement” means any letter of intent, memorandum of understanding or other Contract, agreement in principle, acquisition agreement, merger agreement or similar agreement or understanding with respect to any Acquisition Proposal but does not include an Acceptable Confidentiality Agreement;

“Acquisition Proposal” means, at any time after the entering into of this Agreement, whether or not in writing and whether in a single transaction or in a series of related transactions, any:

(a)	proposal with respect to:

(i)

any direct or indirect acquisition, take-over bid, tender offer, exchange offer, treasury issuance or other transaction that, if consummated, would result in any person or group of persons other than the Purchaser (or any affiliate of the Purchaser) beneficially owning Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) representing 20% or more of the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares);

(ii)

any plan of arrangement, amalgamation, merger, share exchange, consolidation, reorganization, recapitalization, liquidation, dissolution, winding up, exclusive license, business combination or other similar transaction in respect of the Company or any of its subsidiaries;

(iii)

any direct or indirect acquisition by any person or group of persons of any assets of the Company or one or more of the Company’s subsidiaries which represents individually or in the aggregate 20% or more of the consolidated assets, revenues or earnings of the Company;

(iv)	any direct or indirect sale, issuance or acquisition of voting or equity interests in one or more of the Company’s subsidiaries (including shares or other equity interest of subsidiaries) that:

(A)	represent 20% or more of the voting, equity or other securities of any such subsidiary (or rights or interests therein or thereto); or

(B)

constitute or hold 20% or more of the fair market value of the assets of the Company and its subsidiaries (taken as a whole), based on the financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record; or

(v)

any direct or indirect sale, disposition, lease, license, royalty, alliance or joint venture, long-term supply agreement or other arrangement having a similar economic effect as (i) to (iv) above, whether in a single transaction or a series of related transactions by the Company or any of its subsidiaries;

(b)	inquiry, expression or other indication of interest or offer to, or public announcement of or of an intention to do any of the foregoing;

(c)	modification or proposed modification of any such proposal, inquiry, expression or indication of interest; or

(d)

other transaction or agreement, the consummation of which could reasonably be expected to materially impede, prevent or delay the transactions contemplated by this Agreement or completion of the Arrangement, in each case excluding the Arrangement and the other transactions contemplated by this Agreement;

“Affected Securities” means the Company Shares, the Company Options, the Company DSUs and the Company RSUs;

“Affected Securityholders” means the Company Shareholders, the Company Optionholders, the Company DSU Holders and the Company RSU Holders;

“affiliate” means, as to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to a specific person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through a substantial or majority ownership of voting securities, by Contract or otherwise;

“Agreement” means this Agreement (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;

“Alternative Transaction” has the meaning ascribed thereto in Section 4.3(b);

“Annual Financial Statements” means the audited financial statements of the Company as at, and for the years ended December 31, 2016 and December 31, 2015 including, in each case, the notes thereto;

“Arrangement” means an arrangement under the provisions of Section 288 of the BCBCA, on the terms and conditions set forth in the Plan of Arrangement as amended or varied from time to time in accordance with the terms of this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Consideration” means the consideration to be received by Participating Former Securityholders under the Plan of Arrangement for each Company Share, consisting of:

(a)	the Spinco Share Consideration; and

(b)	either:

(i)	the Cash Consideration;

(ii)	the Purchaser Share Consideration; or

(iii)	the Combination Consideration,

all as more specifically provided for in the Plan of Arrangement;

“Arrangement Filings” means the records and information provided to the Registrar under Subsection 292(a) of the BCBCA, together with a copy of the entered Final Order;

“Arrangement Resolution” means the special resolution approving the Arrangement to be considered and, if thought fit, passed by the Affected Securityholders at the Company Meeting and to be substantially in the form and content of Schedule B hereto;

“associate” has the meaning ascribed thereto under National Instrument 45-106 – Prospectus Exemptions;

“BCBCA” means the Business Corporations Act (British Columbia) including all regulations made thereunder, as promulgated or amended from time to time;

“Bison” means Bison Gold Resources Inc., a corporation incorporated under the Laws of the Province of Ontario;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Vancouver, British Columbia, Toronto, Ontario or New York, New York are authorized or required by applicable Law to be closed;

“Canadian GAAP” means, in relation to any financial year beginning on or before December 31, 2010, generally accepted accounting principles in Canada as then set out in the Canadian Institute of Chartered Accountants Handbook, and, in relation to any financial year beginning after December 31, 2010, International Financial Reporting Standards as issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Interpretations Committee and the former Standing Interpretations Committee;

“Capitalization Date” has the meaning ascribed thereto in Section 1.2(a) of Schedule D;

“Cash Consideration” means $2.47 per Company Share, subject to proration in accordance with the Plan of Arrangement;

“Change of Recommendation” has the meaning ascribed thereto in Section 6.1(c)(i)(B);

“Charter Documents” means the notice of articles, articles of incorporation (including any certificate of designations), articles, by-laws or like constating or organizational documents, each as amended to date;

“Circular” means the notice of meeting and accompanying information circular and proxy circular (including all schedules, appendices and exhibits thereto) to be sent to applicable Affected Securityholders in connection with the Company Meeting, including any amendments or supplements thereto in accordance with the terms of this Agreement;

“COBRA” means the United States Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Collective Agreement” means any collective agreement, letters of understanding or letters of intent with any trade union or association that may qualify as a trade union that would cover employee of the Company or its subsidiaries;

“Combination Consideration” means 0.4136 of a Purchaser Share and $0.8411 in cash per Company Share;

“commercially reasonable efforts” with respect to any Party means the cooperation of such Party and the use by such Party of its reasonable efforts consistent with reasonable commercial practice without the payment or the incurrence of any material liability, expense or obligation other than reasonable expenses;

“Company” has the meaning specified in the preamble;

“Company 2013 Optionholder” means a holder of one or more Company 2013 Options;

“Company 2013 Options” means, at any time, options to acquire Company Shares granted pursuant to the Company 2013 Share Incentive Plan, which are, at such time, outstanding and unexercised, whether or not vested;

“Company 2013 RSUs” means, at any time, rights to receive Company Shares granted under the Company 2013 Share Incentive Plan, which are at such time outstanding, whether or not vested, and which are listed on Schedule 1.2(b)(ii) of the Company Disclosure Letter;

“Company 2013 Share Incentive Plan” means the Share Incentive Plan of the Company, dated for reference May 9, 2013;

“Company 2016 Optionholder” means a holder of one or more Company 2016 Options;

“Company 2016 Options” means, at any time, options to acquire Company Shares granted pursuant to the Company 2016 Stock Option Plan, which are, at such time, outstanding and unexercised, whether or not vested;

“Company 2016 RSUs” means at any time restricted share units (including Performance RSUs, as defined below) awarded under the Company 2016 Stock Option Plan, which are at such time outstanding and unexercised, whether or not vested;

“Company 2016 Stock Option Plan” means the Share Option and Restricted Share Unit Plan of the Company effective May 13, 2016;

“Company Balance Sheet Date” means December 31, 2016;

“Company Board” means the board of Directors;

“Company Board Fairness Opinion” means the opinion of GMP Securities L.P. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Arrangement Consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to the Company Shareholders;

“Company Board Financial Advisors” means GMP Securities L.P. and INFOR Financial Inc.;

“Company Budget” means the Company budget and plan for 2018, together with monthly budgets and plans based thereon, as attached as Schedule 1.1 of the Company Disclosure Letter;

“Company Contractor” has the meaning ascribed thereto in Section 1.10(m) of Schedule D;

“Company Diligence Information” means, collectively, the materials posted on the Data Site as at 5:00 p.m. (Vancouver time) on March 15, 2018;

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to and accepted by the Purchaser prior to the execution of this Agreement;

“Company DSU” means a deferred share unit issued under the Company DSU Plan;

“Company DSU Holder” means the holder of one or more Company DSUs;

“Company DSU Plan” means the Deferred Share Unit Plan of the Company effective May 13, 2016;

“Company Employee” has the meaning ascribed thereto in Section 1.10(a) of Schedule D;

“Company Employee Plan” has the meaning ascribed thereto in Section 1.10(a) of Schedule D;

“Company Equity Securities” has the meaning ascribed thereto in Section 1.2(b)(vii) of Schedule D;

“Company Financial Statements” has the meaning ascribed thereto in Section 1.7(a)(i) of Schedule D;

“Company Independent Committee” means the committee of certain independent members of the Company Board that has been constituted to and has considered the Arrangement and the transactions contemplated by this Agreement;

“Company Independent Committee Fairness Opinion” means the opinion of the Company Independent Committee Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Consideration to be received by the Company Shareholders under the Arrangement is fair, from a financial point of view, to the Company Shareholders other than the Purchaser and its affiliates;

“Company Independent Committee Financial Advisor” means Maxit Capital L.P.;

“Company Information Security” has the meaning ascribed thereto in Section 1.18(a) of Schedule D;

“Company Leased Real Property” has the meaning ascribed thereto in Section 1.14(a)(ii) of Schedule D;

“Company Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has or could reasonably be expected to have a material and adverse effect on the current or future business, operations, results of operations, capitalization, assets, liabilities (contingent or otherwise, including any contingent liabilities that may arise through outstanding pending or threatened litigation), obligations (whether absolute, accrued, conditional or otherwise), condition (financial or otherwise) or prospects or privileges of the Company and its subsidiaries, taken as a whole, but shall not include any result, fact, change, proposed change, effect, event, circumstance, occurrence or development resulting from:

(a)	any change in general political, economic or financial or capital market conditions in Canada or the United States;

(b)	any change or proposed change in Laws;

(c)	any change affecting securities or commodity markets in general;

(d)	any change relating to currency exchange, interest rates or rates of inflation;

(e)	the price of gold;

(f)	any change in U.S. GAAP;

(g)	any failure by the Company or any of its subsidiaries to meet any public estimates or expectations regarding its revenues, earnings or other financial performance or results of operations; or

(h)	a change as a result of the announcement of the execution of this Agreement or of the transactions contemplated hereby (including changes in the market price of the Company’s securities),

provided, however, the exclusion resulting from operation of each of clauses (a) through (f) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein primarily relate to the Company and its subsidiaries, taken as a whole, or materially disproportionately adversely affect the Company and its subsidiaries, taken as a whole, in comparison to other comparable persons who operate in the industry in which the Company and its subsidiaries operate; and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Company Material Adverse Effect has occurred;

“Company Meeting” means the special meeting of the Affected Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“Company Optionholder” means a holder of Company Options;

“Company Options” means the Company 2013 Options and the Company 2016 Options;

“Company Owned Properties” has the meaning ascribed thereto in Section 1.14(a)(ii) of Schedule D;

“Company Owned Real Property” has the meaning ascribed thereto in Section 1.14(a)(i) of Schedule D;

“Company Permits” means all licenses, clearances, authorizations and approvals from any Governmental Authority that are owned or held by the Company and its subsidiaries and that are required to conduct their businesses or to use and occupy each Company Property for the business currently being conducted thereon;

“Company Properties” has the meaning ascribed thereto in Section 1.14(a)(ii) of Schedule D;

“Company Public Disclosure Record” means all documents filed or furnished under applicable Securities Laws by or on behalf of the Company on SEDAR or EDGAR between January 1, 2016 and the date hereof;

“Company RSU Holder” means the holder of one or more Company RSUs;

“Company RSUs” means the Company 2013 RSUs and the Company 2016 RSUs, other than the Performance RSUs;

“Company Senior Management” means the Company’s President and Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Senior Vice President, Exploration and the Senior Vice President, Corporate Development and Planning;

“Company Shareholder” means a holder of one or more Company Shares;

“Company Shares” means the common shares without par value in the capital of the Company;

“Company Share Value” means the five (5) day volume-weighted average price of the Company Shares on the TSX determined as of the close of business on the second Business Day immediately preceding the Effective Date;

“Company Termination Fee” has the meaning ascribed thereto in Section 5.2(c);

“Company Termination Fee Event” has the meaning ascribed thereto in Section 5.2(a);

“Company Warrantholder” means a holder of one or more Company Warrants;

“Company Warrants” means, at any time, warrants to acquire Company Shares, which are, at such time, outstanding and unexercised;

“Confidentiality Agreement” means the confidentiality agreement dated as of November 15, 2017 between the Company and the Purchaser;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership, note, instrument, or other right or obligation (whether written or oral) to which the Company, or any of its subsidiaries, is a party or by which the Company, or any of its subsidiaries, is bound or affected or to which any of their respective properties or assets is subject;

“Court” means the Supreme Court of British Columbia, or other court as applicable;

“Data Related Vendors” has the meaning ascribed thereto in Section 1.18(e) of Schedule D;

“Data Room Information” means the information and documents listed in the index of documents contained in the Data Site attached to the Company Disclosure Letter;

“Data Site” means the material contained in the virtual data room “Project Bonanza” powered by Firmex, the index of documents of which is appended to the Company Disclosure Letter;

“Depositary” means any trust company, bank or other financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates representing Company Shares for the Arrangement Consideration in connection with the Arrangement;

“Directors” means each of the directors of the Company;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Distribution Spinco Shares” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“EDGAR” means the system for Electronic Data Gathering, Analysis and Retrieval maintained by the SEC;

“Effective Date” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Enforceability Limitations” means the effect of bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and the discretion of the court before which a proceeding is brought;

“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, including human health and safety, and any other environmental medium or natural resource);

“Environmental Authorizations” means certificates of authorization, authorizations, Permits, consents, agreements (including any sewer surcharge agreement), instructions, directions or registrations issued, granted, conferred or required by a Government Authority with respect to any Environmental Laws;

“Environmental Laws” means Laws relating to reclamation or restoration of property; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring public health and safety from environmental hazards; protection of cultural or historic resources; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances, to air, surface water and groundwater; and all other Laws relating to manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances or wastes;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code;

“Exchanges” means collectively the TSX, the NYSE and the NYSE American;

“Expense Reimbursement Event” has the meaning ascribed thereto in Section 5.2(b);

“Final Order” means the order of the Court approving the Arrangement under Section 291 of the BCBCA, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided that any such amendment, modification, supplement or variation is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

“Fire Creek Property” means the Fire Creek mine located in Lander County, Nevada, United States of America;

“Fundamental Representations” means the representations and warranties made by the Company in Sections 1.1 [Organization and Qualification, etc.], 1.2 [Capital Structure], 1.3 [Authority Relative to this Agreement], 1.12 [Litigation], 1.13 [Environmental Matters], 1.14 [Real Property and Personal Property], 1.15 [Mining Claims] and 1.26 [Brokers] of Schedule D;

“Governmental Authority” means any multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, minister, agency, commission, commissioner, bureau, board or authority of any government, governmental body, quasi-governmental or private body (including the TSX or any other stock exchange) exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

“Hazardous Substances” means any element, waste or other substance, including an odour, a sound or a vibration, whether natural or artificial and whether consisting of gas, liquid, solid or vapour that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any applicable Laws pertaining to health and safety or Environment Laws, including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, equipment and material containing polychlorinated biphenyls, mould, asbestos, asbestos-containing material, urea-formaldehyde and urea-formaldehyde-containing material;

“Hollister Property” means the Hollister mine located in Elko County, Nevada, United States of America;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Indemnified Party” and “Indemnified Parties” have the meanings ascribed thereto in Section 4.10(a);

“Insurance Policies” has the meaning ascribed thereto in Section 1.20(a) of Schedule D;

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases (including assay), data collections, and drawings; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations;

“Interim Order” means the interim order of the Court to be issued following the application therefor submitted to the Court as contemplated by Sections 2.6 and 2.7, in form and substance acceptable to the Company and the Purchaser, each acting reasonably, providing for, among other things, the calling and holding of the Company Meeting, as such order may be affirmed, amended, modified, supplemented or varied by the Court with the consent of both the Company and the Purchaser, each acting reasonably;

“Investec” means Investec Bank PLC as Security Agent under the Investec Facility Agreement;

“Investec Facility Agreement” means the Facility Agreement dated as of March 23, 2016 between the Company, the guarantors party thereto, Investec and Investec Bank PLC as lender and hedge counterparty, as amended October 14, 2016 (with an effective date of October 28, 2016), March 6, 2017, March 31, 2017, December 21, 2017, February 13, 2018 and as further amended, restated, modified or supplemented from time to time;

“In-the-Money Amount” means, in respect of a Company Option, the positive amount, if any, by which (i) the product obtained by multiplying (A) the number of Company Shares underlying such Company Option, by (B) the Company Share Value, exceeds (ii) the aggregate purchase price payable under such Company Option to acquire the Company Shares underlying such Company Option;

“In-the-Money Option” means a Company Option in respect of which the In-the-Money Amount, determined as of the last Business Day immediately preceding the Effective Date, is a positive amount;

“IRS” means the United States Internal Revenue Service;

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which the Company directly or indirectly holds voting shares, equity interests or other rights of participation but which is not a subsidiary of the Company, and any subsidiary of any such entity;

“Key Consents” means those consents, approvals and notices required from any third party under any Contracts or as otherwise required to proceed with the transactions contemplated by this Agreement, each as set out in Schedule 1.4(a) of the Company Disclosure Letter;

“Key Employees” means each of Anthony Bottrill, Lucy Hill, Ken Leader, John Marma, Judd Merrill, Colt Nelson, John Rust, Kevin Shiell and Sid Tolbert;

“Key Regulatory Approvals” has the meaning ascribed thereto in Section 1.4(a) of Schedule D;

“Klondex Canada” means Klondex Canada Ltd., a corporation existing under the Laws of the Province of British Columbia;

“Klondex Canada Debt” has the meaning ascribed thereto in Schedule G;

“Klondex Canada Subco” has the meaning ascribed thereto in Schedule G;

“Klondex Canada Subco Note” has the meaning ascribed thereto in Schedule G;

“Knowledge” means, when used with respect to an entity, the actual or constructive knowledge of any executive officer or director, after due inquiry and, when used with respect to an individual, the actual or constructive knowledge of such individual, after due inquiry;

“Laws” means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, statutory rules, published policies and guidelines, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Leased Claims” has the meaning ascribed thereto in Section 1.15(d) of Schedule D;

“Legal Action” means claims, actions, suits, arbitrations, proceedings or investigations wheresoever commenced or prosecuted, including, without restriction, any claim, action, suit, arbitration, proceeding, notice of violation or investigation under Environmental Laws;

“Liability” means any liability, indebtedness or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, known or unknown, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under U.S. GAAP);

“Liens” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Litigation” has the meaning ascribed thereto in Section 4.1(k);

“Material Contract” has the meaning ascribed thereto in Section 1.11(a) of Schedule D;

“Material Properties” means the Fire Creek Property, the Midas Property and the Hollister Property;

“Maximum Cash Consideration” means $157,410,417;

“Maximum Purchaser Shares” means 77,411,859 Purchaser Shares;

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;

“Midas Property” means the Midas mine and related ore milling facility located in Elko County, Nevada, United States of America;

“misrepresentation” has the meaning attributed to such term under the Securities Act;

“Money Laundering Laws” has the meaning ascribed thereto in Section 1.5(c)(i) of Schedule D;

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects, together with the Companion Policy thereto, as issued by the Canadian Securities Administrators and as amended from time to time;

“NI 52-109” means National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings;

“NYSE” means the New York Stock Exchange;

“NYSE American” means the NYSE American stock exchange;

“Order” means any order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Authority;

“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any person, that such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day business and operations of such person and, in any case, is not unreasonable or unusual in the circumstances when considered in the context of the provisions of this Agreement;

“Out-of-the-Money Option” means each Company Option other than an In-the-Money-Option;

“Outside Date” means July 16, 2018;

“Participating Former Securityholder” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Parties” means the parties to this Agreement and “Party” means any one of them;

“Patented Claims” has the meaning ascribed thereto in Section 1.15(a) of Schedule D;

“Performance RSUs” has the meaning ascribed thereto in the Company 2016 Stock Option Plan and “Performance RSU” means one of the Performance RSUs;

“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization (including an Environmental Authorization) of or from any Governmental Authority;

“Permitted Company Pre-Closing Transactions” has the meaning ascribed thereto in Section 4.11(a);

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to U.S. GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to U.S. GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, including any R.S. 2477 road or right-of-way, which does not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation; (g) conflicts, if any, among the Unpatented Claims and unpatented mining claims owned by third parties which do not materially affect the operations of the subsidiaries of the Company; and (h) the paramount title of the United States in respect of the Unpatented Claims;

“person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;

“Personal Information” means information (in any form or media) that identifies or can be used to identify, directly or indirectly, an individual natural person, including “Personally Identifiable Information,” “Individually Identifiable Information,” “Personal Data” and similar terms defined in applicable Law, including the United States Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, United States state consumer protection, breach notification, social security number and data security laws, the United States Federal Trade Commission Act, the United States Privacy Act of 1974, the United States Telephone Consumer Protection Act, the United States Fair Credit Reporting Act and its state law equivalents;

“Personal Property” has the meaning ascribed thereto in Section 1.14(b)(i) of Schedule D;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as amended, modified or supplemented from time to time:

(a)	in accordance with either:

(i)	this Agreement; or

(ii)	Article 6 of the Plan of Arrangement,

with the consent of the Company and the Purchaser, each acting reasonably; or

(b)	at the direction of the Court in the Final Order,;

“Privacy Legal Requirements” has the meaning ascribed thereto in Section 1.18(c) of Schedule D;

“Property Agreements” means the leases, licenses, options, purchase and sale agreements or other instruments pursuant to which any of the Mineral Properties or Mineral Rights are held;

“Providing Party” has the meaning ascribed thereto in Section 4.2(a);

“Purchaser” has the meaning specified in the preamble;

“Purchaser Acquisition Proposal” means, at any time after the entering into of this Agreement, whether or not in writing and whether in a single transaction or in a series of related transactions, any:

(a)	proposal with respect to:

(i)

any direct or indirect acquisition, take-over bid, tender offer, exchange offer or other transaction that, if consummated, would result in any person or group of persons beneficially owning Purchaser Shares (or securities convertible into or exchangeable or exercisable for Purchaser Shares) representing 50% or more of the Purchaser Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Purchaser Shares);

(ii)

any plan of arrangement, amalgamation, merger, share exchange, consolidation, reorganization, recapitalization, liquidation, dissolution, winding up, business combination or other similar transaction in respect of the Purchaser whereby more than 50% of the Purchaser Shares then outstanding or the assets of the Purchaser on a consolidated basis are acquired by any person or group of persons;

(iii)

any direct or indirect acquisition by any person or group of persons of any assets of the Purchaser or one or more of the Purchaser’s subsidiaries which represents individually or in the aggregate 50% or more of the consolidated assets, revenues or earnings of the Purchaser;

(iv)	any direct or indirect sale, issuance or acquisition of voting or equity interests in one or more of the Purchaser’s subsidiaries (including shares or other equity interest of subsidiaries) that:

(A)	represent 50% or more of the voting, equity or other securities of any such subsidiary (or rights or interests therein or thereto); or

(B)	constitute or hold 50% or more of the fair market value of the assets of the Purchaser and its subsidiaries (taken as a whole); or

(v)

any direct or indirect sale, disposition, lease, license, royalty, alliance or joint venture, long-term supply agreement or other arrangement having a similar economic effect as (i) to (iv) above, whether in a single transaction or a series of related transactions by the Purchaser or any of its subsidiaries; or

(b)	modification or proposed modification of any such proposal, inquiry, expression or indication of interest;

“Purchaser Diligence Information” means, collectively, the materials posted on the data site hosted by Firmex Inc. under the project name “Project Bonanza” as at 5:00 p.m. (Vancouver time) on March 15, 2018;

“Purchaser Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, individually or taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has or could reasonably be expected to have a material and adverse effect on the current or future business, operations, results of operations, capitalization, assets, liabilities (contingent or otherwise, including any contingent liabilities that may arise through outstanding pending or threatened litigation), obligations (whether absolute, accrued, conditional or otherwise), condition (financial or otherwise) or prospects or privileges of the Purchaser and its subsidiaries, taken as a whole, whether before or after giving effect to the transactions contemplated by this Agreement, but shall not include any result, fact, change, proposed change, effect, event, circumstance, occurrence or development resulting from:

(a)	any change in general political, economic or financial or capital market conditions in the United States;

(b)	any change or proposed change in Laws;

(c)	any change affecting securities or commodity markets in general;

(d)	any change relating to currency exchange, interest rates or rates of inflation;

(e)	the price of gold or silver;

(f)	any change in U.S. GAAP;

(g)	any failure by Purchaser or any of its subsidiaries to meet any public estimates or expectations regarding its revenues, earnings or other financial performance or results of operations; or

(h)	a change as a result of the announcement of the execution of this Agreement or of the transactions contemplated hereby (including changes in the market price of Purchaser’s securities),

provided, however, the exclusion resulting from operation of each of clauses (a) through (g) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein primarily relate to the Purchaser and its subsidiaries, taken as a whole, or materially disproportionately adversely affect Purchaser and its subsidiaries, taken as a whole, in comparison to other comparable persons who operate in the industry in which Purchaser and its subsidiaries operate; and provided further, however, that references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Purchaser Material Adverse Effect has occurred;

“Purchaser Preferred Stock” has the meaning ascribed thereto in Section 1.2 of Schedule E;

“Purchaser Proxy Statement” has the meaning ascribed thereto in Section 2.4(a)(i);

“Purchaser Public Disclosure Record” means all documents and information filed by the Purchaser under applicable Securities Laws on EDGAR during the two years prior to the date hereof;

“Purchaser Share Consideration” means 0.6272 of a Purchaser Share for each Company Share, subject to proration in accordance with the Plan of Arrangement;

“Purchaser Shareholder” means a holder of one or more Purchaser Shares;

“Purchaser Shareholder Approval” means the approval of the issuance of all Purchaser Shares comprised in the Arrangement Consideration by a majority of votes cast by the Purchaser Shareholders at the Purchaser Shareholder Meeting;

“Purchaser Shareholder Meeting” means a meeting of the Purchaser Shareholders, including any adjournment or postponement thereof, duly convened for the purpose of obtaining the Purchaser Shareholder Approval;

“Purchaser Shares” means the common stock in the authorized share capital of the Purchaser, U.S.$0.25 par value per share;

“Purchaser Spinco Shares” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Purchaser Spinco Subscription Amount” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Purchaser Termination Fee” has the meaning ascribed thereto in Section 5.3(b);

“Purchaser Termination Fee Event” has the meaning ascribed thereto in Section 5.3(a);

“Real Property Leases” has the meaning ascribed thereto in Section 1.14(a)(v) of Schedule D;

“Registrar” means the person appointed as the Registrar of Companies under Section 400 of the BCBCA;

“Regulatory Approvals” means sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities and relating to the Arrangement;

“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;

“Remedial Action” means any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response or remedial work, in each case in relation to environmental matters (excluding, however, routine monitoring, testing and sampling required under Environmental Authorizations);

“Representatives” means, collectively, with respect to a Party, that Party’s officers, directors, employees, consultants, advisors, agents or other representatives (including lawyers, accountants, investment bankers and financial advisors) and includes, in the case of:

(a)	the Purchaser and Acquireco, CIBC World Markets Inc. and J.P. Morgan as financial advisors; and

(b)	the Company, the Company Board Financial Advisors and the Company Independent Committee Financial Advisor;

“Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended (including the rules and regulations promulgated thereunder);

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder;

“Securities Authorities” means the SEC and the securities regulatory authorities of each of the Provinces and Territories of Canada;

“Securities Laws” means:

(a)	the Securities Act and all other applicable Canadian provincial and territorial securities Laws;

(b)	the U.S. Securities Act, the US Exchange Act and all other U.S. federal and state securities Laws; and

(c)	the rules and regulations of the TSX and the NYSE American;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval;

“Specified Customers” has the meaning ascribed thereto in Section 1.25(a) of Schedule D;

“Specified Vendors” has the meaning ascribed thereto in Section 1.25(b) of Schedule D;

“Spinco” means a company to be incorporated under the laws of the Province of British Columbia by the Company prior to the Effective Time, as contemplated by the Plan of Arrangement;

“Spinco Contribution Agreement” has the meaning ascribed thereto in Section 4.6;

“Spinco Property” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Spinco Share Consideration” means 0.125 Spinco Shares for each Company Share (after giving effect to the Spinco Share Consolidation);

“Spinco Share Consolidation” has the meaning ascribed thereto in Section 1.01 of the Plan of Arrangement;

“Spinco Shares” means the common shares in the capital of Spinco;

“subsidiary” means, with respect to a specified entity, any:

(a)

corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are owned by such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation;

(b)

partnership, limited liability company, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“Superior Proposal” means an unsolicited Acquisition Proposal made in writing on or after the date of this Agreement by a person or persons acting jointly (other than the Purchaser and its affiliates) that:

(a)	is to acquire:

(i)

not less than all of the outstanding Company Shares (on a fully diluted basis), other than Company Shares beneficially owned by the person making such Acquisition Proposal (provided that, in the case of a take-over bid, the minimum tender condition may be any percentage of the Company Shares greater than 66 2/3% on a fully diluted basis) and pursuant to which all Company Shareholders are offered the same consideration in form and amount per Company Shares to be purchased or otherwise acquired; or

(ii)	all or substantially all of the assets of the Company on a consolidated basis;

(b)	complies with Securities Laws and did not result from, or arise in connection with:

(i)	a breach of Article 5; or

(ii)	any agreement between the person making such Acquisition Proposal and the Company other than an Acceptable Confidentiality Agreement;

(c)

is not subject to any financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board, acting in good faith and after consulting with outside legal counsel and financial advisors, that any funds required to complete such Acquisition Proposal have been obtained and are immediately available;

(d)	is not subject to any due diligence and/or access condition;

(e)	if it relates to the acquisition of the outstanding Company Shares, is made available to all Company Shareholders on the same terms and conditions;

(f)

is not subject, either by the terms of such Acquisition Proposal or by virtue of any Law, to a requirement that the approval of the shareholders (or equivalent) of the person or persons making the Acquisition Proposal be obtained in order for the Acquisition Proposal to be completed;

(g)

does not (either directly or indirectly through any other agreement, commitment or understanding) require the Company or any other person to interfere with the attempted successful completion of the Arrangement (including requiring the Company to delay, adjourn, postpone or cancel the Meeting) or provide for the payment of any “hello”, “break”, “termination” or other fees or expenses or confer any rights or options to acquire assets or securities of the Company or any of its subsidiaries to any person in the event that the Company completes the Arrangement or any other similar transaction with the Purchaser or any of its affiliates;

(h)

the Company Board has determined in good faith, upon the recommendation from the Company Independent Committee and after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal (including time to completion and any shareholder vote requirements) would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Company Shareholders from a financial point of view than the Arrangement (taking into account any amendment proposed to be made to this Agreement by the Purchaser in accordance with the terms of Article 5) and the failure to recommend such Acquisition Proposal to the Company Shareholders would be inconsistent with its fiduciary duties under applicable law;

(i)

the Company Board has determined, in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal; and

(j)

if the Company does not have sufficient funds that are immediately available to pay the Company Termination Fee, the terms of such Superior Proposal provide that the maker of such Superior Proposal will advance or otherwise provide to the Company the cash required in order to pay the Company Termination Fee prior to the date on which such Company Termination Fee is to be paid;

“Superior Proposal Notice Period” has the meaning ascribed thereto in Section 5.1(f)(v);

“Support Agreements” means the voting and support agreements, dated effective on or before the date hereof between the Purchaser and each of the Directors, Company Senior Management, Sentry Investments Inc. and CI Investments Inc. in substantially the form attached hereto as Schedule C or such other form that is acceptable to the parties thereto, which agreements provide that such director, officer and/or shareholder shall, among other things:

(a)	vote all Affected Securities of which they are the registered or beneficial holder or over which they have control or direction, in favour of the Arrangement; and

(b)	not dispose of their Affected Securities except pursuant to the Arrangement;

“Surviving Company” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise) and any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of any Surviving Company with or into one or more other entities;

“Tax” or “Taxes” means any and all taxes, duties, imposts, levies, premiums, assessments, tariffs, or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, income taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes, sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, stamp taxes, anti-dumping taxes, countervailing taxes, environment taxes, and transfer taxes, together with any interest, penalties, and additions payable in respect thereof, whether disputed or not;

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended;

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes (including any information return required under Sections 6055 or 6056 of the Code), including any schedule or attachment thereto, and including any amendment thereof;

“Technical Reports” means the technical reports filed on SEDAR by the Company:

(a)	titled “Preliminary Feasibility Study for the Midas Mine, Elko County, Nevada” with an effective date of August 31, 2014 and an amended report date of April 2, 2015;

(b)	titled “Technical Report for the True North Mine, Bissett, Manitoba, Canada” with an effective date of March 31, 2017 and a filing date of May 12, 2017;

(c)	titled “Technical Report and Pre-Feasibility Study for the Hollister Underground Mine, Elko County, Nevada” with an effective date of May 31, 2017 and an amended report date of August 9, 2017; and

(d)	titled “Technical Report for the Fire Creek Project, Lander County, Nevada - Amended” with an effective date of November 30, 2017 and an amended report date of March 2, 2018;

“Third Party” means any Person or “group” (within the meaning of Section 13(d)(3) of the US Exchange Act) other than the Company, the Purchaser or any of their respective subsidiaries;

“TSX” means the Toronto Stock Exchange;

“Unpatented Claims” has the meaning ascribed thereto in Section 1.15(b) of Schedule D;

“US Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“U.S. Claims” has the meaning ascribed thereto in Section 1.15(d) of Schedule D;

“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Operations” has the meaning ascribed thereto in Section 1.14(a)(viii) of Schedule D;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Voting Debt” has the meaning ascribed thereto in Section 1.2(c) of Schedule D; and

“Water Rights” has the meaning ascribed thereto in Section 1.15(h) of Schedule D.

1.2	Currency

Except where otherwise specified, all references to “$” or to currency herein are to lawful money of the United States of America.

1.3	Interpretation Not Affected by Headings

(a)

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(b)

The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, Section or other portion hereof.

(c)

Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section or Schedule by number or letter or both are to that Article, Section or Schedule in or to this Agreement.

1.4	Extended Meanings, Etc.

(a)	This Agreement shall be read with all changes in number and gender required by the context.

(b)

The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”.

(c)	Unless the context otherwise requires, all accounting terms are to be interpreted in accordance with U.S. GAAP.

(d)	Unless the context otherwise requires, all determinations of an accounting nature in respect of the Company required to be made shall be made in a manner consistent with U.S. GAAP.

(e)

Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated or otherwise.

1.5	Date of any Action; Computation of Time

(a)

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.

(b)	A period of time is to be computed as beginning on the day following the event that began the period and ending, if the last day of the period is:

(i)	a Business Day, then at 4:30 p.m. (Vancouver time) on the last day of the period; and

(ii)	is not a Business Day, then at 4:30 p.m. (Vancouver time) on the next Business Day.

1.6	Schedules

The following Schedules to this Agreement are an integral part of this Agreement:

Schedule A - FORM OF PLAN OF ARRANGEMENT

Schedule B - ARRANGEMENT RESOLUTION

Schedule C - FORM OF SUPPORT AGREEMENT

Schedule D - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Schedule E - REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Schedule F - FORM OF SPINCO CONTRIBUTION AGREEMENT

Schedule G - PERMITTED COMPANY PRE-CLOSING TRANSACTIONS

Article 2
THE ARRANGEMENT

2.1	The Arrangement

(a)	The Company and the Purchaser agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

(b)	The Arrangement Filings shall implement the Plan of Arrangement.

(c)	From and after the Effective Time, the steps to be carried out pursuant to the Arrangement shall become effective in accordance with the Plan of Arrangement.

(d)

The closing of the transactions contemplated hereby and by the Plan of Arrangement will take place at 10:00 a.m. (Vancouver time) on the Effective Date at the offices in Vancouver, British Columbia of Cassels Brock & Blackwell LLP.

(e)	The Effective Date shall occur:

(i)

on the date that is three Business Days following satisfaction or waiver (subject to applicable Laws) of the last of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date); or

(ii)	at such other time or such other place as may be agreed to by the Parties.

(f)

The Parties agree that the Arrangement will be structured and carried out with the intention that, assuming the Final Order is granted by the Court, all of the Purchaser Shares issued and all of the Spinco Shares distributed on completion of the Arrangement to Participating Former Securityholders will be issued by the Purchaser and distributed by the Company in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereunder.

2.2	Implementation Steps by the Company

The Company covenants in favour of the Purchaser that, subject to the terms of this Agreement, the Company will promptly:

(a)	subject to compliance with applicable Securities Laws:

(i)	immediately after the execution of this Agreement; or

(ii)	such later time prior to the next opening of markets in Toronto and New York City as is agreed to by the Company and the Purchaser,

issue a news release announcing the entering into of this Agreement and the support of the Company Board for the Arrangement, which news release shall be satisfactory in form and substance to each of the Company and the Purchaser, each acting reasonably; and

(b)	file such news release and a corresponding material change report and current report on Form 8-K in prescribed form in accordance with applicable Securities Laws.

2.3	Implementation Steps by the Purchaser

Subject to the terms of this Agreement, the Purchaser will, and will cause Acquireco to:

(a)	cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order;

(b)

subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions including, if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement; and

(c)	prior to the Outside Date, carry out the terms of the Plan of Arrangement applicable to it.

2.4	Purchaser Proxy Statement and Purchaser Shareholder Approval

(a)	In the event that Purchaser Shareholder Approval is required for the issue of the Purchaser Shares pursuant to the Arrangement, the Purchaser undertakes to the Company to:

(i)

subject to the Company complying with its obligations under Section 2.4(b), as promptly as reasonably practicable after the date of this Agreement, prepare and cause to be filed with the SEC a preliminary proxy statement in connection with the Purchaser Shareholder Approval (as amended and supplemented from time to time, the “Purchaser Proxy Statement”), which Purchaser Proxy Statement will include

(A)	the recommendation of the board of directors of the Purchaser that Purchaser Shareholders vote to provide Purchaser Shareholder Approval; and

(B)	the rationale for that recommendation;

(ii)

provide the Company and its legal counsel with reasonable opportunity to review and comment on: (A) the drafts of the Purchaser Proxy Statement before filing any such draft with the SEC or transmitting it to the Purchaser Shareholders, as applicable; and (B) any response to comments received from the SEC. The Purchaser shall in good faith consider all comments reasonably and promptly proposed by the Company or its legal counsel in relation to the Purchaser Proxy Statement, and as soon as reasonably practicable, notify the Company and provide copies of any material communications sent to or received from the SEC in relation to the Purchaser Proxy Statement;

(iii)

as soon as reasonably practicable, respond to any comments received from the SEC concerning the Purchaser Proxy Statement and use commercially reasonable efforts to resolve such comments with the SEC as promptly as possible;

(iv)

in accordance with applicable Law, the Purchaser’s Charter Documents and the rules of the NYSE, call, give notice of, convene and hold the Purchaser Shareholder Meeting as soon as reasonably practicable after being informed by the SEC that it has no further comments on the Purchaser Proxy Statement;

(v)

transmit the Purchaser Proxy Statement to the Purchaser Shareholders as soon as reasonably practicable after being informed by the SEC that it has no further comments on the Purchaser Proxy Statement, provided that the Purchaser shall not be obliged to transmit the Purchaser Proxy Statement to the Purchaser Shareholders prior to the date the Company files the Circular on SEDAR; and

(vi)	use commercially reasonable efforts to obtain the Purchaser Shareholder Approval, including soliciting from Purchaser Shareholders proxies in favor of the Purchaser Shareholder Approval.

(b)

The Company shall provide to the Purchaser, as promptly as reasonably practicable following a request, all such information concerning the Company and its affiliates as may be reasonably requested by the Purchaser and shall co-operate with, and provide reasonable assistance to, the Purchaser in relation to the preparation of the Purchaser Proxy Statement and the resolution of comments received from the SEC.

(c)

The Company and the Purchaser each agree to correct any information provided by them for use in the Purchaser Proxy Statement in relation to them and their respective affiliates (as applicable) to the extent that such information has become false or misleading, in each case as promptly as reasonably practicable after that party becomes aware that such information has become false or misleading.

2.5	Circular

(a)	The Company shall, in consultation with the Purchaser:

(i)	as promptly as reasonably practicable after the date of this Agreement, prepare and cause to be filed with the SEC a preliminary version of the Circular;

(ii)

provide the Purchaser and its legal counsel with reasonable opportunity to review and comment on: (A) the drafts of the Circular before filing the preliminary version of the Circular with the SEC; and (B) any response to comments received from the SEC. The Company shall in good faith consider all comments reasonably and promptly proposed by the Purchaser or its legal counsel in relation to the Circular, and as soon as reasonably practicable, notify the Purchaser and provide copies of any material communications sent to or received from the SEC in relation to the Circular; and

(iii)

as soon as reasonably practicable, respond to any comments received from the SEC concerning the Circular and use commercially reasonable efforts to resolve such comments with the SEC as promptly as possible;

(b)

The Company shall ensure that the Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Circular (including with respect to any information incorporated therein by reference):

(i)	will not contain any misrepresentation (other than in each case with respect to any information furnished in writing by the Purchaser); and

(ii)	provides the Affected Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting.

(c)	All information relating solely to the Purchaser included in the Circular shall:

(i)	be provided by the Purchaser in accordance with Section 2.5(e); and

(ii)	be in form and content satisfactory to the Purchaser, acting reasonably.

(d)	The Circular will include:

(i)	a copy of the Company Board Fairness Opinion and the Company Independent Committee Fairness Opinion;

(ii)	a statement that the Company Independent Committee has unanimously determined and the Company Board has unanimously determined, that the Arrangement is:

(A)	fair to the Company Shareholders; and

(B)	in the best interests of the Company;

(iii)	the unanimous recommendation of the Company Board that the Affected Securityholders vote in favour of the Arrangement Resolution;

(iv)	the rationale for that recommendation; and

(v)	a statement that each Director and executive officer of the Company intends to vote all Affected Securities held by him or her in favour of the Arrangement Resolution.

(e)

The Purchaser will, in a timely manner, furnish the Company with all such information regarding the Purchaser as may reasonably be required to be included in the Circular pursuant to applicable Laws and any other documents related thereto.

(f)

The Company and the Purchaser will cooperate in the preparation, filing and mailing of the Circular and the Company shall as soon as reasonably practicable after the issuance of the Interim Order, cause the Circular to be sent to the Affected Securityholders in compliance with the abridged timing requirements contemplated by National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer and filed as required by the Interim Order and applicable Laws.

(g)

The Company and the Purchaser will each promptly notify the other if, at any time before the Effective Date, it becomes aware (in the case of the Company, only with respect to the Company and in the case of the Purchaser only with respect to the Purchaser) that the Circular or any other document referred to in Section 2.5(d):

(i)	contains any misrepresentation; or

(ii)	otherwise requires any amendment or supplement,

and promptly deliver written notice to the other Party setting out full particulars thereof.

(h)	The Company and the Purchaser will cooperate with each other in the preparation, filing and dissemination of any:

(i)	required supplement or amendment to the Circular or such other document, as the case may be; and

(ii)	related news release or other document necessary or desirable in connection therewith.

(i)

The Company shall keep the Purchaser fully informed, in a timely manner, of any requests or comments made by the Canadian or United States securities regulatory authorities, the TSX and/or the NYSE American in connection with the Circular.

2.6	Interim Order, Meeting and Final Order

The Company covenants in favour of the Purchaser that, subject to the terms of this Agreement, the Company will promptly, after all requisite Regulatory Approvals (including the acceptance of the final Circular by the SEC) have been obtained:

(a)	proceed with the application for, and diligently pursue obtaining, the Interim Order;

(b)

lawfully convene and hold the Company Meeting in accordance with the Interim Order, the Company’s notice of articles and articles and applicable Laws, as soon as reasonably practicable after the Interim Order is issued, and in any event, not later than 35 days after the Interim Order is issued, for the purpose of having the Affected Securityholders consider the Arrangement Resolution;

(c)

not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) such Company Meeting without the prior written consent of the Purchaser, such consent not to be unreasonably withheld; provided, however, if the Company Meeting is scheduled to occur during a Superior Proposal Notice Period, then the Company may, and upon the request of the Purchaser shall, adjourn or postpone the Company Meeting to:

(i)	a date specified by the Purchaser that is not later than three Business Days after the date on which the Company Meeting was originally scheduled to be held; or

(ii)	if the Purchaser does not specify such date, then the fifth Business Day after the date on which the Company Meeting was originally scheduled to be held;

(d)	solicit, from the Affected Securityholders, proxies:

(i)	in favour of the approval of the Arrangement Resolution; and

(ii)

against any resolution submitted by any person that is inconsistent with, or which seeks to hinder or delay the Arrangement Resolution or the completion of the transactions contemplated by this Agreement, including, engaging the services of a firm acceptable to the Purchaser (acting reasonably) as proxy solicitation agent to solicit proxies in favour of the approval of the Arrangement Resolution;

(e)	recommend to all Affected Securityholders that they vote in favour of the Arrangement Resolution;

(f)

provide notice to holders of the Company Options, Company RSUs and Company DSUs of the vesting and, if applicable, acceleration of exercise of such instruments as contemplated by this Agreement and the Plan of Arrangement;

(g)	take all other actions that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Affected Securityholders;

(h)

(i) provide the Purchaser with copies of or access to information regarding the Company Meeting generated by any dealer or proxy solicitation agents, as reasonably requested from time to time by the Purchaser, (ii) permit the Purchaser to assist and participate in all calls and meetings with such proxy solicitation agent, (iii) consult with, and consider any suggestions from, the Purchaser with regards to the proxy solicitation agent, and (iv) consult with the Purchaser and keep the Purchaser apprised, with respect to such solicitation and other actions;

(i)	consult with the Purchaser in fixing the date of the Company Meeting;

(j)	give notice to the Purchaser of the Company Meeting;

(k)	advise the Purchaser:

(i)	as reasonably requested; and

(ii)	on a daily basis commencing ten (10) Business Days prior to the Company Meeting,

as to the aggregate tally of the proxies and votes received in respect of the Company Meeting and all matters to be considered at the Company Meeting;

(l)	promptly provide the Purchaser with any notice relating to the Company Meeting;

(m)	allow Representatives of the Purchaser to attend the Company Meeting;

(n)

not change the record date for the Affected Securityholders entitled to vote at the Company Meeting in connection with any adjournment or postponement of the Company Meeting unless required by applicable Law or the Company’s articles;

(o)

subject to obtaining such approvals as are required by the Interim Order, as soon as reasonably practicable after the Company Meeting and, in any event, not later than two Business Days thereafter, make application to the Court pursuant to Section 291 of the BCBCA for the Final Order;

(p)	proceed with such application and diligently pursue obtaining the Final Order;

(q)

if at any time after the issuance of the Final Order and on or before the Effective Date, the Company is required by the terms of the Final Order or by applicable Law to return to the Court with respect to the Final Order, to do so after prior notice to, and in consultation and cooperation with, the Purchaser;

(r)	subject to:

(i)	obtaining the Final Order; and

(ii)

the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 7 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, file the Arrangement Filings required to be filed prior to the Effective Date with the Registrar, provided, however, that the Arrangement Filings shall not be sent to the Registrar, for endorsement and filing by the Registrar, except as contemplated hereby or with the Purchaser’s prior written consent; and

(s)	prior to the Outside Date carry out the terms of the Plan of Arrangement applicable to it.

2.7	Substantive Provisions of Interim Order

The application referred to in Section 2.6(a) shall, unless the Company and the Purchaser agree otherwise, include a request that the Interim Order provide, among other things:

(a)	for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and the manner in which such notice is to be provided;

(b)

for a record date, for the purposes of determining the Affected Securityholders entitled to receive notice of and vote at the Company Meeting, of not later than the date of the issue of the Initial Order, which date shall be fixed and published by the Company in consultation with the Purchaser;

(c)	for the number of votes that holders of Affected Securities (other than Company Shares) are entitled to cast at the Company Meeting on the Arrangement Resolution;

(d)	that the Company Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval by the Court;

(e)	that the requisite approvals of the Arrangement Resolution will be at least:

(i)	66⅔% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or by proxy at the Company Meeting;

(ii)	66⅔% of the votes cast on the Arrangement Resolution by the Affected Securityholders present in person or by proxy at the Company Meeting voting together as members of a single class; and

(iii)

50% of the votes cast on the Arrangement Resolution by the Company Shareholders present in person or by proxy at the Company Meeting, after excluding the votes of the Purchaser and any other persons whose votes must be excluded, all in accordance with MI 61-101, if applicable;

(f)

that in all other respects, the terms, conditions and restrictions of the Company’s constating documents, including quorum requirements with respect to meetings of Company Shareholders and other matters, shall apply with respect to the Company Meeting;

(g)	for the grant of Dissent Rights to the Company Shareholders who are registered holders of Company Shares, as contemplated in the Plan of Arrangement;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(i)

that the record date for the Affected Securityholders entitled to notice of and to vote at the Company Meeting will not change in respect of any adjournment(s) or postponement(s) of the Meeting, unless required by Securities Laws; and

(j)	for such other matters as the Purchaser may reasonably require,

and, subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), the Company shall also request that the Interim Order provide for such other matters as the Purchaser may reasonably require.

2.8	Court Proceedings

(a)

The Company will provide the Purchaser and its counsel with a reasonable opportunity to review and comment upon drafts of all materials to be filed with the Court in connection with the Arrangement prior to the service and filing of such materials and will give reasonable consideration to such comments.

(b)	The Company will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.

(c)

Subject to applicable Law, the Company will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.8 or with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that nothing herein shall require the Purchaser to agree or consent to any increase or change in the Arrangement Consideration or any modification or amendment to such filed or served materials that expands or increases the Purchaser’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement.

(d)

The Company will not object to legal counsel to the Purchaser making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that the Company or its legal counsel is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement.

(e)	The Company will provide the Purchaser, on a timely basis, with:

(i)	copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of:

(A)	the application for the Interim Order or the Final Order; or

(B)	any appeal therefrom;

and

(ii)	any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to:

(A)	oppose the granting of the Interim Order or the Final Order; or

(B)	appeal the Interim Order or the Final Order.

(f)

The Company will oppose any proposal from any Person that the Final Order contain any provision inconsistent with this Agreement, and if required by the terms of the Final Order or by Law to return to Court with respect to the Final Order do so only after notice to, and in consultation and cooperation with, the Purchaser.

2.9	Dissent Rights

(a)	The Company will give the Purchaser prompt notice of receipt of any:

(i)	written notice of any dissent or purported exercise by any Company Shareholder of Dissent Rights;

(ii)	withdrawal of such a notice; and

(iii)	other instruments served pursuant to Dissent Rights and received by the Company.

(b)	The Company shall not:

(i)	make any payment or settlement offer;

(ii)	agree to any such settlement; or

(iii)	conduct any negotiations,

prior to the Effective Time with respect to any such dissent, notice or instrument, unless the Purchaser, acting reasonably, shall have given its written consent.

2.10	List of Securityholders

(a)	Upon the reasonable request from time to time of the Purchaser, the Company will promptly provide the Purchaser with lists (in electronic form) of the:

(i)	Registered:

(A)	Company Shareholders;

(B)	Company 2013 Optionholders;

(C)	Company 2016 Optionholders;

(D)	Company DSU Holders;

(E)	Company RSU Holders; and

(F)	Company Warrantholders,

together with their addresses and their respective holdings of Company Shares, Company 2013 Options, Company 2016 Options, Company DSUs, Company RSUs and Company Warrants, as applicable;

(ii)

names and addresses and respective holdings of all persons having rights (other than the Company 2013 Options, Company 2016 Options, Company DSUs, Company RSUs and Company Warrants) issued or granted by the Company to acquire or otherwise related to Company Shares; and

(iii)

names of non-objecting beneficial owners of Company Shares and participants in bookbased nominee registers (such as CDS & Co., Cede & Co. and the Depositary Trust Company), together with their respective addresses and holdings of Company Shares.

(b)	The Company will from time to time require that its registrar and transfer agent furnish the Purchaser with such additional information, including:

(i)	updated or additional lists of Company Shareholders, Company 2013 Optionholders, Company 2016 Optionholders, Company DSU Holders, Company RSU Holders and Company Warrantholders;

(ii)	information regarding beneficial ownership of Company Shares; and

(iii)	other assistance as the Purchaser may reasonably request.

2.11	Securityholder Communications

(a)	The Company and the Purchaser agree to cooperate in the preparation of any presentations regarding the Arrangement, including to any:

(i)	Affected Securityholders; or

(ii)	the analyst community,

provided, however, that the foregoing shall be subject to the Company’s overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules.

(b)	The Company agrees to consult with the Purchaser in connection with any formal meeting relating to the Arrangement that it may have, including with:

(i)	Affected Securityholders; or

(ii)	analysts,

provided, however, that the foregoing shall be subject to the Company’s overriding obligation to make any disclosure or filing required by applicable Laws or stock exchange rules.

2.12	Company 2013 Options

Subject to the terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

(a)	the vesting of all outstanding Company 2013 Options shall be accelerated;

(b)

all Company 2013 Options that are In-the-Money Options shall be exchanged for Company Shares as set out in the Plan of Arrangement, and the former holders of such Company 2013 Options shall, following such exchange, participate in the Arrangement as Company Shareholders; and

(c)	all Company 2013 Options that are Out-of-the-Money Options shall be cancelled without any payment therefor,

all in accordance with and subject to the provisions of the Plan of Arrangement, and the Company shall take all such actions as may be necessary or desirable to give effect to the foregoing.

2.13	Company 2016 Options

Subject to the terms and conditions of this Agreement and the Plan of Arrangement, pursuant to the Arrangement:

(a)	the vesting of all outstanding Company 2016 Options shall be accelerated;

(b)

all Company 2016 Options that are In-the-Money Options shall be exchanged for Company Shares as set out in the Plan of Arrangement, and the former holders of such Company 2016 Options shall, following such exchange, participate in the Arrangement as Company Shareholders, and

(c)	all Company 2016 Options that are Out-of-the-Money Options shall be cancelled without any payment therefor,

all in accordance with and subject to the provisions of the Plan of Arrangement, and the Company shall take all such actions as may be necessary or desirable to give effect to the foregoing.

2.14	Company DSUs

Subject to the terms and conditions of this Agreement and the Plan of Arrangement, holders of Company DSUs shall, pursuant to and in accordance with the Plan of Arrangement, receive in exchange for each Company DSU a cash payment equal to the Company Share Value, and the Company shall take all such actions as may be necessary or desirable to give effect to the foregoing.

2.15	Company RSUs

Subject to the terms and conditions of this Agreement, pursuant to the Arrangement:

(a)	the vesting of all outstanding Company RSUs disclosed to the Purchaser in Schedule 1.2(b)(ii) and Schedule 1.2(b)(iv) of the Company Disclosure Letter will be accelerated; and

(b)

all Company RSUs other than Performance RSUs will be exchanged for Company Shares and the former holders of such Company RSUs will, following such exchange, participate in the Arrangement as Company Shareholders, all in accordance with and subject to the provisions of the Plan of Arrangement, and the Company shall take all such actions as may be necessary or desirable to give effect to the foregoing.

2.16	Performance RSUs

Each Performance RSU shall be settled by a cash payment to the holder thereof at the Effective Time of an amount determined by the Purchaser to be properly due to such holder based on the terms of such Performance RSU.

2.17	Company Warrants

The Purchaser shall comply with the terms of the Company Warrants so that following completion of the Arrangement each holder of a Company Warrant shall receive upon the exercise of such holder’s Company Warrants such securities and other property, if any, which the holder is entitled to receive under the terms of the Company Warrants. The Purchaser and Company shall take the necessary steps to give effect to the foregoing.

2.18	Payment of Arrangement Consideration

Following the receipt of the Final Order and Regulatory Approvals, and no later than one Business Day prior to the Effective Date:

(a)	the Purchaser shall deliver or cause to be delivered to the Depositary:

(i)	cash in an amount equal to the Maximum Cash Consideration;

(ii)	certificates representing the Maximum Purchaser Shares; and

(iii)

cash in an amount sufficient to pay the Purchaser Spinco Subscription Amount (which, for the avoidance of doubt, shall be in addition to the Purchaser’s obligation to deliver cash pursuant to Section 2.18(a)(i)); and

(b)	the Company shall cause Spinco to deliver, or cause to be delivered, to the Depository:

(i)

certificates representing the Spinco Shares required to be delivered to Participating Former Securityholders pursuant to the Plan of Arrangement (after giving effect to the Spinco Share Consolidation); and

(ii)	certificates representing the Purchaser Spinco Shares.

2.19	Withholding Taxes

(a)

The Company, the Purchaser, Acquireco, Spinco and the Depositary, as the case may be, will be entitled to deduct and withhold from any consideration otherwise payable to any Affected Securityholder under the Plan of Arrangement (including any payment to Company Shareholders exercising Dissent Rights) and from any amounts otherwise payable pursuant to this Agreement (including the Company Termination Fee and the Purchaser Termination Fee) such amounts as the Company, the Purchaser, Acquireco, Spinco or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the Code and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign Tax Law as counsel may advise is required to be so deducted and withheld by the Company, the Purchaser, Acquireco, Spinco or the Depositary, as the case may be.

(b)	For the purposes of such deduction and withholding:

(i)

all withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder; and

(ii)

such deducted or withheld amounts shall be remitted to the appropriate Governmental Authority in the time and manner required by the applicable Law by or on behalf of the Company, the Purchaser, Acquireco, Spinco or the Depositary, as the case may be.

2.20	U.S. Tax Matters

(a)	For United States federal (and applicable state and local) income Tax purposes:

(i)

the sale and purchase of Company Shares under the Plan of Arrangement (including any payment to Company Shareholders exercising Dissent Rights) is, and shall be treated by the parties as, a sale by the Company Shareholders, and a purchase by Purchaser, of all of the Company Shares; and

(ii)	the Spinco Shares shall be treated as if they were distributed by the Company to the Company Shareholders immediately prior to the Effective Time,

and the parties shall file their income Tax returns and deal with any United States federal (and applicable state and local) taxing authority in a manner consistent with such treatment.

(b)	Prior to the Effective Date the Purchaser and the Company will work cooperatively to determine the correct treatment for United States taxation purposes of the distribution of the Spinco Shares.

(c)	In connection with the completion of the Arrangement, the Purchaser shall file a plan of liquidation pursuant to section 332 of the Code with respect to each of 0985472 B.C. Ltd. and the Company.

Article 3
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company

(a)

Except as set forth in the correspondingly numbered paragraph of the Company Disclosure Letter, the Company represents and warrants to the Purchaser and Acquireco as set forth in Schedule D and acknowledges and agrees that the Purchaser and Acquireco are relying upon such representations and warranties in connection with the entering into of this Agreement. Nothing in the Company Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made in Schedule D unless the Company Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in Schedule D unless the representation or warranty pertains to the existence of the document or other item itself. Disclosure of any information in the Company Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature. Inclusion of an item or information in any Schedule or section of the Company Disclosure Letter shall not constitute disclosure of such item or confirmation for any other Schedule or section of the Company Disclosure Letter for which disclosure may be required.

(b)

Notwithstanding any provision in the Agreement or any representation or warranty made in Schedule D, the Company expressly makes no representation or warranty to the Purchaser or Acquireco regarding Spinco, Klondex Canada or Bison or regarding the assets, property, business, Liabilities, results of operations, financial condition or other obligations of Spinco, Klondex Canada or Bison, other than as to the ownership of the shares of Klondex Canada, Bison and the Spinco Shares immediately prior to Effective Time.

3.2	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Company as set forth in Schedule E and acknowledges and agrees that the Company is relying upon the representations and warranties in connection with the entering into of this Agreement.

3.3	Survival of Representations and Warranties

(a)	No investigation by or on behalf of any Party prior to the execution of this Agreement will mitigate, diminish or affect the representations and warranties made by the other Parties.

(b)

The representations and warranties of the Parties contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

This Section 3.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

Article 4
COVENANTS

4.1	Covenants of the Company

The Company covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) as disclosed in the Company Disclosure Letter, (ii) as expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement, (iii) as is otherwise required by applicable Law, or (iv) unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law):

(a)	the Company will:

(i)	conduct the businesses of the Company and its subsidiaries only in the ordinary course, and in accordance with the Company Budget, and with applicable Law;

(ii)	comply in all material respects with the terms of all Contracts of the Company and its subsidiaries;

(iii)	use commercially reasonable best efforts to maintain and preserve intact its and its subsidiaries’ business organizations, assets, properties, rights and goodwill;

(iv)

maintain satisfactory business relationships with suppliers, customers, distributors, contractual counterparties, contractors, employees, Governmental Authorities, Aboriginal Peoples and others having business relationships with it and its subsidiaries; and

(v)

duly and timely file all forms, reports, schedules, statements, and other documents required to be filed pursuant to any applicable Laws or Securities Laws, provided however that the Company shall in any event consult with the Purchaser prior to making any filing required pursuant to applicable Securities Laws or issuing any news releases, providing in such cases the Purchaser with a reasonable opportunity to review and comment on any such filing or news release.

(b)	the Company will immediately notify the Purchaser orally and then promptly notify the Purchaser in writing of any:

(i)	change in any “material fact” or any “material change” (as defined in the Securities Act) in relation to the Company or its subsidiaries;

(ii)	event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)

notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement;

(iv)	notice or other communication from any Governmental Authority in connection with this Agreement (and contemporaneously provide a copy of any such written notice or communication to the Purchaser);

(v)

filings, actions suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company and its subsidiaries or its material assets including the Material Properties;

(vi)	breach of this Agreement by the Company; or

(vii)	event occurring after the date of this Agreement that would:

(A)	render a representation or warranty, if made on that date or the Effective Date, untrue or inaccurate such that any of the conditions in Section 7.3(b) would not be satisfied; or

(B)

result in the failure of the Company to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time;

(c)

the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, provided, however, that, except as contemplated by Section 4.10(b), the Company will not obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months, except that renewal steps may be taken in advance of expiry;

(d)	the Company will:

(i)	use commercially reasonable efforts to retain the services of its and its subsidiaries’ existing employees and consultants (including the Company Senior Management) until the Effective Time; and

(ii)	promptly provide written notice to the Purchaser of the resignation or termination of any of the Key Employees or consultants;

(e)	the Company will not, directly or indirectly:

(i)	alter or amend its Charter Documents or the Charter Documents of its subsidiaries;

(ii)

declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Company Shares (other than dividends, distributions, payments or return of capital made to the Company by any of its subsidiaries);

(iii)	split, divide, consolidate, combine, reclassify, nor undertake any other capital reorganization in respect of the Company Shares or any other securities of the Company or its subsidiaries;

(iv)	reduce the stated capital of the Company Shares or any other securities of the Company or its subsidiaries;

(v)	other than as required by Section 4.1(c) and Section 4.10(b), increase any coverage under any directors’ and officer’s insurance policy;

(vi)

issue, grant, sell, pledge or otherwise encumber, or authorize or approve or agree to issue, grant, sell, pledge or otherwise encumber any Company Shares or other securities of the Company or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Shares or other securities of the Company or its subsidiaries, including but not limited to the issue or award of any Company 2013 Options, Company 2016 Options, Company DSUs, Company RSUs or Company Warrants but excluding issuances of Company Shares pursuant to the exercise of outstanding Company 2013 Options, Company 2016 Options or Company Warrants;

(vii)

redeem, purchase or otherwise acquire (or offer to redeem, purchase or otherwise acquire) any of its outstanding Company Shares or other securities or securities convertible into or exchangeable or exercisable for Company Shares or any such other securities or any shares or other securities of its subsidiaries except according to their terms;

(viii)	amend the terms of any securities of the Company or its subsidiaries, or amend the terms of any outstanding indebtedness of the Company or its subsidiaries;

(ix)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or its subsidiaries;

(x)

reorganize, recapitalize, restructure, amalgamate or merge with any other person and will not cause or permit its subsidiaries to reorganize, recapitalize, restructure, amalgamate or merge with any other person;

(xi)	create any subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any Joint Ventures;

(xii)	engage in any transaction with any related parties other than with its wholly-owned subsidiaries in the ordinary course;

(xiii)

make any changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any new accounting policies, principles, methods, practices or procedures), except as disclosed in the Company Public Disclosure Record, as required by applicable Laws or under U.S. GAAP; or

(xiv)	enter into, modify or terminate any Contract with respect to any of the foregoing;

(f)	the Company will not, and will not cause or permit its subsidiaries to, directly or indirectly, except in connection with this Agreement:

(i)

sell, pledge, lease, surrender, licence, lose the right to use, mortgage, dispose of or encumber any assets or properties of the Company or its subsidiaries, other than inventory or immaterial personal property in the ordinary course of business;

(ii)

other than in the ordinary course, acquire or commit to acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or assets, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person, in each case, directly or indirectly, in one transaction or a series of transactions;

(iii)

other than intercompany loans, advances in the ordinary course of business or draw downs of funds pursuant to the Investec Facility Agreement, not to exceed amounts set out in the Company Budget, incur any indebtedness or create or issue any debt securities, or assume, guarantee, endorse or otherwise become liable or responsible for such obligations or the obligations of any other person, or make any loans or advances (other than intercompany loans or advances in the ordinary course of business);

(iv)

incur or commit to capital expenditures or development expenses unless such capital expenditures or development expenses have been approved prior to the date hereof by the Company Board in the ordinary course of business or are contemplated by the Company Budget.

(v)

enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts or similar financial instruments other than in the ordinary course of business consistent with past practice;

(vi)	make any Tax election, information schedule, return or designation, except as required by Law and in a manner consistent with past practice;

(vii)	settle or compromise any Tax claim, assessment, reassessment or liability;

(viii)	file any amended Tax Return;

(ix)	enter into any agreement with a Governmental Authority with respect to Taxes;

(x)	surrender any right to claim a Tax abatement, reduction, deduction, exemption, credit or refund, consent to the extension or waiver of the limitation period applicable to any material Tax matter;

(xi)	amend or change any of its methods or reporting income, deductions or accounting for income Tax purposes except as may be required by Law;

(xii)

pay, discharge or satisfy any claim, liability, indebtedness or obligation prior to the same being due, other than the payment, discharge or satisfaction of the same, in the ordinary course, in accordance with their terms;

(xiii)	voluntarily waive, release, assign, settle or compromise any Proceeding; or

(xiv)

engage in any new business, enterprise or other activity that is inconsistent with the existing businesses of the Company in the manner such existing businesses generally have been carried on or (as disclosed in the Company Public Disclosure Record) planned or proposed to be carried on prior to the date of this Agreement, or authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(g)	the Company will not, and will not cause or permit its subsidiaries to, directly or indirectly, except in the ordinary course of business:

(i)	terminate, fail to renew, cancel, waive, release, grant or transfer any rights, including:

(A)	any existing contractual rights;

(B)	any Permit; or

(C)	any other legal rights or claims,

in respect of any Material Properties;

(ii)	except in connection with matters otherwise permitted under this Section 4.1:

(A)	enter into any Contract which would be a Material Contract if in existence on the date hereof; or

(B)	terminate, cancel, extend, renew or amend, modify or change any Material Contract;

(iii)	enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee);

(iv)	modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or

(v)

enter into any transaction or perform any act which could reasonably be expected to materially impede, prevent or delay, or be inconsistent with, the successful completion of the transactions contemplated herein;

(h)

Neither the Company nor its subsidiaries will, except pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof and as is necessary to comply with applicable Laws:

(i)	grant to any officer, director, employee or consultant of the Company or its subsidiaries an increase in compensation in any form;

(ii)

grant any general salary increase, fee or pay any other compensation to the directors, officers, employees or consultants of the Company and its subsidiaries, other than the payment of salaries, fees and benefits in the ordinary course;

(iii)	take any action with respect to the grant or increase of any severance, change of control, retirement, retention or termination pay;

(iv)	enter into or modify any employment or consulting agreement with any employee, consultant, officer or director of the Company or its subsidiaries;

(v)	terminate the employment or consulting arrangement of any senior management employees (including the Company Senior Management), except for cause or as contemplated in Section 4.9 of this Agreement;

(vi)	increase any benefits payable under its current severance or termination pay policies;

(vii)

adopt or amend or make any contribution to or any award under any bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of any director, officer, or employee or any former director, officer, or employee of the Company or its subsidiaries; or

(viii)

take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under the Company 2013 Share Incentive Plan, Company 2016 Stock Option Plan or Company DSU Plan, except as contemplated in Sections 2.12, 2.13, 2.14, 2.15 and 2.16 and the Plan of Arrangement;

(i)	the Company will not and will not cause or permit its subsidiaries to make any loan to any officer, director, employee or consultant of the Company or its subsidiaries;

(j)	the Company will not and will not cause or permit its subsidiaries to:

(i)	make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its Permits;

(ii)	take any action or fail to take any action which action or failure to act would:

(A)	result in the loss, expiration or surrender of, or the loss of any benefit; or

(B)	be reasonably be expected to cause any Governmental Authority to institute proceedings for the suspension, revocation or limitation of rights,

under, any Permit necessary to conduct its businesses as now being conducted;

(k)	the Company will not, and will not cause or permit its subsidiaries to, settle or compromise any action, claim or other Proceeding:

(i)	brought against it for damages or providing for the grant of injunctive relief or other non-monetary remedy (“Litigation”); or

(ii)	brought by any present, former or purported holder of its securities,

in connection with the transactions contemplated by this Agreement or the Arrangement;

(l)	the Company will not, and will not cause or permit its subsidiaries to, commence any Litigation, other than Litigation in connection with:

(i)	the collection of accounts receivable;

(ii)	the enforcement of the terms of this Agreement or the Confidentiality Agreement;

(iii)	the enforcement of other obligations of the Purchaser; or

(iv)	Litigation commenced against the Company;

(m)	the Company will not, and will not cause or permit its subsidiaries to, enter into or renew any Contract:

(i)	containing:

(A)

any limitation or restriction on the ability of the Company or its subsidiaries or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to engage in any type of activity or business;

(B)

any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its affiliates, is or would be conducted; or

(C)	any limit or restriction on the ability of:

(I)	the Company or its subsidiaries; or

(II)	following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates,

to solicit customers or employees;

or

(ii)	that would reasonably be expected to materially impede, prevent or delay the completion of the Arrangement;

(n)

the Company will not, and will not cause or permit any of its subsidiaries to, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by the Company in this Agreement untrue or inaccurate in any respect at any time prior to the Effective Date if then made;

(o)	immediately prior to the Effective Time, the Company shall ensure that Spinco on a consolidated basis (including Bison and Klondex Canada) shall not have more $1.00 in cash and dore; and

(p)

as is applicable, the Company will not, and will not cause or permit its subsidiaries to, agree, announce, resolve, authorize or commit to do any of the matters to which the negative covenants in Sections 4.1(e) to 4.1(n) inclusive pertain.

4.2	Access to Information

(a)

Subject to compliance with applicable Laws and the terms of any existing Contracts, each Party (the “Providing Party”) will afford to the other Party and its Representatives (the “Accessing Party”), until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, continuing access to the Company Diligence Information or Purchaser Diligence Information, as applicable, and reasonable access during normal business hours and upon reasonable notice, to the Providing Party’s and its subsidiaries’ businesses, properties, books and records and such other data and information as the Accessing Party may reasonably request, as well as to its management personnel, provided, that:

(i)	such access shall not unduly interfere with the ordinary conduct of the businesses of the Providing Party and its subsidiaries; and

(ii)

other than in circumstances where access thereto or disclosure thereof would not result in the loss of attorney-client privilege, the Providing Party shall not have any obligation in response to a request by the Accessing Party to provide access to or otherwise disclose any information or documents subject to attorney-client privilege.

(b)

Subject to compliance with applicable Laws, the Company will also make available to the Purchaser and its Representatives information requested by the Purchaser for the purposes of preparing, considering and implementing plans for the combined businesses of the Company and the Purchaser and its affiliates following completion of the Arrangement.

(c)

Without limiting the generality of the provisions of the Confidentiality Agreement, the Purchaser and the Company each acknowledge that all information provided to it under this Section 4.2, or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Confidentiality Agreement, which will remain in full force and effect in accordance with its terms notwithstanding any other provision of this Agreement or any termination of this Agreement.

(d)

If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Confidentiality Agreement, then the provisions of this Agreement will supersede those of the Confidentiality Agreement, but only to the extent of the conflict or inconsistency and all other provisions of the Confidentiality Agreement will remain in full force and effect.

(e)

Investigations made by or on behalf of a Party, whether under this Section 4.2 or otherwise, will not waive, diminish the scope of, or otherwise affect any representation or warranty made by the other Party in this Agreement.

4.3	Covenants of the Company in respect of the Arrangement

(a)

Subject to the terms and conditions of this Agreement, the Company shall and shall cause its subsidiaries to perform all obligations required to be performed by the Company under this Agreement, cooperate with the Purchaser in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and the other transactions contemplated hereby, including (without limiting the obligations of the Company in Article 2):

(i)	publicly announcing the:

(A)	execution of this Agreement;

(B)	support of the Company Board of the Arrangement (including the voting intentions of each director and officer of the Company referred to in Section 2.5(d)(v));

(C)	recommendation of the Company Board to the Company Shareholders to vote in favour of the Arrangement Resolution; and

(D)	support of each of the Directors and Company Senior Management pursuant to the Support Agreements; and

(ii)	using its commercially reasonable efforts to obtain and maintain all third party or other consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are:

(A)	necessary or advisable under the Material Contracts in connection with the Arrangement; or

(B)	required in order to maintain the Material Contracts in full force and effect following completion of the Arrangement,

in each case, on terms that are reasonably satisfactory to the Purchaser, and without paying, and without committing itself or the Purchaser to pay, any consideration or incur any liability or obligation without the prior written consent of the Purchaser.

(b)

In the event that the Purchaser reasonably concludes that it is necessary or desirable to proceed with another form of transaction (such as a formal take-over bid or amalgamation) whereby the Purchaser or its affiliates would effectively acquire all of the Company Shares within approximately the same time periods and on economic terms and other terms and conditions which are equivalent to or better than those contemplated by this Agreement (an “Alternative Transaction”), the Company agrees to support the completion of such Alternative Transaction in the same manner as the Arrangement and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction. In particular, but without limitation, the Company agrees that the “initial deposit period” in respect of any such Alternative Transaction that is structured as a formal take-over bid shall be the period determined by the Purchaser so long as it is not less than 35 days. In the event of any proposed Alternative Transaction, any reference in this Agreement to the Arrangement shall refer to the Alternative Transaction to the extent applicable, all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction and all references to time periods regarding the Arrangement, including the Effective Time, herein shall refer to the date of closing of the transactions contemplated by the Alternative Transaction (as such date may be extended from time to time).

4.4	Covenants of the Purchaser in respect of the Arrangement

Subject to the terms and conditions of this Agreement, the Purchaser will, and will cause Acquireco to, perform all obligations required to be performed by it under this Agreement and the Plan of Arrangement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and other transactions contemplated hereby, including:

(a)

cooperating with the Company in connection with, and using its commercially reasonable efforts to assist the Company in obtaining, the waivers, consents and approvals referred to in Section 4.3(a)(ii), provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, the Purchaser will not be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation;

(b)	applying for and using commercially reasonable efforts to obtain conditional approval of the listing and posting for trading on the NYSE of the Maximum Purchaser Shares;

(c)

using its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by any Governmental Authority from the Purchaser relating to the Arrangement required to be completed prior to the Effective Time; and

(d)	forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and to Acquireco.

4.5	Covenants of Purchaser Regarding Conduct of Business

Purchaser covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company shall otherwise agree in writing, such agreement not to be unreasonably withheld or delayed, or as is otherwise expressly permitted or contemplated by this Agreement,

(a)	the Purchaser will promptly notify the Company orally and then promptly notify the Company in writing of:

(i)	any event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect;

(ii)

any notice or other communication from any person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such person (or another person) is or may be required in connection with this Agreement or the Arrangement;

(iii)

any notice or other material communication from any Governmental Authority in connection with this Agreement (and contemporaneously provide a copy of any such written notice or communication to the Company);

(iv)	any breach of this Agreement by the Purchaser or Acquireco; or

(v)	any event occurring after the date of this Agreement that would:

(A)	render a representation or warranty, if made on that date or the Effective Date, untrue or inaccurate such that any of the conditions in Section 7.2(b) would not be satisfied; or

(B)

result in the failure in any material respect of the Purchaser to comply with or satisfy any covenant, condition or agreement (without giving effect to, applying or taking into consideration any qualification already contained in such covenant, condition or agreement) to be complied with or satisfied prior to the Effective Time; and

(b)	the Purchaser shall not, directly or indirectly, do or permit any of the following:

(i)	make any amendment to its Charter Documents that would have a material adverse effect on its ability to consummate the transactions contemplated hereby or change its authorized share capital;

(ii)	split, combine, subdivide or reclassify its capital stock;

(iii)

acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to materially prevent, impede, or delay the consummation of the Arrangement or other transactions contemplated by this Agreement;

(iv)	adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v)

take any action that is intended to individually or in the aggregate materially prevent, impede or delay the consummation of the Arrangement or the other transactions contemplated by this Agreement, or

(vi)	agree or commit to do any of the foregoing.

4.6	Covenants of Company Regarding Pre-Spinout Reorganization

On the day prior to the Effective Date, provided that the Purchaser has confirmed that all conditions in its favour in Sections 7.1 and 7.3 have been satisfied or waived and the Company has confirmed that all conditions in its favour in Sections 7.2 and 7.3 have been satisfied or waived (except, in each case, any conditions that are not required to have been, or cannot be completed by the day prior to the Effective Date), the Company shall, and shall cause Spinco to, enter into an agreement of purchase and sale substantially in the form attached hereto as Schedule F (the “Spinco Contribution Agreement”), pursuant to which the Company shall agree to transfer the Spinco Property to Spinco on the Effective Date pursuant to and in accordance with the Plan of Arrangement in consideration for the issuance by Spinco to the Company of the Distribution Spinco Shares.

4.7	Mutual Covenants

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, it will:

(a)

use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 7 to the extent the same is within its control;

(b)

use commercially reasonable efforts to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Arrangement in accordance with its obligations under this Agreement, the Plan of Arrangement and applicable Laws and cooperate with the other Parties in connection therewith, including using commercially reasonable efforts to:

(i)	obtain all Regulatory Approvals required to be obtained by it;

(ii)

effect or cause to be effected all necessary registrations, filings and submissions of information requested by Governmental Authorities required to be effected by it in connection with the Arrangement;

(iii)

oppose, lift or rescind any injunction or restraining order against it or other order or action against it seeking to stop, or otherwise adversely affecting its ability to make and complete, the Arrangement;

(iv)

defend all lawsuits or other legal, regulatory or other proceedings against the other Party or its directors or officers challenging or affecting this Agreement or the completion of the Arrangement; and

(v)	cooperate with the other Party in connection with the performance by it of its obligations hereunder;

(c)

use commercially reasonable efforts to not take or cause to be taken any action which is inconsistent with this Agreement or which would reasonably be expected to materially impede, prevent or delay the completion of the Arrangement; and

(d)

use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Party’s legal counsel to permit the completion of the Arrangement.

4.8	Covenants Related to Regulatory Approvals

With respect to obtaining all Regulatory Approvals required for the completion of the Arrangement, subject to the terms and conditions of this Agreement and until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, each Party, as applicable to that Party, covenants and agrees to:

(a)

use reasonable best efforts to prepare and make, as promptly as practicable but in no event later than twenty (20) Business Days after the date hereof, all necessary registrations and filings with the appropriate Governmental Authorities, including a notification with respect to the Arrangement pursuant to the HSR Act and any notification required pursuant to any other applicable foreign antitrust or competition laws or regulations (indicating with each such notification and filing a request for early termination or acceleration of any applicable waiting period), supply all information requested by Governmental Authorities in connection with the HSR Act notification and any other applicable foreign antitrust or competition laws or regulations and will consider in good faith the views of the other party in responding to any such request.

(b)

as regards any proposed substantive applications, notices, filings, submissions, undertakings, correspondence and communications (including those described in Section 4.8(a) above and responses to requests for information and inquiries from any Governmental Authority) in respect of obtaining or concluding all required Regulatory Approvals:

(i)	provide the other Party with drafts thereof in advance;

(ii)	permit the other Party a reasonable opportunity to review in advance and comment thereon;

(iii)	agree to consider those comments in good faith; and

(iv)	provide the other Party with final copies thereof,

provided that any competitively sensitive information included therein may be provided on an “external counsel only” basis;

(c)	keep the other Party reasonably informed, on a timely basis, of the status of discussions relating to obtaining or concluding the required Regulatory Approvals sought by such Party;

(d)

for greater certainty, notwithstanding anything contrary in this Section 4.8, in no event will Purchaser be obligated to propose or agree to accept any undertaking or condition, to enter into any consent agreement, to make any divestiture, to accept any operational restriction, or take any other action.

(e)	each of the Purchaser and the Company will share equally and pay the filing fees associated with obtaining any approvals required under the HSR Act.

4.9	Resignations of Board and Senior Management

(a)

Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause, and it shall cause any of its subsidiaries to use commercially reasonable efforts to cause, all directors of the Company and its subsidiaries to provide resignations on the Effective Date, which resignations shall become effective immediately following the acquisition by the Purchaser of all of the issued and outstanding shares in the capital of the Company pursuant to the Plan of Arrangement.

(b)

The Company will provide releases from liability to such individuals as at the Effective Time in form and substance satisfactory to the Company and the Purchaser, each acting reasonably, in exchange for the execution of full and final releases of the Company and its subsidiaries from all liability and obligations in favour of the Company (excluding any indemnification obligations set out in Section 4.10) and in form and substance satisfactory to the Purchaser, acting reasonably.

(c)	Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause, and it shall cause any of its subsidiaries to use commercially reasonable efforts to either:

(i)

cause those of the executive officers of the Company and its subsidiaries listed in Schedule 4.9(c) of the Company Disclosure Letter as may be identified by the Purchaser to the Company in writing to provide resignations; or

(ii)	terminate the employment of such executive officers effective as at the Effective Time,

in exchange for the payments, if any, set forth in Schedule 4.9(c) of the Company Disclosure Letter.

(d)

The Company will provide releases from liability to such resigned or terminated executive officers as at the Effective Time in form and substance satisfactory to the Company and the Purchaser, acting reasonably, in exchange for the execution of full and final releases, by the executive officers in favour of the Company and its subsidiaries, from all liability and obligations (excluding any indemnification obligations set out in Section 4.10) and in form and substance satisfactory to the Purchaser, acting reasonably.

(e)

From and after the Effective Time the Purchaser shall honour and comply with, or cause the Company, its subsidiaries and any successor to the Company (including any Surviving Company) to honour and comply with the terms of all of the severance payment obligations of the Company or its subsidiaries under the existing employment, consulting, change of control and severance agreements of the Company or its subsidiaries properly disclosed to the Purchaser in Schedule 1.4(b)(iv) of the Company Disclosure Letter.

4.10	Indemnification and Insurance

(a)

The Parties agree that all rights to indemnification existing in favour of the present and former directors and officers of the Company (each such present or former director or officer of the Company being herein referred to as an “Indemnified Party” and such persons collectively being referred to as the “Indemnified Parties”) as provided by contracts or agreements to which the Company is a party and in effect as of the date hereof, copies of which are included in the Company Diligence Information, will:

(i)	survive, and continue in full force and effect following, the completion of the transaction contemplated by this Agreement; and

(ii)	shall not be modified by such completion,

and from and after the Effective Time the Purchaser shall, and shall cause the Company and any successor to the Company (including any Surviving Company) to continue to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for six years following the Effective Date.

(b)

Prior to the Effective Time, notwithstanding any other provision hereof, the Company may purchase prepaid non-cancellable run-off directors’ and officers’ liability insurance providing coverage for a period of six years from the Effective Date with respect to claims arising from or related to facts or events which occur on or prior to the Effective Date, provided that the total cost of such run-off directors’ and officers’ liability insurance shall not exceed 200% of the current annual aggregate premium for directors’ and officers’ liability insurance currently maintained by the Company and its subsidiaries, as disclosed to the Purchaser before the date of this Agreement.

4.11	Pre-Acquisition Reorganization

(a)

The Purchaser and Acquireco agree that, prior to the Effective Date, the Company and its affiliates shall be entitled to enter into the transactions outlined in Schedule G (the “Permitted Company Pre-Closing Transactions”), together with such modifications thereto as the Company and Purchaser, acting reasonably, agree to in writing.

(b)	The Company agrees that, in addition to the Permitted Company Pre-Closing Transactions and the transaction contemplated in Section 4.6, the Company shall, upon request of the Purchaser:

(i)

perform such additional reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as the Purchaser may request, acting reasonably (each a “Pre-Acquisition Reorganization”), and

(ii)

cooperate with the Purchaser and its advisors to determine the nature of any Pre-Acquisition Reorganization that might be undertaken and the manner in which such Pre-Acquisition Reorganization would be most effectively be undertaken.

(c)

The Purchaser must provide written notice to the Company of any proposed Pre-Acquisition Reorganization at least ten (10) Business Days prior to the Effective Date. Upon receipt of such notice, the Company and the Purchaser shall work cooperatively and use their best efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date.

(d)

The Purchaser agrees that it will be responsible for all costs and expenses (including any professional fees and expenses) associated with any Pre-Acquisition Reorganization to be carried out at its request and shall indemnify and save harmless the Company and its affiliates from and against any and all liabilities, losses, damages, claims, costs, taxes, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization if after participating in any Pre-Acquisition Reorganization the Arrangement is not completed other than due to a breach by the Company of the terms and conditions of this Agreement.

(e)	The Purchaser acknowledges and agrees that the Pre-Acquisition Reorganization shall not:

(i)	materially impede, prevent or delay completion of the Arrangement;

(ii)	in the opinion of the Company, acting reasonably, prejudice the Company Shareholders in any respect;

(iii)	require the Company to obtain the approval of the Company Shareholders or contravene any applicable Laws, the Company’s Constating Documents or any Material Contract;

(iv)	unreasonably interfere in any material operations of the Company or its subsidiaries prior to the Effective Time;

(v)

be considered in determining whether a representation, warranty or covenant of the Company hereunder has been breached, it being acknowledged by the Purchaser that actions taken pursuant to any Pre-Acquisition Reorganization could require the consent of third parties under applicable Material Contracts;

(vi)	require the Company or any subsidiary to contravene any Laws, their respective organizational documents or any Material Contract; or

(vii)

result in any Taxes being imposed on, or any adverse Tax or other consequences to, any securityholder of the Company incrementally greater than the Taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization.

4.12	Control of Business.

Nothing in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and each of its subsidiaries’ respective operations.

4.13	Change of Name.

As soon as practicable after the Effective Time Spinco and any of its subsidiaries shall cause their respective corporate names to be changed to remove the word “Klondex” as a constituent element of such corporate names.

4.14	Operations.

The Company shall take all commercially reasonable actions requested by Purchaser regarding certain matters set forth in Schedule 4.14 of the Company Disclosure Letter.

4.15	Employee Matters.

From and after the Effective Time, the Purchaser shall honour and perform, or cause the Company and any Surviving Company to honour and perform, all of the obligations of the Company and any of its subsidiaries under duly executed and delivered written employment and other agreements and the Company Employee Plans with current or former Company Employees, in each case properly disclosed to the Purchaser in Schedule 4.15 of the Company Disclosure Letter.

4.16	Investec Facility Agreement.

Prior to the Effective Time, the Purchaser shall have made arrangements to pay to Investec all funds properly owed to Investec and its affiliates by the Company and its subsidiaries pursuant to the Investec Facility Agreement and all security interests granted by the Company and its subsidiaries pursuant to, or arising from, the Investec Facility Agreement shall be discharged and the security interests on the Spinco Property pursuant to or arising from the Investec Facility Agreement will be discharged on or prior to the Effective Date.

Article 5
ADDITIONAL AGREEMENTS

5.1	Acquisition Proposals

(a)

Except permitted in this Article 5, from and after the date of this Agreement and until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 6.1, the Company and its subsidiaries shall not, directly or indirectly, through any of their Representatives or otherwise, and shall not permit any such person to:

(i)

make, initiate, solicit or encourage (including by way of furnishing or affording access to information or any site visit), or otherwise take any other action that facilitates, directly or indirectly, any inquiry, proposal or offer that constitutes, or that could reasonably be expected to lead to, an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with, furnish information to, or otherwise co-operate in any way with, any person (other than the Purchaser and its subsidiaries) regarding an Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal provided, however, that the Company or its Representatives may communicate with such person for the sole purpose of advising such person that the terms of such Acquisition Proposal do not constitute or are not reasonably likely to result in a Superior Proposal;

(iii)

take no position or remain neutral with respect to, or agree to, accept, approve, endorse or recommend, or propose publicly to agree to accept, approve, endorse or recommend any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period exceeding three Business Days after such Acquisition Proposal has been publicly announced shall be deemed to constitute a violation of this Section 5.1(a)(iii));

(iv)	make or propose publicly to make a Change of Recommendation;

(v)

accept, enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement effecting or related to any Acquisition Proposal or potential Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by and in accordance with Section 5.1(e)); or

(vi)	make any public announcement or take any other action inconsistent with the approval, recommendation or declaration of advisability of the Company Board of the transactions contemplated hereby.

(b)

The Company and its Representatives will, and will cause its subsidiaries and their Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion or negotiations with any person (other than the Purchaser and its Representatives) with respect to any Acquisition Proposal or inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal and, in connection therewith, the Company will:

(i)	immediately discontinue access of any such person to any confidential information concerning the Company and its subsidiaries, including access to any data room, virtual or otherwise; and

(ii)

within two Business Days after the date hereof, to the extent such information has not previously been returned or destroyed, promptly request, and exercise all rights it has to require, the return or destruction of all copies of any confidential information regarding the Company and its subsidiaries provided to any person other than the Purchaser and its Representatives and the return or destruction of all material including or incorporating or otherwise reflecting such confidential information regarding the Company or its subsidiaries, using commercially reasonable efforts to ensure that such requests are fully complied with in accordance with the terms of such rights.

(c)

The Company represents and warrants that since January 1, 2016, neither the Company nor any of its subsidiaries has waived any confidentiality, standstill or similar agreement or restriction to which the Company or any subsidiary is a party and further covenants and agrees:

(i)

not to release (or allow any of its subsidiaries to release) any person from, grant any permission under or terminate, modify, amend or waive the terms of, any confidentiality agreement or standstill agreement or standstill or similar provisions in any such confidentiality agreement (it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as the result of the entering into an announcement of this Agreement shall not be a violation of this Section 5.1(c)); and

(ii)

to, and to cause each of its subsidiaries to, take all necessary action to enforce on a timely basis each confidentiality, standstill or similar agreement or restriction to which the Company or any subsidiary is a party.

(d)	The Company will:

(i)	promptly (and, in any event, within 24 hours) notify the Purchaser, at first orally and thereafter in writing, of:

(A)	any Acquisition Proposal (whether or not in writing);

(B)

any inquiry, proposal, offer or request (or any amendment or supplement thereto), whether or not in writing, relating to an Acquisition Proposal or any request for discussions or negotiations or other communications relating to or that could reasonably be expected to lead to an Acquisition Proposal; and

(C)	any request received by the Company or any of its subsidiaries or any of their Representatives for:

(I)	non-public information relating to the Company (or any of its subsidiaries); or

(II)	access to properties, books, records or the provision of a list of securityholders of the Company (or any of its subsidiaries) by any person,

in connection with, or that could reasonably be expected to result in, an Acquisition Proposal;

(ii)	include in the written notification contemplated in Section 5.1(d)(i):

(A)	a copy of the Acquisition Proposal, inquiry, proposal, offer or request and any amendments thereto;

(B)	a description of its material terms and conditions;

(C)	the identity of all persons making such Acquisition Proposal, inquiry, proposal, offer or request; and

(D)	details of all related communications;

(iii)	promptly provide to the Purchaser such other information concerning such Acquisition Proposal, inquiry, proposal, offer or request as the Purchaser may reasonably request; and

(iv)	promptly and fully inform the Purchaser of the status and details (including all amendments, changes or other modifications) of any such Acquisition Proposal, inquiry, proposal, offer or request.

(e)

Notwithstanding anything to the contrary contained in Section 5.1(a), if the Company receives a bona fide written Acquisition Proposal from any person after the date hereof and prior to the Company Meeting that did not result from a breach of this Section 5.1, and subject to the Company’s compliance with Section 5.1(d), the Company and its Representatives may contact such person solely to clarify the terms and conditions of such Acquisition Proposal so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, furnish information with respect to it to such person pursuant to an Acceptable Confidentiality Agreement, allow such person a single ten (10) calendar day period to conduct a due diligence investigation of the Company and participate in discussions or negotiations regarding such Acquisition Proposal, if and only if:

(i)

prior to any such contacting, furnishing or participation described above, the Company Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is or is reasonably likely to result in a Superior Proposal;

(ii)

such person was not restricted from making such Acquisition Proposal pursuant to an existing confidentiality agreement, standstill, permitted use, business purpose or similar restriction with the Company or any of its subsidiaries or Representatives;

(iii)	the Company has been, and continues to be, in compliance with its obligations under this Article 5; and

(iv)	prior to or concurrently with providing any such copies, access, or disclosure, the Company:

(A)	enters into and provides a copy of an Acceptable Confidentiality Agreement to the Purchaser promptly (and in any event within 24 hours thereafter) upon its execution; and

(B)

contemporaneously provides to the Purchaser a list of and access to all information concerning the Company that is provided to such person which was not already provided to the Purchaser or its Representatives.

(f)

If the Company receives a bona fide Acquisition Proposal that is a Superior Proposal from any person after the date hereof and prior to the Company Meeting, then the Company Board may, prior to the Company Meeting, withdraw, modify, qualify or change in a manner adverse to the Purchaser its approval or recommendation of the Arrangement and/or approve or recommend such Superior Proposal and/or enter into an Acquisition Agreement with respect to such Superior Proposal if and only if:

(i)

the person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing confidentiality, standstill, use, business purpose or similar restriction with the Company or any of its subsidiaries;

(ii)

the Company did not breach any provision of this Section 5.1 in connection with the preparation or making of such Acquisition Proposal and the Company has been and continues to be in compliance with this Section 5.1;

(iii)	the Company has given written notice to the Purchaser:

(A)	that it has received such Superior Proposal and that the Company Board has determined that:

(I)	such Acquisition Proposal constitutes a Superior Proposal; and

(II)	the Company Board intends to:

(1)

withdraw, modify, qualify or change in a manner adverse to the Purchaser its approval or recommendation of the Arrangement (including the recommendation that the Company Shareholders vote in favour of the Arrangement Resolution); and/or

(2)	enter into an Acquisition Agreement with respect to such Superior Proposal,

in each case, promptly following the making of such determination;

and

(B)

from the Company Board regarding the value and financial terms that the Company Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under any such Acquisition Proposal, it being acknowledged and agreed that the financial value ascribed by the Board to such non-cash consideration shall be expressed as a single value and not a range of values;

(iv)	the Company has provided the Purchaser with:

(A)	a copy of the proposed Acquisition Agreement; and

(B)	all supporting materials, including any financing documents supplied to the Company in connection therewith;

(v)	a period of at least five full Business Days (such period being the “Superior Proposal Notice Period”) has elapsed from the later of:

(A)	the date the Purchaser received the notice from the Company referred to in Section 5.1(d)(i); and

(B)	the date on which the Purchaser received the materials set out in Section 5.1(d)(ii);

(vi)

during any Superior Proposal Notice Period, the Purchaser has been provided with the right to propose to amend the terms of this Agreement and the Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii)

after the Superior Proposal Notice Period, the Company Board has determined, after consultation with its outside legal counsel and financial advisors, and otherwise in accordance with Section 5.1(g), and advised the Purchaser in writing that:

(A)	such Acquisition Proposal remains a Superior Proposal compared to the Arrangement as proposed to be amended by the Purchaser; and

(B)	the failure by the Company Board to recommend that the Company enter into the Acquisition Agreement with respect to such Superior Proposal would be inconsistent with its fiduciary duties;

(viii)	the Company concurrently terminates this Agreement pursuant to Section 6.1(d)(i); and

(ix)	the Company has previously, or concurrently has, paid to the Purchaser the Company Termination Fee.

(g)	During the Superior Proposal Notice Period:

(i)

the Company Board will review promptly, diligently and in good faith any offer made by the Purchaser to amend the terms of this Agreement and the Arrangement in order to determine, in consultation with its financial advisors and outside legal counsel, whether the proposed amendments would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal;

(ii)	subject to the Company’s disclosure obligations under applicable Securities Laws:

(A)	the fact of the making of; and

(B)	each of the terms of, any such proposed amendments,

shall be kept strictly confidential and shall not be disclosed to any person (including without limitation, the person having made the Superior Proposal), other than the Company’s Representatives, without the Purchaser’s prior written consent;

(iii)	if the Company Board determines that such Acquisition Proposal would cease to be a Superior Proposal as a result of the amendments proposed by the Purchaser, then the Company will:

(A)	forthwith so advise the Purchaser; and

(B)	promptly thereafter accept the offer by the Purchaser to amend the terms of this Agreement, and the Arrangement,

and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing; and

(iv)	if the Company Board:

(A)	continues to believe in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal; and

(B)	therefore rejects the Purchaser’s offer to amend this Agreement and the Arrangement, if any,

then the Company may, subject to compliance with the other provisions hereof, terminate this Agreement, in accordance with Section 6.1(d)(i), and enter into an Acquisition Agreement in respect of such Superior Proposal.

(h)	Each successive modification of any Superior Proposal shall:

(i)	constitute a new Superior Proposal for the purposes of Section 5.1(h); and

(ii)	require a new five full Business Day Superior Proposal Notice Period from the later of:

(A)	the date on which the Purchaser received the notice from the Company referred to in Section 5.1(d)(i); and

(B)	the date on which the Purchaser received the materials set out in Section 5.1(d)(ii).

(i)	The Company Board shall reaffirm its recommendation in favour of the Arrangement by news release promptly after:

(i)	the Company Board has determined that any Acquisition Proposal is not a Superior Proposal, if the Acquisition Proposal has been publicly announced or made; or

(ii)

the Company Board makes the determination referred to in Section 5.1(g) that an Acquisition Proposal that has been publicly announced or made and which previously constituted a Superior Proposal has ceased to be a Superior Proposal, and the Company shall provide the Purchaser and its outside legal counsel a reasonable opportunity to review and comment on the form and content of any such news release and give reasonable consideration to all amendments to such news release requested by the Purchaser and its counsel, such news release to state that the Company Board has determined that such Acquisition Proposal is not a Superior Proposal.

(j)	The Company and/or any of its subsidiaries will not become a party to any Contract with any person subsequent to the date hereof that limits or prohibits the Company from providing:

(i)

or making available to the Purchaser and its affiliates and Representatives any information provided or made available to such person or its officers, directors, employees, consultants, advisors, agents or other representatives (including solicitors, accountants, investment bankers and financial advisors) pursuant to any confidentiality agreement described in this Section 5.1; or

(ii)	the Purchaser and its affiliates and Representatives with any other information required to be given to it by the Company under this Section 5.1.

(k)	Notwithstanding any of the provisions of this Section 5.1:

(i)

the Company Board has the right to respond, within the time and in the manner required by applicable Securities Laws, to any take-over bid made for the Company Shares that it determines is not a Superior Proposal, provided that:

(A)	the Directors, acting in good faith and upon the advice of outside legal counsel, shall have first determined that the failure to so respond would result in a breach of applicable Securities Laws;

(B)	the Purchaser and its counsel has been provided with a reasonable opportunity to review and comment on any such response and the Company Board shall give reasonable consideration to such comments; and

(C)

notwithstanding that the Company Board may be permitted to respond in the manner set out herein to an Acquisition Proposal, the Company Board shall not be permitted to withdraw, modify, change or qualify its approval or recommendation to vote in favour of the Arrangement Resolution in any manner adverse to the Purchaser or to make any disclosure that is inconsistent with such approval and recommendation except in accordance with the terms of Section 5.1(g) or 5.1(k)(ii); and

(ii)	prior to the Company Meeting, the Company and the Company Board shall not be prohibited from making a Change in Recommendation if:

(A)	a Purchaser Material Adverse Effect has occurred and is continuing; and

(B)

the Company Board has reasonably determined in good faith after consultation with the Company’s outside legal counsel that the failure to do so would be inconsistent with the duties of the members of the Company Board under applicable Law.

(l)

Any violation of the restrictions set forth in this Article 5 by the Company’s Representatives, the Company’s subsidiaries and/or the Company’s subsidiaries’ Representatives shall be deemed a breach of this Article 5 by the Company and the Company shall ensure that its subsidiaries and the Company and each of their respective Representatives are aware of the provisions of this Section 5.1.

(m)	Nothing in this Article 5 shall limit in any way the obligation of the Company to convene and hold the Company Meeting in accordance with this Agreement while this Agreement remains in force.

5.2	Company Termination Fee and Expense Reimbursement

(a)	“Company Termination Fee Event” means any of the following events:

(i)	this Agreement shall have been terminated by the Company or the Purchaser pursuant to Section 6.1(b)(i) [Occurrence of Outside Date] or Section 6.1(b)(ii) [Arrangement Resolution Not Approved], and:

(A)	prior to such termination, either:

(I)

an Acquisition Proposal is made, publicly announced or otherwise publicly disclosed by any person (other than the Purchaser or any of its affiliates) and was not withdrawn before the Company Meeting; or

(II)	any person (other than the Purchaser or any of its affiliates) shall have publicly announced and not withdrawn an intention to make an Acquisition Proposal;

and

(B)	within 365 days following the date of such termination:

(I)	an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in Section 5.2(a)(i)(A) above) is consummated; or

(II)

the Company or one or more of its subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in Section 5.2(a)(i)(A) above) and such Acquisition Proposal is subsequently consummated at any time thereafter, provided, however, that for the purposes of this Section 5.2(a)(i) all references to “20% or more” in the definition of Acquisition Proposal shall be changed to “50% or more”;

(ii)

this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(i) [Change of Recommendation], other than a Change in Recommendation pursuant to Sections 5.1(g) or 5.1(k)(ii) due to the occurrence of a Purchaser Material Adverse Effect;

(iii)	this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(ii) [Withdrawal of Recommendation];

(iv)	this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(iii) [Endorsement of Acquisition Proposal];

(v)	this Agreement shall have been terminated by the Company pursuant to Section 6.1(d)(i) [Superior Proposal].

(b)

“Expense Reimbursement Event” means the event of this Agreement being terminated by the Purchaser pursuant to Section 6.1(c)(v) [Breach of Representations and Warranties] and Section 7.3(b) as a result of actions of the Company.

(c)	In the case of the occurrence of a Company Termination Fee Event referred to in:

(i)	Section 5.2(a)(i), on or prior to the earlier of:

(A)	completion of; or

(B)	entry into,

an Acquisition Agreement in respect of the applicable Acquisition Proposal;

(ii)	Section 5.2(a)(ii), 5.2(a)(iii) or 5.2(a)(iv) within one Business Day following termination of this Agreement; or

(iii)	Section 5.2(a)(v), prior to or concurrent with termination of this Agreement,

the Company shall pay to the Purchaser a termination fee of $21 million (the “Company Termination Fee”) by wire transfer in immediately available funds to an account specified by the Purchaser.

(d)

In the case of the occurrence of the Expense Reimbursement Event the Company shall timely reimburse the Purchaser for the Purchaser’s reasonable and documented out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, including all legal, accounting, taxation, technical and engineering and investment banking fees and disbursements by wire transfer in immediately available fund to an account specified by the Purchaser. The Purchaser hereby acknowledges that in the event the Company Termination Fee is paid by the Company in accordance with this Section 5.2, this Section 5.2(d) shall not apply and no expenses, fees, costs or disbursements shall be reimbursed by the Company.

(e)

Each Party acknowledges that all of the payment amounts set out in this Section 5.2 are payments in consideration for the disposition of the Purchaser’s rights under this Agreement and represent liquidated damages which are a genuine pre-estimate of the damages which the Purchaser will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties and the Company irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(f)

The Parties agree that the payment of an amount pursuant to this Section 5.2 in the manner provided herein is the sole and exclusive remedy of the Purchaser in respect of the event giving rise to such payment, provided, however, that:

(i)

nothing contained in this Section 5.2, and no payment of any such amount, shall relieve or have the effect of relieving the Company in any way from liability for damages incurred or suffered by the Purchaser as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement; and

(ii)	nothing contained in this Section 5.2 shall preclude the Purchaser from seeking:

(A)	injunctive relief in accordance with Section 8.15 to restrain the breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement; or

(B)

specific performance of any of the acts, covenants or agreements set forth in this Agreement or the Confidentiality Agreement, without the necessity of posting a bond or security in connection therewith.

5.3	Purchaser Termination Fee

(a)	“Purchaser Termination Fee Event” means this Agreement shall have been terminated by the Purchaser pursuant to Section 6.1(c)(vii).

(b)

In the case of an occurrence of a Purchaser Termination Fee Event, the Purchaser shall pay to the Company a termination fee of $21 million (the “Purchaser Termination Fee”) by wire transfer in immediately available funds to an account specified by the Company.

(c)

Each Party acknowledges that the payment amount set out in this Section 5.3 is payment in consideration for the disposition of the Company’s rights under this Agreement and represents liquidated damages which are a genuine pre-estimate of the damages which the Company will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and is not a penalty and the Purchaser irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(d)

The Parties agree that any payment pursuant to this Section 5.3 in the manner provided herein is the sole and exclusive remedy of the Company in respect of the event giving rise to such payment, provided, however, that:

(i)

nothing contained in this Section 5.3, and no payment of any such amount, shall relieve or have the effect of relieving the Purchaser in any way from liability for damages incurred or suffered by the Company as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement; and

(ii)	nothing contained in this Section 5.3 shall preclude the Company from seeking:

(A)	injunctive relief in accordance with Section 8.15 to restrain the breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement; or

(B)

specific performance of any of the acts, covenants or agreements set forth in this Agreement or the Confidentiality Agreement, without the necessity of posting a bond or security in connection therewith.

5.4	Other Expenses

Each Party will pay:

(a)

its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement; and

(b)	any other costs, fees and expenses whatsoever and howsoever incurred;

and will indemnify and save harmless the other Party from and against any claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder.

Article 6
TERMINATION

6.1	Termination

(a)	Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company and the Purchaser.

(b)	Termination by Either the Company or the Purchaser. This Agreement may be terminated by either the Company or the Purchaser at any time prior to the Effective Time, if:

(i)

the Effective Time does not occur on or before the Outside Date, provided that the right to terminate this Agreement under this Section 6.1(b)(i) shall not be available to any Party whose failure to fulfil any of its covenants or obligations or breach of any of its representations and warranties under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur by such date;

(ii)	the Company Meeting is held and the Arrangement Resolution is not approved by the Affected Securityholders in accordance with applicable Laws and the Interim Order; or

(iii)

any Law is enacted, made, enforced or amended, as applicable, that makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable, provided that the right to terminate this Agreement under this Section 6.1(b)(iii) shall not be available to any Party unless such Party has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Arrangement.

(c)	Termination by the Purchaser. This Agreement may be terminated by the Purchaser at any time prior to the Effective Time, if:

(i)	the Company Board or any committee thereof:

(A)	fails to publicly make a recommendation that Company Shareholders vote in favour of the Arrangement Resolution as contemplated in Section 2.5(d)(iii), Section 2.6(e) and Section 5.1(i); or

(B)

fails to reaffirm its recommendation that the Company Shareholders vote in favour of the Arrangement Resolution by the third Business Day following receipt of a request by the Purchaser to do so (and if the Company Meeting is scheduled to occur within such three Business Day period, then prior to the third Business Day prior to the date of the Company Meeting) (each of the foregoing a “Change of Recommendation”);

(ii)	the Company or the Company Board or any committee thereof:

(A)	withdraws, modifies, qualifies or changes, in a manner adverse to the Purchaser, its approval or recommendation of the Arrangement; or

(B)	endorses or recommends any Acquisition Proposal; or

(C)

takes no position or remains neutral with respect to any publicly announced or otherwise publicly disclosed Acquisition Proposal for a period exceeding three Business Days (or, if the Company Meeting is scheduled to occur within such three Business Day period, then for a period beyond the third Business Day prior to the date of the Company Meeting);

(iii)	the Company and/or the Company Board:

(A)	accepts, approves, endorses or recommends any Acquisition Proposal; or

(B)	publicly proposes or announces its intention to do any of the foregoing;

(iv)	the Company:

(A)	enters into an Acquisition Agreement in respect of any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 5.1(e)); or

(B)	breaches any of its material obligations or material covenants set forth in Section 4.1;

(v)

subject to compliance with Section 6.3, the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3, provided, however, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied;

(vi)	a Company Material Adverse Effect has occurred and is continuing; or

(vii)

prior to receipt of Purchaser Shareholder Approval, the Purchaser enters into a definitive written agreement concerning a Purchaser Acquisition Proposal provided the prior termination of this Agreement is required by the acquirer of the Purchaser completing such Purchaser Acquisition Proposal (a “Purchaser Alternative Agreement”) and the Purchaser has previously or concurrently paid, or the terms of the Purchaser Alternative Agreement provide that the acquirer of the Purchaser will advance or otherwise provide to the Purchaser the cash required to pay, the Purchaser Termination Fee in accordance with Section 5.3(b).

(d)	Termination by the Company. This Agreement may be terminated by the Company:

(i)

at any time prior to the approval of the Arrangement Resolution, if the Company Board approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal in accordance with Section 5.1(g), subject to the Company:

(A)	complying with the terms of Section 5.1; and

(B)	paying the Company Termination Fee;

(ii)

at any time prior to the Effective Time, subject to compliance with Section 6.3, if the Purchaser breaches any of its representations, warranties, covenants or agreements contained in this Agreement (other than with respect to any of the covenants of the Purchaser set out in Section 4.2 regarding the provision of Purchaser Diligence Information to the Company), which breach would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied, and such breach is incapable of being cured or is not cured in accordance with the terms of Section 6.3, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied; or

(iii)	a Purchaser Material Adverse Effect has occurred and is continuing.

6.2	Void upon Termination

(a)	If this Agreement is terminated pursuant to Section 6.1, then:

(i)	this Agreement shall become void and of no force and effect; and

(ii)	no Party will have any liability or further obligation to the other Party hereunder,

except that the provisions of this Section 6.2, Section 5.2 and Article 8 (other than Section 8.6 and Section 8.9) shall survive any termination hereof pursuant to Section 6.1.

(b)	Neither:

(i)	the termination of this Agreement; nor

(ii)	anything contained in Section 5.2 or this Section 6.2,

will relieve any Party from any liability for any intentional or wilful breach by it of this Agreement, including any intentional or wilful making of a misrepresentation in this Agreement.

(c)	Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive any termination hereof pursuant to Section 6.1.

6.3	Notice and Cure Provisions

(a)

If any Party determines, at any time prior to the Effective Time, that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement, then such Party will so notify the other Party forthwith upon making such determination in order that the other Party will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition within a reasonable period of time, but in no event later than the Outside Date.

(b)	Neither the Company nor the Purchaser may:

(i)	elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 7 hereof; or

(ii)	exercise any termination right arising therefrom,

and no payments will be payable as a result of such election pursuant to Article 7 unless forthwith, and in any event prior to the Effective Time, the Party intending to rely thereon has given a written notice to the other Party.

(c)	The notice required pursuant to Section 6.3(b) must specify, in reasonable detail all breaches of:

(i)	covenants;

(ii)	representations and warranties; or

(iii)	other matters,

which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be.

(d)

If any notice required pursuant to Section 6.3(b) is duly given, then provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party giving such notice may not terminate this Agreement as a result thereof until the earlier of the:

(i)	Outside Date; and

(ii)	date of expiration of a period of 30 Business Days from such notice.

(e)

If notice required pursuant to Section 6.3(b) is duly given prior to the date of the Company Meeting, then such meeting, unless the Parties otherwise agree, will be postponed or adjourned until the expiry of such period (without causing any breach of any other provision contained herein).

Article 7
CONDITIONS PRECEDENT

7.1	Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by the Parties, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the Purchaser and the Company at any time:

(a)	the Arrangement Resolution has been approved by the Affected Securityholders at the Company Meeting, in accordance with the Interim Order and applicable Laws;

(b)	each of the Interim Order and Final Order:

(i)	has been obtained in form and substance satisfactory to each of the Company and the Purchaser, each acting reasonably; and

(ii)	has not been set aside or modified in any manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise;

(c)	the Arrangement Filings, to be sent to the Registrar in accordance with this Agreement and the BCBCA, are in form and content satisfactory to the Company and the Purchaser, each acting reasonably;

(d)	the Purchaser Shareholder Approval shall have been obtained at the Purchaser Shareholder Meeting;

(e)	all necessary filings pursuant to the HSR Act shall have been made and all applicable waiting periods thereunder shall have expired or been terminated;

(f)

there shall be in effect no Law or Order (whether temporary, preliminary or permanent) that has the effect of prohibiting the consummation of the Arrangement, and no litigation instituted by any Governmental Authority seeking to prohibit the consummation of the Arrangement shall be pending;

(g)	the Company and Spinco shall have entered into the Spinco Contribution Agreement in accordance with Section 4.6; and

(h)	one of the TSX, the TSX Venture Exchange or the Canadian Securities Exchange shall have conditionally approved the listing thereon of the Spinco Shares to be distributed pursuant to the Arrangement.

7.2	Additional Conditions Precedent to the Obligations of the Company

The obligation of the Company to complete the Arrangement will be subject to the satisfaction, or waiver by the Company, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:

(a)

the Purchaser and Acquireco shall have complied in all material respects with their obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)

the representations and warranties of the Purchaser in Section 3.2 and Schedule E are true and correct (disregarding for this purpose all materiality or Purchaser Material Adverse Effect qualifications contained therein) at and as of the date hereof and the Effective Date as if made on and as of such date (except for such representations and warranties which are made as of another specified date, in which case such representations and warranties will have been true and correct as of that date) except for breaches of representations and warranties which have not and would not reasonably be expected to:

(i)	have, individually or in the aggregate, a Purchaser Material Adverse Effect; or

(ii)	materially impede, prevent or delay the completion of the Arrangement;

(c)	no:

(i)	Law shall have been enacted, issued, promulgated, enforced, made, entered, issued or applied; or

(ii)	Proceeding shall have been taken, or be pending or threatened under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent),

that makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement;

(d)

the Purchaser shall have delivered evidence satisfactory to the Company of the approval of the listing and posting for trading on the NYSE of the Purchaser Shares comprising the Maximum Purchaser Shares, subject only to satisfaction of the standard listing conditions, including notice of issuance; and

(e)

the Purchaser shall have complied with its obligations under Section 2.18 to deliver to the Depositary the Maximum Cash Consideration and Maximum Purchaser Shares payable to Affected Securityholders pursuant to the Arrangement and the Purchaser Spinco Subscription Amount, and the Depositary shall have confirmed receipt of such Maximum Cash Consideration, Maximum Purchaser Shares and Purchaser Spinco Subscription Amount;

(f)	the Company shall have received a certificate of the Purchaser:

(i)	signed by a senior officer of the Purchaser; and

(ii)	dated the Effective Date,

certifying that the conditions set out in Sections 7.2(a) and 7.2(b) have been satisfied, which certificate will cease to have any force and effect after the Effective Time; and

(g)	there shall not have occurred, prior to the Effective Time, a Purchaser Material Adverse Effect.

7.3	Additional Conditions Precedent to the Obligations of the Purchaser

The obligations of the Purchaser and Acquireco to complete the Arrangement will be subject to the satisfaction, or waiver by the Purchaser, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Purchaser and which may be waived by the Purchaser at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Purchaser may have:

(a)	the Company shall have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;

(b)

the representations and warranties of the Company in Section 3.1 and Schedule D shall be true and correct (disregarding for this purpose all materiality or Company Material Adverse Effect qualifications contained therein) at and as of the date hereof and the Effective Date as if made on and as of such date (except for such representations and warranties which are made as of another specified date, in which case such representations and warranties shall have been true and correct as of that date) except for breaches of representations and warranties (other than the Fundamental Representations) which have not and would not reasonably be expected to:

(i)	have, individually or in the aggregate, a Company Material Adverse Effect; or

(ii)	materially impede, prevent or delay the completion of the Arrangement,

it being understood that it is a separate condition precedent to the obligations of the Purchaser hereunder that the Fundamental Representations must be accurate in all respects (not disregarding for this purpose any materiality or Company Material Adverse Effect qualifications contained therein), when made and as of the Effective Date;

(c)

no Law shall have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding shall otherwise have been taken, or be pending or threatened under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that:

(i)	makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement or the payment of the Consideration;

(ii)

prohibits, restricts or imposes terms or conditions (beyond those terms and conditions which the Purchaser is required to accept pursuant to Section 4.8 of this Agreement) on the ownership or operation by the Purchaser of the business or assets of the Purchaser, their affiliates and related entities, the Company or any of the Company’s subsidiaries and related entities;

(iii)

compels the Purchaser to dispose of or hold separate any of the business or assets of the Purchaser, their affiliates and related entities, the Company or any of the Company’s subsidiaries and related entities as a result of the Arrangement; or

(iv)	materially impedes, prevents or delays the consummation of the Arrangement, or if the Arrangement were to be consummated, has a Company Material Adverse Effect;

(d)	each of the Key Consents will have been obtained;

(e)	the Purchaser shall have received a certificate of the Company:

(i)	signed by a senior officer of the Company; and

(ii)	dated the Effective Date,

certifying that the conditions set out in Section 7.3(a), Section 7.3(b) and Section 7.3(d) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;

(f)	the Purchaser shall have received a certificate of the Company:

(i)	signed by a senior officer of the Company; and

(ii)	dated the Effective Date,

and certifying that appended thereto are:

(iii)

true and complete copies of the constating documents of each of the Company and its subsidiaries (other than Spinco, Klondex Canada and Bison), including their respective notice of articles, articles, certificate of incorporation, bylaws or equivalent,

(iv)

certificates of good standing (or equivalent) issued by the relevant corporate registry or secretary of state confirming the existence and good standing of each of the Company and its subsidiaries (other than Spinco, Klondex Canada and Bison) as of a date no earlier than two Business Days prior to the Effective Date,

(v)	certified copies of resolutions of the Board of Directors approving the entering into of the Agreement and the consummation of the transactions contemplated hereby, and

(vi)	a certificate of incumbency of the Company;

(g)	in connection with the Arrangement, the Company Shares in respect of which Company Shareholders have either:

(i)	exercised Dissent Rights; or

(ii)	have instituted proceedings to exercise Dissent Rights,

shall not exceed five percent (5%) of the Company Shares then outstanding;

(h)	the Purchaser shall be satisfied with the actions undertaken by the Company contemplated by Section 4.14 and Schedule 4.14 of the Company Disclosure Letter;

(i)

payments to the Company Board Financial Advisors and the Company Independent Committee Financial Advisor shall have been made by the Company in accordance with the terms of the engagement letters disclosed to the Purchaser in the Data Room Information and the Company shall have provided evidence of payment in such amounts as set forth in the engagement letters and no greater amount has been paid or is owed to the Company Board Financial Advisors and the Company Independent Committee Financial Advisor;

(j)

the Purchaser shall have received a form of payout letter from Investec that is acceptable to the Purchaser, acting reasonably, providing that Investec will discharge the security interests granted by the Company and its subsidiaries in connection with the Investec Facility Agreement upon receipt by Investec of the amounts set out in the payout letter;

(k)

the Purchaser shall be satisfied in its sole discretion, acting reasonably, that the debt obligation of the Company to Klondex Midas Operations, Inc., a Nevada corporation, in the principal amount of approximately $11.62 million, has been paid. The Company shall give reasonable notice to the Purchaser as to the manner in which such debt is to be settled, and shall obtain the approval of the Purchaser prior to settlement.

(l)	there has not occurred, prior to the Effective Time:

(i)	a Company Material Adverse Effect; or

(ii)	any event, occurrence, circumstance or development that could reasonably be expected to have a Company Material Adverse Effect.

Article 8
GENERAL

8.1	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:

(a)	if to the Purchaser or Acquireco as follows:

Hecla Mining Company
6500 N. Mineral Drive, Suite 200
Couer d’Alene, Idaho
83815-9408

Attention:       David Sienko
Facsimile No.: 208 292-5519
E-mail:            DSienko@hecla-mining.com

with a copy (which will not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2200, 885 West Georgia Street
Vancouver, BC
V6C 3E8

Attention:        Gordon Chambers
Facsimile No.: (604) 691-6120
E-mail:             gchambers@casselsbrock.com

if to the Company:

Klondex Mines Ltd.
6110 Plumas Street
Reno, Nevada
89519

Attention: Paul Andre Huet
Facsimile No.:  775 284-5756
Email: phuet@klondexmines.com

with a copy (which will not constitute notice) to:

Bennett Jones LLP
3400 One First Canadian Place
P.O. Box 130
Toronto, Ontario
M5X 1A4 Canada

Attention:       Abbas Ali Khan
Facsimile No.: 416 863 1716
Email:             AliKhanA@bennettjones.com

8.2	Notices deemed given

Any demand, notice or other communication given pursuant to Section 8.1 will be taken to be duly given, in the case of delivery by:

(a)	hand, when delivered;

(b)	facsimile, on receipt by the sender of a transmission control report from the despatching machine showing the:

(i)	relevant number of pages;

(ii)	correct destination fax machine number or name of the recipient; and

(iii)	the transmission has been made without error;

and

(c)	email, on receipt by the sender of an email message from the recipient, specifically acknowledging receipt, such acknowledgement being in a form that is not automatically generated,

but if the result is that a demand, notice or other communication would be taken to be given or made on a day that is not a Business Day or the demand, notice or other communication is delivered later than 4:00 pm (local time of the recipient), then it will be taken to have been duly given or made at the commencement of business on the next Business Day.

8.3	Assignment

(a)

The Company agrees that the Purchaser may assign all or any part of its rights under this Agreement to, and its obligations under this Agreement may be assumed by, a wholly-owned direct or indirect subsidiary of the Purchaser, provided that the Purchaser shall continue to be liable jointly and severally with such subsidiary for all obligations hereunder.

(b)

Other than permitted pursuant to Section 8.3(a), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

8.4	Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

8.5	Third Party Beneficiaries

(a)	Except as provided in Section 4.10(a), which, without limiting its terms, is intended for the benefit of the Indemnified Parties, the Parties intend that:

(i)	this Agreement will not benefit or create any right or cause of action in favour of any person, other than the Parties; and

(ii)	no person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum.

(b)

Despite the foregoing, the Parties acknowledge to each of the Indemnified Parties their direct rights against the applicable Party under Section 4.10(a), which are intended for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives, and for such purpose, the Company (and any Surviving Company) confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.

(c)

The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any person who is not a Party, without notice to or consent of that Person, including any Indemnified Party.

8.6	Time of Essence

Time is of the essence of this Agreement.

8.7	Public Announcements

(a)

No Party shall issue any news release or otherwise make written public statements with respect to the Arrangement or this Agreement without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)

Neither the Party shall make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with the other, provided, however, that:

(i)	the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws; and

(ii)	the Party making the disclosure shall use commercially reasonable efforts to:

(A)	give prior oral or written notice to the other Party; and

(B)	reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing),

and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing.

(c)

Except as otherwise required by Section 5.1, the Company shall have no obligation to obtain the consent of or consult with the Purchaser prior to any news release, public statement, disclosure or filing by the Company with regard to an Acquisition Proposal or a Change of Recommendation.

(d)	The Parties acknowledge that this Agreement may be filed under such Party’s profile on SEDAR and on EDGAR without any further notice to any of them.

8.8	Governing Law; Attornment

(a)	This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

(b)	Each of the Parties hereby:

(i)

irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement or the Arrangement; and

(ii)	waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

8.9	Entire Agreement

(a)	This Agreement constitutes, together with the Confidentiality Agreement, the entire agreement between the Parties with respect to the subject matter thereof.

(b)

There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Confidentiality Agreement.

8.10	Amendment

This Agreement and the Plan of Arrangement, may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by written agreement of the Parties without, subject to applicable Laws, further notice to or authorization on the part of the Company Shareholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation, term or provision contained herein or in any document delivered pursuant hereto; or

(c)	waive compliance with or modify any of the:

(i)	conditions precedent referred to in Article 7; or

(ii)	any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties,

provided, however, that no such amendment may reduce or materially affect the consideration to be received by the Company Shareholders under the Arrangement without their approval at the Company Meeting or, following the Company Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement as may be required by the Court.

8.11	Waiver and Modifications

(a)	Any Party may:

(i)	waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto;

(ii)	extend the time for the performance of any of the obligations or acts of the other Parties;

(iii)	waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto; or

(iv)	waive the fulfillment of any condition to its own obligations contained herein.

(b)	No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless:

(i)	made in writing; and

(ii)	signed by the Party or Parties purporting to give the same,

and, unless otherwise provided, will be limited to the specific breach or condition waived.

(c)	The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise.

(d)

No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled.

(e)

No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.

8.12	Severability

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any material manner or would materially impede, prevent or delay the completion of the Arrangement.

8.13	Mutual Interest

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, all Parties confirm that:

(a)	they and their respective counsel have reviewed and negotiated this Agreement;

(b)	the Parties have adopted this Agreement as the joint agreement and understanding of the Parties;

(c)	the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent;

(d)

the Parties waive the application of any Laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document; and

(e)

no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.

8.14	Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Effective Date:

(a)	reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement; and

(b)	if the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

8.15	Injunctive Relief

Subject to Section 5.2(f), the Parties agree that irreparable harm would occur if any of the provisions of this Agreement:

(a)	are not performed in accordance with their specific terms; or

(b)	are otherwise breached,

for which money damages would not be an adequate remedy at law and accordingly agree that, in addition to any other remedy to which a Party may be entitled at law or in equity, a Party will be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

8.16	No Personal Liability

(a)

No director, officer or employee of the Purchaser will have any personal liability to the Company under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Purchaser.

(b)

No director, officer or employee of the Company will have any personal liability to the Purchaser under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Company.

8.17	Counterparts

This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

[Remainder of page has been left intentionally blank]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HECLA MINING COMPANY
By:	(signed) “Dean McDonald”
Name: Dean McDonald Title: Senior Vice President, Exploration

1156291 B.C. UNLIMITED LIABILITY COMPANY
By:	(signed) “Robert Brown”
Name: Robert Brown Title: President

KLONDEX MINES LTD.
By:	(signed) “Paul Huet”
Name: Paul Huet Title: President and Chief Executive Officer

Schedule A Form of Plan of Arrangement

Plan of Arrangement

Under Section 288 of the
Business Corporations Act (British Columbia)

Article 1
DEFINITIONS AND INTERPRETATION

Section 1.01	Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)

“0985472” means 0985472 B.C. Ltd., a corporation existing under the BCBCA and a wholly-owned subsidiary of the Company, and, following the completion of the step in Section 3.02(s), 0985472 B.C. Unlimited Liability Company;

(b)	“Acquireco” means 1156291 Unlimited Liability Company, an unlimited liability company existing under the BCBCA and a wholly-owned subsidiary of the Purchaser;

(c)	“Acquireco Common Shares” means the common shares in the capital of Acquireco;

(d)	“Affected Securities” means the Company Shares, the Company Options, the Company DSUs, and the Company RSUs;

(e)	“Affected Securityholders” means the Company Shareholders, the Company Optionholders, the Company DSU Holders, and the Company RSU Holders;

(f)

“Aggregate Elected Cash” means the aggregate Cash Consideration payable to Participating Former Securityholders who make a valid election to receive the Cash Consideration in respect of all of their Company Shares pursuant to Section 3.02(l), without regard to Section 3.02(m);

(g)

“Aggregate Elected Purchaser Shares” means the aggregate Purchaser Share Consideration payable to Participating Former Securityholders who make a valid election to receive the Purchaser Share Consideration in respect of all of their Company Shares pursuant to Section 3.02(l), without regard to Section 3.02(n);

(h)	“Amalco One ULC” shall have the meaning ascribed to such term in Section 3.02(v);

(i)	“Amalco Two ULC” shall have the meaning ascribed to such term in Section 3.02(x);

(j)

“Arrangement Agreement” means the arrangement agreement dated as of March 16, 2018 among the Purchaser, Acquireco and the Company, together with the disclosure letter delivered by the Company in connection with the Arrangement Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(k)	“Arrangement Consideration” means the Purchaser Shares, Spinco Shares and cash payment that Participating Former Securityholders are entitled to receive under this Plan of Arrangement;

(l)	“Arrangement Resolution” shall have the meaning ascribed to such term in the Arrangement Agreement;

(m)

“Arrangement” means the arrangement under section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 8.10 of the Arrangement Agreement, this Plan of Arrangement or at the direction of the Court;

(n)

“Award Agreement” means an agreement between the Company and a participant in, or pursuant to, any Company Option Plan setting out the participant’s entitlement to receive any Company Options or Company RSUs;

(o)	“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as promulgated or amended from time to time;

(p)	“Bison” means Bison Gold Resources Inc., a corporation existing under the laws of the Province of Ontario and a wholly-owned subsidiary of the Company;

(q)	“Bison Shares” means all of the issued and outstanding shares in the capital of Bison immediately prior to the Effective Time;

(r)	“Business Day” means any day other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia or New York, New York;

(s)	“Cash Consideration” means US$2.47 in cash per Class A Share;

(t)	“Class A Shares” shall have the meaning ascribed to such term in Section 3.02(h)(i);

(u)	“Combination Consideration” means the Combination Consideration Cash and the Combination Consideration Purchaser Shares;

(v)	“Combination Consideration Cash” means US$0.8411 in cash per Class A Share;

(w)	“Combination Consideration Purchaser Shares” means 0.4136 of a Purchaser Share per Class A Share

(x)	“Company” means Klondex Mines Ltd., a corporation existing under the BCBCA, and, following the completion of the step in Section 3.02(t), Klondex Mines Unlimited Liability Company;

(y)

“Company 2013 Options” means, at any time, options to acquire Company Shares granted pursuant to the Company 2013 Share Incentive Plan, which are, at such time, outstanding and unexercised, whether or not vested;

(z)	“Company 2013 Share Incentive Plan” means the Share Incentive Plan of the Company dated for reference May 9, 2013;

(aa)

“Company 2013 RSUs” means, at any time, rights to receive Company Shares awarded under the Company 2013 Share Incentive Plan, which are, at such time, outstanding and unexercised, whether or not vested;

(bb)

“Company 2016 Options” means, at any time, options to acquire Company Shares granted pursuant to the Company 2016 Stock Option Plan, which are, at such time, outstanding and unexercised, whether or not vested;

(cc)	“Company 2016 Stock Option Plan” means the Share Option and Restricted Share Unit Plan of the Company effective May 13, 2016;

(dd)

“Company 2016 RSUs” means, at any time, rights to receive Company Shares awarded under the Company 2016 Share Incentive Plan, which are, at such time, outstanding and unexercised, whether or not vested;

(ee)	“Company DSU” means a deferred share unit issued under the Company DSU Plan;

(ff)	“Company DSU Holder” means a holder of Company DSUs;

(gg)	“Company DSU Plan” means the Deferred Share Unit Plan of the Company effective May 13, 2016;

(hh)

“Company Meeting” means the special meeting of Affected Securityholders, including any adjournment or postponement thereof, to be held in accordance with the Interim Order to consider the Arrangement Resolution;

(ii)	“Company Option Plans” means the Company 2013 Share Incentive Plan and Company 2016 Stock Option Plan;

(jj)	“Company Optionholder” means a holder of any Company Options;

(kk)	“Company Options” means the Company 2013 Options and Company 2016 Options;

(ll)	“Company RSU Holder” means a holder of any Company RSUs;

(mm)	“Company RSUs” means, at any time, Company 2013 RSUs and Company 2016 RSUs;

(nn)	“Company Shares” means the common shares in the capital of the Company;

(oo)

“Company Share Value” means the five day volume-weighted average price of the Company Shares on the Toronto Stock Exchange determined as of the close of business on the second Business Day immediately preceding the Effective Date;

(pp)	“Company Shareholder” means a holder of any Company Shares;

(qq)	“Court” means the Supreme Court of British Columbia;

(rr)	“CRA” means the Canada Revenue Agency;

(ss)

“Depositary” means any trust company, bank or other financial institution agreed to in writing by each of the Parties for the purpose of, among other things, exchanging certificates representing Company Shares for the Arrangement Consideration in connection with the Arrangement;

(tt)	“Dissent Rights” shall have the meaning ascribed to such term in Section 4.01;

(uu)

“Dissenting Shareholder” means a registered Company Shareholder who dissents in respect of the Arrangement in strict compliance with the Dissent Rights and who is ultimately entitled to be paid fair value for their Company Shares;

(vv)	“Distribution Spinco Shares” shall have the meaning ascribed to such term in Section 3.02(g);

(ww)	“Effective Date” means the date on which the Arrangement takes effect pursuant to the BCBCA;

(xx)	“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date, or such other time as the Parties may agree in writing before the Effective Date;

(yy)	“Election Deadline” shall have the meaning ascribed to such term in Section 3.03(b);

(zz)

“Encumbrance” means any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(aaa)	“Existing Company Directors” means those persons who are directors of the Company immediately prior to the Effective Time;

(bbb)	“Final Order” shall have the meaning ascribed to such term in the Arrangement Agreement;

(ccc)	“First Amalgamation” shall have the meaning ascribed to such term in Section 3.02(v);

(ddd)	“Former Securityholders” means holders of Affected Securities immediately prior to the Effective Time;

(eee)	“Initial Election Deadline” shall have the meaning ascribed to such term in Section 3.03(b);

(fff)	“Initial Spinco Share” shall have the meaning ascribed to such term in Section 3.01(a);

(ggg)	“Interim Order” means the interim order of the Court, providing for, among other things, the calling and holding of the Company Meeting, as the same may be amended by the Court;

(hhh)

“In-the-Money Amount” means, in respect of a Company Option, the positive amount, if any, by which (i) the product obtained by multiplying (A) the number of Company Shares underlying such Company Option, by (B) the Company Share Value, exceeds (ii) the aggregate purchase price payable under such Company Option to acquire the Company Shares underlying such Company Option;

(iii)	“In-the-Money Option” means a Company Option in respect of which the In-the-Money Amount, determined as of the last Business Day immediately preceding the Effective Date, is a positive amount;

(jjj)	“Klondex Canada” means Klondex Canada Ltd., a corporation existing under the BCBCA and a wholly-owned subsidiary of the Company;

(kkk)	“Klondex Canada Shares” means all of the issued and outstanding shares in the capital of Klondex Canada immediately prior to the Effective Time;

(lll)	“Klondex Canada Subco” means a corporation to be incorporated under the BCBCA and a wholly-owned subsidiary of Klondex Canada;

(mmm)	“Klondex Canada Subco Note” shall have the meaning ascribed to such term in the definition section of the Arrangement Agreement;

(nnn)	“Klondex US” means Klondex Holdings (USA) Inc., a corporation existing under the laws of the State of Nevada and a wholly-owned subsidiary of 0985472;

(ooo)

“Letter of Transmittal” means the letter of transmittal and election form to be delivered by the Company to the Affected Securityholders, providing for the delivery of Affected Securities to the Depositary;

(ppp)	“Maximum Cash Consideration” means US$157,410,417;

(qqq)	“Maximum Purchaser Shares” means 77,411,859 Purchaser Shares;

(rrr)	“New Company Directors” means Robert A. Brown and Dean W. A. MacDonald;

(sss)

“Option Consideration” means, in respect of an In-the-Money Option, that number of Company Shares obtained by dividing: (i) the In-the-Money Amount in respect of such Company In-the-Money Option, by (ii) the Company Share Value, with the result rounded down to the nearest whole number of Company Shares;

(ttt)	“Out-of-the-Money Option” means each Company Option other than an In-the-Money Option;

(uuu)	“Participating Former Securityholders” means Former Securityholders, other than Company DSU Holders and Dissenting Shareholders;

(vvv)	“Performance RSU” shall have the meaning ascribed to such term in the Company 2016 Stock Option Plan;

(www)

“Plan of Arrangement” means this plan of arrangement, as amended, modified or supplemented from time to time in accordance with Section 8.10 of the Arrangement Agreement or Article 6 hereof, in each case with the consent of the Company and Purchaser, each acting reasonably, or at the direction of the Court in the Final Order;

(xxx)	“Purchaser” means Hecla Mining Company, a corporation incorporated under the laws of Delaware;

(yyy)	“Purchaser Consideration” shall have the meaning ascribed to such term in Section 3.02(a);

(zzz)	“Purchaser Share” means a share of the common stock in the authorized share capital of the Purchaser, US$0.25 par value per share;

(aaaa)	“Purchaser Share Consideration” means 0.6272 of a Purchaser Share per Class A Share;

(bbbb)

“Purchaser Spinco Shares” means that number of Spinco Shares equal to the product obtained when (A) the number of issued and outstanding Spinco Shares immediately following the Spinco Share Consolidation, is multiplied by (B) 0.155535, rounded down to the nearest whole number of Spinco Shares, such that immediately following the completion of the Arrangement the Purchaser Spinco Shares shall represent approximately 13.46% of the issued and outstanding Spinco Shares;

(cccc)	“Purchaser Spinco Subscription Amount” means the Canadian dollar equivalent of US$7,000,000, determined as at the close of business on the second Business Day immediately preceding the Effective Date;

(dddd)	“RSU Consideration” means:

(i)	with respect to each Company RSU that is not a Performance RSU, one Company Share for each Company RSU, and

(ii)	with respect to each RSU that is a Performance RSU, a cash payment in an amount determined in accordance with Section 2.16 of the Arrangement Agreement;

(eeee)	“Second Amalgamation” shall have the meaning ascribed to such term in Section 3.02(x);

(ffff)	“Spinco” means a corporation to be incorporated under the BCBCA and a wholly-owned subsidiary of the Company;

(gggg)	“Spinco Contribution Agreement” shall have the meaning ascribed to such term in section 1.1 of the Arrangement Agreement;

(hhhh)	“Spinco Property” means the Klondex Canada Shares, the Bison Shares, and the Klondex Canada Subco Note;

(iiii)	“Spinco Share Consideration” means 0.125 of a Spinco Share for each Company Share (after giving effect to the Spinco Share Consolidation);

(jjjj)	“Spinco Share Consolidation” has the meaning ascribed to such term in Section 3.02(j);

(kkkk)	“Spinco Shares” means the common shares in the capital of Spinco;

(llll)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

(mmmm)	“US$” shall mean the lawful currency of the United States of America; and

(nnnn)	“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

Section 1.02	Interpretation Not Affected by Headings

The division of this Plan of Arrangement into articles, sections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.03	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

Section 1.04	Date for any Action

If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.05	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.06	Currency

Unless otherwise stated, all references herein to “$” or amounts of money are expressed in lawful money of Canada.

Section 1.07	Governing Law

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein.

Article 2
ARRANGEMENT AGREEMENT AND BINDING EFFECT

Section 2.01	Arrangement Agreement

This Plan of Arrangement is made pursuant to, and subject to the provisions of, the Arrangement Agreement.

Section 2.02	Binding Effect

As of and from the Effective Time, this Plan of Arrangement shall be binding upon:

(a)	the Purchaser;

(b)	the Company;

(c)	Acquireco;

(d)	Spinco;

(e)	Klondex Canada;

(f)	0985472;

(g)	each of the Former Securityholders; and

(h)	the Depositary.

Section 2.03	Effective Date and Time

The exchanges, issuances and cancellations provided for in Section 3.02 shall be deemed to occur on the Effective Date at the time and in the order specified, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Date.

Article 3
ARRANGEMENT

Section 3.01	Preliminary Steps Prior to the Arrangement

The following preliminary events or transactions shall occur prior to, and shall be conditions precedent to, the implementation of the Arrangement.

(a)	The Company shall have incorporated Spinco under the BCBCA and Spinco shall have issued one common share (the “Initial Spinco Share”) to the Company.

(b)	The Company and Spinco shall have entered into the Spinco Contribution Agreement.

Section 3.02	Arrangement

At the Effective Time, unless otherwise specifically provided in this Section 3.02, the following events or transactions shall occur and shall be deemed to occur sequentially in the following order without any further act or formality:

(a)

the Purchaser shall subscribe for that number of Acquireco Common Shares, at a price of $1.00 per share, equal to the quotient obtained when (A) the fair market value of the Maximum Purchaser Shares and Maximum Cash Consideration is divided by (B) $1.00, and for greater certainty for the purposes of determining variable (A) in relation to the quotient under this Section 3.02(a), the fair market value of the Maximum Purchaser Shares and the Maximum Cash Consideration will be no less than the fair market value of the Class A Shares immediately prior to the acquisition of the Class A Shares by Acquireco pursuant to Section 3.02(k), and in connection with such share subscription:

(i)

the Purchaser shall be deemed to have directed the Depositary to hold, and the Depositary shall hold, the cash and certificates representing the Purchaser Shares delivered by the Purchaser to the Depositary in accordance with Section 3.05(a)(i) (such cash and Purchaser Shares, collectively, the “Purchaser Consideration”) for and on behalf of Acquireco, in satisfaction of the subscription price payable by the Purchaser for such Acquireco Common Shares; and

(ii)

Acquireco shall be deemed to have issued such fully paid and non-assessable Acquireco Common Shares to the Purchaser, and the stated capital account maintained by Acquireco in respect of the Acquireco Common Shares shall be increased, in respect of the Acquireco Common Shares issued pursuant to this Section 3.02(a), by an amount equal to the fair market value of the Purchaser Consideration;

(b)

notwithstanding any vesting or exercise provisions to which a Company Option might otherwise be subject (whether by contract, the terms and conditions of any Award Agreement or grant, the terms and conditions of the Company 2013 Share Incentive Plan or Company 2016 Stock Option Plan, or applicable law):

(i)

each In-the-Money Option issued and outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of any holder of such In-the-Money Option, be deemed to be fully vested and shall be transferred and disposed by the holder thereof to the Company (free and clear of all Encumbrances) and cancelled in exchange for the Option Consideration, and the holder of such In-the-Money Option shall become the holder of the Company Shares comprising such Option Consideration and the central securities register of the Company shall be revised accordingly, but the holder of such Option Consideration shall not be entitled to receive a share certificate or other document representing the Option Consideration;

(ii)

each Out-of-the-Money Option issued and outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of any holder of such Out-of-the-Money Option, be cancelled without any payment therefor;

(iii)	with respect to each Company Option:

(A)	the holder thereof shall cease to be the holder of such Company Option, and shall cease to have any rights as a holder in respect of such Company Option under the applicable Company Option Plan,

(B)	such holder’s name shall be removed from the register of Company Options, and

(C)	all option agreements, Award Agreements, grants and similar instruments relating thereto shall be cancelled;

(c)

notwithstanding any vesting provisions to which a Company RSU might otherwise be subject (whether by contract, the terms and conditions of any Award Agreement or grant, the terms and conditions of the Company 2013 Share Incentive Plan or Company 2016 Stock Option Plan, or applicable law):

(i)

each Company RSU issued and outstanding immediately prior to the Effective Time shall, without any further action by or on behalf of any holder of such Company RSU, be deemed to be fully vested and shall be transferred and disposed by the holder thereof to the Company (free and clear of all Encumbrances) and cancelled in exchange for the applicable RSU Consideration, and the holder of such Company RSU shall become the holder of the Company Shares comprising such RSU Consideration and the central securities register of the Company shall be revised accordingly, but the holder of such RSU Consideration shall not be entitled to receive a share certificate or other document representing the RSU Consideration;

(ii)	with respect to each Company RSU:

(A)	the holder thereof shall cease to be the holder of such Company RSU, and shall cease to have any rights as a holder in respect of such Company RSU under the applicable Company Option Plan,

(B)	such holder’s name shall be removed from the register of Company RSUs, and

(C)	all Award Agreements, grants and similar instruments relating thereto will be cancelled;

(d)	the Company Option Plans shall be terminated;

(e)

each Company Share held by a Dissenting Shareholder shall be, and shall be deemed to be, surrendered to the Company by the holder thereof, without any further act or formality by such Dissenting Shareholder, free and clear of all Encumbrances, and each such Company Share so surrendered shall be cancelled and thereupon each Dissenting Shareholder shall cease to have any rights as a holder of such Company Shares other than a claim against the Company in an amount determined and payable in accordance with Article 4 and the name of such Dissenting Shareholder shall be removed from the securities register of holders of Company Shares;

(f)

concurrently with the surrender and cancellation of Company Shares held by Dissenting Shareholders pursuant to Section 3.02(e), the stated capital account maintained by the Company in respect of the Company Shares shall be reduced, in respect of the Company Shares cancelled pursuant to Section 3.02(e), by an amount equal to the product obtained when (A) the stated capital of all the issued and outstanding Company Shares immediately prior to the step in Section 3.02(e), is multiplied by (B) a fraction, the numerator of which is the number of Company Shares surrendered and cancelled pursuant to Section 3.02(e), and the denominator of which is the number of issued and outstanding Company Shares immediately prior to the step in Section 3.02(e);

(g)

the Company shall transfer all of its entire legal and beneficial right, title and interest in and to the Spinco Property to Spinco in consideration for the issuance by Spinco to the Company of that number of fully paid and non-assessable Spinco Shares (the “Distribution Spinco Shares”) equal to the number of Company Shares issued and outstanding immediately prior to the transfer in this Section 3.02(g) (for the avoidance of doubt, excluding any Company Shares in respect of which Dissenting Shareholders have exercised Dissent Rights), all in accordance with the terms of the Spinco Contribution Agreement;

(h)	in the course of a reorganization of the Company’s authorized and issued share capital:

(i)

the notice of articles and articles of the Company shall be amended to create a new class of shares without par value, of which an unlimited number may be issued and which shall be designated the "Class A Shares" (the “Class A Shares”), which shall have the special rights and restrictions set forth in Schedule “A” to this Plan of Arrangement;

(ii)

each Company Share issued and outstanding immediately before the reorganization of the Company’s share capital pursuant to this Section 3.02(h) (including, without limitation, the Company Shares issued pursuant to former holders of In-the-Money Options and Company RSUs pursuant to Section 3.02(b) and Section 3.02(c), respectively, but excluding any Company Shares surrendered and cancelled in accordance with Section 3.02(e)) shall be exchanged with the Company, free and clear of any Encumbrances, for one Class A Share and one Distribution Spinco Share, and upon such exchange:

(A)	each such exchanged Company Share shall be cancelled, and the holders of such exchanged Company Shares shall be removed from the Company’s register of holders of Company Shares;

(B)	each holder of such exchanged Company Shares shall be entered in the Company’s register of holders of Class A Shares in respect of the Class A Shares issued to such holder;

(C)	the Company shall be removed from the Spinco’s register of holders of Spinco Shares in respect of the Distribution Spinco Shares; and

(D)	each holder of such exchanged Company Shares shall be entered in Spinco’s register of holders of Spinco Shares in respect of the Distribution Spinco Shares exchanged with such holder by the Company;

(iii)

concurrently with the exchange in Section 3.02(h)(ii), the stated capital account in respect of the Company Shares shall be reduced by an amount equal to the stated capital of the Company Shares immediately prior to the reorganization in Section 3.02(h), and there shall be added to the stated capital account maintained by the Company in respect of the Class A Shares, in respect of the Class A Shares issued pursuant to Section 3.02(h)(ii), the amount by which (A) the amount by which the stated capital account of the Company Shares is reduced pursuant to this Section 3.02(h)(iii), exceeds (B) the fair market value of the Distribution Spinco Shares transferred to the former holders of Company Shares pursuant to Section 3.02(h)(ii);

(i)	the Initial Spinco Share held by the Company shall be cancelled without any repayment thereon, and the Company shall be removed from the Spinco register of holders of Spinco Shares;

(j)

all of the issued and outstanding Spinco Shares shall be consolidated (the “Spinco Share Consolidation”) on the basis of one post-consolidation Spinco Share for each eight (8) pre-consolidation Spinco Shares held by a holder of Spinco Shares, and any fractional Spinco Shares resulting from such Spinco Share Consolidation shall be cancelled without payment or compensation therefor, and upon such Spinco Share Consolidation the register of holders of Spinco Shares shall be amended to reflect the Spinco Share Consolidation;

(k)	each Participating Former Securityholder receiving Class A Shares pursuant to Section 3.02(h)(ii) who:

(i)

duly and validly completes and delivers a Letter of Transmittal in accordance with Section 3.03 and Section 3.04 electing to receive the Combination Consideration in respect of all of such Participating Former Securityholder’s Company Shares;

(ii)

has not completed and delivered a Letter of Transmittal by the Election Deadline or who has otherwise failed to make a valid election to receive the Cash Consideration or the Purchaser Share Consideration is respect of all of such Participating Former Securityholder’s Company Shares; or

(iii)	exercises Dissent Rights and is ultimately not entitled, for any reason, to be paid fair value for its Company Shares,

shall transfer, and shall be deemed to have transferred, to Acquireco, without any further act or formality by such Participating Former Securityholder, free and clear of all Encumbrances, each Class A Share held by such Participating Former Securityholder immediately prior to the exchange in this Section 3.02(k) in exchange for the Combination Consideration Cash and the Combination Consideration Purchaser Shares, and upon such exchange:

(iv)	each such Participating Former Securityholder shall be removed from the Company’s securities register of holders of Class A Shares,

(v)	Acquireco shall be entered in the Company’s securities register of holders of Class A Shares as the legal and beneficial owner of such Class A Shares, free of all Encumbrances; and

(vi)

each such Participating Former Securityholder shall, subject to the provisions of Section 3.06, be entered in the Purchaser’s securities register of holders of Purchaser Shares in respect of the Purchaser Shares payable to such Participating Former Securityholder pursuant to this Section 3.02(k);

(l)

each Participating Former Securityholder receiving Class A Shares pursuant to Section 3.02(h)(ii) who duly and validly completes and delivers a Letter of Transmittal in accordance with Section 3.03 and Section 3.04 electing to receive either the Cash Consideration or the Purchaser Share Consideration in respect of all of such Participating Former Securityholder’s Company Shares shall transfer, and shall be deemed to have transferred, to Acquireco, without any further act or formality by such Participating Former Securityholder, free and clear of all Encumbrances, each Class A Share held by such Participating Former Securityholder immediately prior to the exchange in this Section 3.02(l) in exchange for:

(i)	in the case of a Participating Former Securityholder validly electing to receive the Cash Consideration, the Cash Consideration, subject to the provisions of Section 3.02(m); and

(ii)	in the case of a Participating Former Securityholder validly electing to receive the Purchaser Share Consideration, the Purchaser Share Consideration, subject to the provisions of Section 3.02(n),

and upon such exchange:

(iii)	each such Participating Former Securityholder shall be removed from the Company’s securities register of holders of Class A Shares,

(iv)	Acquireco shall be entered in the Company’s securities register of holders of Class A Shares as the sole legal and beneficial owner of such Class A Shares, free of all Encumbrances; and

(v)

each such Participating Former Securityholder shall, subject to the provisions of Section 3.02(m) or Section 3.02(n), as applicable, and Section 3.06, be entered in the Purchaser’s securities register of holders of Purchaser Shares in respect of the Purchaser Shares, if any, payable to such Participating Former Securityholder;

(m)

in the event that (A) the sum of (I) the aggregate Combination Consideration Cash payable pursuant to Section 3.02(k) and (II) the Aggregate Elected Cash, exceeds (B) the Maximum Cash Consideration, each Participating Former Securityholder who validly elects to receive the Cash Consideration in respect of all of such Participating Former Securityholder’s Company Shares shall, notwithstanding Section 3.02(l)(i):

(i)

only be entitled to receive the Cash Consideration for that portion of their Class A Shares equal to a fraction, rounded to six decimal places, the numerator of which is the Maximum Cash Consideration minus the aggregate Combination Consideration Cash payable pursuant to Section 3.02(k), and the denominator of which is the Aggregate Elected Cash; and

(ii)

be entitled to receive the Purchaser Share Consideration for the remaining portion of their Class A Shares (including, for the avoidance of doubt, a corresponding portion of the Purchaser Share Consideration for any fractional Class A Share included in such remaining portion);

(n)

in the event that (A) the sum of (I) the aggregate Combination Consideration Purchaser Shares payable pursuant to Section 3.02(k) and (II) the Aggregate Elected Purchaser Shares, exceeds (B) the Maximum Purchaser Share Consideration, each Participating Former Securityholder who validly elects to receive the Purchaser Share Consideration shall, notwithstanding Section 3.02(l)(ii):

(i)

only be entitled to receive the Purchaser Share Consideration for that portion of their Class A Shares equal to a fraction, rounded to six decimal places, the numerator of which is the Maximum Purchaser Share Consideration minus the aggregate Combination Consideration Purchaser Shares payable pursuant to Section 3.02(k), and the denominator of which is the Aggregate Elected Purchaser Shares; and

(ii)

be entitled to receive the Cash Consideration for the remaining portion of their Class A Shares (including, for the avoidance of doubt, any fractional Class A Share included in such remaining portion);

(o)

the resignations of the Existing Company Directors, and the appointment of the New Company Directors, shall be deemed to be effective immediately following the transfers of the Class A Shares to Acquireco pursuant to Section 3.02(k) and Section 3.02(l);

(p)

upon the resignation of the Existing Company Directors becoming effective, each Company DSU outstanding immediately prior to the Effective Time shall be cancelled in exchange for a cash payment by the Company to the holder of such Company DSU equal to the Company Share Value;

(q)	the Company DSU Plan shall be terminated;

(r)	the Company shall file with the CRA an election pursuant to section 89(1) of the Tax Act to cease to be a public corporation for purposes of the Tax Act;

(s)	the notice of articles of 0985472 shall be altered to provide that 0985472 shall become an unlimited liability company, and that the name of 0985472 shall be “0985472 BC Unlimited Liability Company”;

(t)

the notice of articles of the Company shall be altered to provide that the Company shall become an unlimited liability company, and that the name of the Company shall be “Klondex Unlimited Liability Company”;

(u)	the aggregate stated capital maintained by 0985472 in respect of its shares shall be reduced to $1.00 without any repayment of capital in respect thereof;

(v)

the Company and 0985472 shall amalgamate (the “First Amalgamation”) to form one unlimited liability company (“Amalco One ULC”) under section 288 of the BCBCA, and from and after the Effective Date at the time of the step contemplated by this Section 3.02(v):

(i)

the property, rights and interests of each of the Company and 0985472 shall continue to be the property, rights and interests of Amalco One, and for greater certainty the First Amalgamation will not constitute a transfer or assignment of the rights or obligations of either of the Company or 0985472 under any such rights, contracts, permits and interests;

(ii)	Amalco One shall continue to be liable for the obligations of each of the Company and 0985472;

(iii)	an existing cause of action, claim or liability to prosecution of the Company or Amalco One shall be unaffected;

(iv)	a legal proceeding being prosecuted or pending by or against the Company or Amalco One may be prosecuted, or its prosecution may be continued, as the case may be, by or against Amalco One;

(v)	a conviction against, or a ruling, order or judgment in favour of or against the Company or 0985472 may be enforced by or against Amalco One;

(vi)

Acquireco shall receive on the amalgamation one Amalco One common share in exchange for each Class A Share held by it immediately prior to the First Amalgamation, and all of the issued and outstanding shares in the capital of 0985472 shall be cancelled without any repayment of capital in respect thereof;

(vii)	the name of Amalco One shall be “Klondex Mines Unlimited Liability Company”;

(viii)	Amalco One shall be authorized to issue an unlimited number of common shares without par value;

(ix)	the articles and notice of articles of Amalco One shall be in the form of the Company’s articles and notice of articles;

(x)	the first directors of Amalco One following the amalgamation shall be the New Company Directors; and

(xi)	the stated capital of the common shares of Amalco One will be an amount equal to the stated capital attributable to the Class A Shares of the Company immediately prior to the amalgamation;

(w)	the aggregate stated capital maintained by Amalco One in respect of its common shares shall be reduced to $1.00 without any repayment of capital in respect thereof;

(x)

Acquireco and Amalco One shall amalgamate (the “Second Amalgamation”) to form one unlimited liability company (“Amalco Two ULC”) under section 288 of the BCBCA, and from and after the Effective Date at the time of the step contemplated by this Section 3.02(x):

(i)

the property, rights and interests of each of Acquireco and Amalco One shall continue to be the property, rights and interests of Amalco Two, and for greater certainty, the Second Amalgamation will not constitute a transfer or assignment of the rights or obligations of either of Acquireco or Amalco One under any such rights, contracts, permits and interests;

(ii)	Amalco Two shall continue to be liable for the obligations of each of Acquireco and Amalco One;

(iii)	an existing cause of action, claim or liability to prosecution of Acquireco or Amalco One shall be unaffected;

(iv)	a legal proceeding being prosecuted or pending by or against Acquireco or Amalco One may be prosecuted, or its prosecution may be continued, as the case may be, by or against Amalco Two;

(v)	a conviction against, or a ruling, order or judgment in favour of or against Acquireco or Amalco One may be enforced by or against Amalco Two;

(vi)

the Purchaser shall receive on the amalgamation one Amalco Two common share in exchange for each Acquireco Common Share held by it immediately prior to the Second Amalgamation, and all of the issued and outstanding common shares of Amalco One shall be cancelled without any repayment of capital in respect thereof;

(vii)	the name of Amalco Two shall be “Klondex Mines Unlimited Liability Company”;

(viii)	Amalco Two shall be authorized to issue an unlimited number of common shares without par value;

(ix)	the articles and notice of articles of Amalco Two shall be in the form of Acquireco’s articles and notice of articles;

(x)	the first annual general meeting of Amalco Two shall be held within 18 months from the Effective Date;

(xi)	the first directors of Amalco Two following the amalgamation shall be the New Company Directors; and

(xii)	the stated capital of the common shares of Amalco Two will be an amount equal to the stated capital attributable to the Acquireco Common Shares immediately prior to the amalgamation; and

(y)

Spinco shall issue the Purchaser Spinco Shares to the Purchaser in consideration for the payment of the Purchaser Spinco Subscription Amount, and the Depositary shall release the Purchaser Spinco Subscription Amount to Spinco, and upon payment of the Purchaser Spinco Subscription Amount in accordance with this Section 3.02(y) Spinco shall be deemed to have issued such fully paid and non-assessable Purchaser Spinco Shares to the Purchaser, and the stated capital account maintained by Spinco in respect of the Spinco Common Shares shall be increased, in respect of the Purchaser Spinco Shares issued pursuant to this Section 3.02(y), by an amount equal to the Canadian dollar equivalent of the Purchaser Spinco Subscription Amount.

Section 3.03	Consideration Election

(a)

Each Participating Former Securityholder will be entitled to make an election in the Letter of Transmittal, in accordance with the provisions of this Section 3.03 and Section 3.04 and the Letter of Transmittal, to receive either (i) the Combination Consideration, (ii) the Cash Consideration or (iii) the Purchaser Share Consideration with respect to all, but not less than all, of their Company Shares. Any such election, in the case of Participating Former Securityholders electing to receive the Cash Consideration or the Purchaser Share Consideration, shall be subject to the pro-ration limitations in Section 3.02(m) and Section 3.02(n), as applicable. A Participating Former Securityholder who fails to make a valid election in accordance with the provisions of this Section 3.03 and Section 3.04 will be deemed to have made an election to receive the Combination Consideration with respect to all of such Participating Former Securityholder’s Company Shares.

(b)

The deadline by which the election must be received by the Depositary (the “Election Deadline”) shall be 5:00 p.m. [(Vancouver time)] on ●, 2018 (the “Initial Election Deadline”), unless otherwise extended by the Purchaser and the Company in writing in accordance with this Section 3.03.

(c)

If, after the Letter of Transmittal has been mailed to Participating Former Securityholders, the Purchaser and the Company determine that the Effective Date is not reasonably likely to occur by the tenth Business Day after the Initial Election Deadline, then the Election Deadline shall be extended to a date which the Purchaser and the Company expect to be not more than ten Business Days before the Effective Date.

(d)

If the Election Deadline is extended, then the Company shall provide at least five days’ notice of the new Election Deadline (and shall provide such notice prior to the Initial Election Deadline if practicable) to Participating Former Securityholders by means of publication, at least once, in The Globe and Mail (national edition) or any other English language daily newspaper of general circulation in Canada.

(e)	Any duly completed Letter of Transmittal deposited by the Initial Election Deadline shall not be required to be re-deposited if the Election Deadline is extended pursuant to this Section 3.03.

(f)

The Letter of Transmittal shall be sent not less than 21 days prior to the Initial Election Deadline to (i) each holder of record of Company Shares, and (ii) each Participating Former Securityholder other than a Company Shareholder.

Section 3.04	Method of Election

The election contemplated by Section 3.03(a) shall be made as follows:

(a)	a Participating Former Securityholder shall make such election by depositing with the Depositary by the Election Deadline:

(i)	an irrevocable Letter of Transmittal duly signed and completed in accordance with the provisions thereof, indicating such Participating Former Securityholder’s election; and

(ii)	if applicable, the certificates representing such Participating Former Securityholder’s Company Shares;

(b)	any Letter of Transmittal once so deposited with the Depositary shall be irrevocable and may not be withdrawn by the Participating Former Securityholder;

(c)

any Participating Former Securityholder who does not deposit with the Depositary a duly completed Letter of Transmittal, together with the certificates representing such Participating Former Securityholder’s Company Shares, prior to the Election Deadline, or who otherwise fails to fully comply with the requirements of Section 3.03 and this Section 3.04 (including any Participating Former Securityholder who attempts to exercise but does not validly exercise Dissent Rights), shall be deemed to have elected to receive the Combination Consideration in respect of all such Participating Former Securityholder’s Company Shares;

(d)	any deposit of a Letter of Transmittal and accompanying certificates may be made at any of the addresses of the Depositary specified in the Letter of Transmittal; and

(e)

a Participating Former Securityholder who holds Company Shares as a nominee, custodian, depositary, trustee or in any other representative capacity for beneficial owners of Company Shares may submit a separate Letter of Transmittal for each beneficial owner of such Company Shares.

Section 3.05	Pre-Effective Time Procedures

(a)	Following the receipt of the Final Order and no later than one Business Day prior to the Effective Date:

(i)

the Purchaser and Acquireco shall deliver or arrange to be delivered to the Depositary (A) the Maximum Cash Consideration and (B) certificates representing the Maximum Purchaser Shares, which Maximum Cash Consideration and certificates shall be held by the Depositary as agent and nominee for such Participating Former Securityholders for distribution to such Participating Former Securityholders in accordance with the provisions of Article 5;

(ii)

the Purchaser shall deliver or arrange to be delivered to the Depositary cash in an amount sufficient to pay the Purchaser Spinco Subscription Amount, which cash shall be held by the Depositary as agent and nominee for Spinco for distribution to Spinco in accordance with the provisions of Section 3.02(y);

(iii)

Spinco shall deliver or arrange to be delivered to the Depositary certificates representing the Spinco Shares required to be delivered to Participating Former Securityholders pursuant to Section 3.02 (after giving effect to the Spinco Share Consolidation), which certificates shall be held by the Depositary as agent and nominee for such Participating Former Securityholders for distribution to such Participating Former Securityholders in accordance with the provisions of Article 5; and

(iv)

Spinco shall deliver or arrange to be delivered to the Depositary certificates representing the Purchaser Spinco Shares, which certificates shall be held by the Depositary as agent and nominee for the Purchaser for distribution to the Purchaser in accordance with the provisions of Section 3.02(y);

(b)

Subject to the provisions of Section 3.06 and Article 5, on the Effective Date the Participating Former Securityholders shall be entitled to receive delivery of the cash and share certificates comprising the Arrangement Consideration to which they are entitled pursuant to Section 3.02.

Section 3.06	No Fractional Shares

No fractional Purchaser Shares or Spinco Shares shall be issued to Former Securityholders in connection with this Plan of Arrangement. The total number of Purchaser Shares or Spinco Shares to be issued to any Former Securityholder shall, without additional compensation, be rounded down to the nearest whole Purchaser Share or Spinco Share, as applicable, in the event that a Former Securityholder is entitled to a fractional share.

Article 4
DISSENT RIGHTS

Section 4.01	Dissent Rights

Pursuant to the Interim Order, registered Company Shareholders may exercise rights of dissent (“Dissent Rights”) under Division 2 of Part 8 of the BCBCA, as modified by this Article 4, the Interim Order and the Final Order, with respect to Company Shares in connection with the Arrangement, provided that the written notice of dissent to the Arrangement Resolution contemplated by Section 242 of the BCBCA must be sent to the Company by holders who wish to dissent at least two Business Days before the Company Meeting (or any date to which the Company Meeting may be postponed or adjourned), and provided further that holders who exercise such rights of dissent and who:

(a)

are ultimately entitled to be paid fair value for their Company Shares (which fair value shall be the fair value of such shares immediately before the passing by the Affected Securityholders of the Arrangement Resolution) shall be paid an amount in cash equal to such fair value by the Company (including any successor or successors to the Company by amalgamation); and

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Company Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting Company Shareholder who validly elected to receive the Combination Consideration in respect of all of their Company Shares, but in no case shall the Purchaser, the Company, Acquireco or any other person be required to recognize Company Shareholders who exercise Dissent Rights as Company Shareholders after the time that is immediately prior to the Effective Time, and the names of such registered Company Shareholders who exercise Dissent Rights shall be deleted from the central securities register as holders of Company Shares at the Effective Time and their Company Shares shall be deemed to be surrendered to the Company and cancelled in accordance with Section 3.02(e).

Article 5
DELIVERY OF ARRANGEMENT CONSIDERATION

Section 5.01	Delivery of Arrangement Consideration

(a)

On the Effective Date, each Participating Former Securityholder shall be entitled to receive, and the Depositary shall, provided such Participating Former Securityholder has otherwise complied with this Article 5, deliver to such Participating Former Securityholder, following the Effective Time, the Arrangement Consideration that such Former Securityholder is entitled to receive in accordance with Section 3.02 and Section 3.06.

(b)

Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Company Shares that were exchanged for Class A Shares and Spinco Shares in accordance with Section 3.02, together with such other documents and instruments as would have been required to effect the transfer of the Company Shares formerly represented by such certificate under the terms of such certificate, the BCBCA or the articles of the Company, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, the Arrangement Consideration that such holder is entitled to receive in accordance with Section 3.02 and Section 3.06.

(c)

After the Effective Time and until surrendered for cancellation as contemplated by Section 5.01(b) hereof, each certificate that immediately prior to the Effective Time represented one or more Company Shares shall, following completion of the transactions described in Section 3.02, be deemed at all times to represent only the right to receive in exchange therefor the Arrangement Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.02.

Section 5.02	Lost Certificates

In the event any certificate that, immediately prior to the Effective Time, represented one or more outstanding Company Shares that were exchanged for Class A Shares and Spinco Shares in accordance with Section 3.02 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver, in exchange for such lost, stolen or destroyed certificate, the cash and certificates representing the aggregate Arrangement Consideration that such holder is entitled to receive in accordance with Section 3.02. When authorizing such delivery of a certificate representing Purchaser Shares or Spinco Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom certificates representing such Purchaser Shares or Spinco Shares is to be delivered shall, as a condition precedent to the delivery of the cash and certificates representing such Arrangement Consideration, give a bond satisfactory to the Purchaser, Spinco and the Depositary in such amount as the Purchaser, Spinco and the Depositary may direct, or otherwise indemnify the Purchaser, Spinco and the Depositary, in a manner satisfactory to the Purchaser, Spinco and the Depositary, against any claim that may be made against the Purchaser, Spinco or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed, and shall otherwise take such actions as may be required by the articles of the Company.

Section 5.03	Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to Purchaser Shares or Spinco Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Company Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.01 or Section 5.02. Subject to applicable law and to Section 5.04, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Purchaser Shares and Spinco Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Shares and Spinco Shares, as applicable.

Section 5.04	Withholding Rights

The Purchaser, Acquireco, the Company, Spinco and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to a Former Securityholder pursuant to the Arrangement and from any and all dividends or other distributions otherwise payable to any Former Securityholder such amounts as the Purchaser, Acquireco, the Company, Spinco or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the U.S. Tax Code or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended, and may sell on behalf of a Former Securityholder any Purchaser Shares or Spinco Shares deliverable to such Former Securityholder, in order to remit to a taxing authority a sufficient amount to comply with such tax laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the particular person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. Without restricting the intent of the above, the Purchaser, Acquireco, the Company, Spinco or the Depositary shall withhold from any Arrangement Consideration payable to a Company Optionholder or Company RSU Holder, and/or sell any component of the Arrangement Consideration deliverable to any Company Optionholder or Company RSU Holder in order to remit to a taxing authority or remit to the Company for remittance to a taxing authority, a sufficient amount to comply with tax laws in respect of the cancellation of the Company Options and Company RSUs pursuant to the Plan of Arrangement.

Section 5.05	Limitation and Proscription

To the extent that a Participating Former Securityholder shall not have complied with the provisions of Section 5.01 or Section 5.02 on or before the date that is three years after the Effective Date (the “final proscription date”), then the aggregate Cash Consideration to which such Participating Former Securityholder was entitled shall be returned to the Purchaser and the Purchaser Shares and Spinco Shares that such Participating Former Securityholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Purchaser Shares and the Spinco Shares shall be delivered by the Depositary to the Purchaser or Spinco, as applicable, and the interest of the Participating Former Securityholder in such Cash Consideration, Purchaser Shares and Spinco Shares to which it was entitled shall be terminated as of such final proscription date.

Article 6
AMENDMENTS

Section 6.01	Amendments to Plan of Arrangement

(a)

The Purchaser and the Company reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by the Purchaser and the Company, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to Affected Securityholders if and as required by the Court.

(b)

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company at any time prior to the Company Meeting provided that the Purchaser shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Company Meeting shall be effective only if: (i) it is consented to in writing by each of the Purchaser and the Company; and (ii) if required by the Court, it is consented to by the Affected Securityholders voting in the manner directed by the Court.

Schedule “A” to Plan of Arrangement

Special Rights and Restrictions of the Class A Shares

The Class A Common Shares shall have the following rights, privileges, restrictions and conditions attached thereto:

(a)

Dividends: The holders of the Class A Shares are entitled to receive dividends, if, as and when declared by the board of directors of the Company out of the assets of the Company properly applicable to the payment of dividends in such amounts and payable at such times and at such place or places in Canada as the board of directors of the Company may from time-to-time determine. Subject to the rights of the holders of any other class of shares of the Company entitled to receive dividends in priority to or rateably with the Class A Shares, the board of directors of the Company may in its sole discretion declare dividends on the Class A Shares to the exclusion of any other class of shares of the Company;

(b)

Voting Rights: The holders of the Class A Shares are entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Company, and to two votes at all such meetings in respect of each Class A Share held;

(c)

Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, the holders of the Class A Shares shall, subject to the rights of the holders of any other class of shares of the Company upon such a distribution in priority to the Class A Shares, be entitled to participate rateably in any distribution of the assets of the Company; and

(d)

Modification of Rights: The rights and restrictions attached to the Class A Shares shall not be modified unless the holders of the Class A Shares consent thereto by separate resolution. Such consent may be obtained in writing signed by the holders of all of the issued and outstanding Class A Shares or by a resolution passed by at least 75% of the votes cast at a separate meeting of the holders of Class A Shares who are present in person or represented by proxy at such meeting;

Schedule B Arrangement Resolution

RESOLUTION OF THE SHAREHOLDERS
OF KLONDEX MINES LTD.
(the “Company”)

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving the Company and its securityholders, all as more particularly described and set forth in the Management Information Circular of the Company dated ●, 2018 (the “Circular”), is hereby authorized, approved and adopted.

2.

The plan of arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Plan of Arrangement”) involving the Company and its securityholders and implementing the Arrangement, the full text of which is attached as Appendix ● to the Circular is hereby authorized, approved and adopted.

3.

The Arrangement Agreement (as it may be amended from time to time in accordance with its terms, the “Arrangement Agreement”) dated as of March 16, 2018 between the Company and Hecla Mining Company and 1156291 B.C. Unlimited Liability Company and all the transactions contemplated therein, the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder are hereby confirmed, ratified, authorized and approved.

4.

The Company be and is hereby authorized to apply for a final order from the Supreme Court of British Columbia to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented and as described in the Circular).

5.

Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by the securityholders of the Company, or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of the Company are hereby authorized and empowered without further approval of any shareholders of the Company:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or Plan of Arrangement; and

(b)	subject to the terms and conditions of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

6.

Any officer or director of the Company is hereby authorized for and on behalf of the Company to execute and deliver for filing with the Registrar under the BCBCA any and all documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and such other documents.

7.

Any one director or officer of the Company is hereby authorized, empowered and instructed, acting for, in the name and on behalf of the Company, to execute or cause to be executed, under the seal of the Company or otherwise, and to deliver or to cause to be delivered, all such other documents and to do or to cause to be done all such other acts and things as in such person’s opinion may be necessary or desirable in order to carry out the intent of the foregoing paragraphs of these resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or the doing of such act or thing.

B-1

Schedule C Form of Support Agreement

CONFIDENTIAL

VOTING AGREEMENT

THIS AGREEMENT is made as of the ____ day of March, 2018.

BETWEEN:

_________________________________________

(the “Shareholder”)

- and –

Hecla Mining Company, a corporation existing under the laws of the State of Delaware

(the “Purchaser”)

WHEREAS:

A.

the Shareholder is the registered and/or beneficial owner of that number of issued and outstanding common shares, incentive stock options, restricted share units, deferred share units and/or share purchase warrants in the capital of Klondex Mines Ltd. (the “Company”), a corporation existing under the laws of British Columbia, set forth on the Shareholder’s signature page attached to this Agreement;

B.

the Purchaser, 1156291 B.C. Unlimited Liability Company, a wholly owned subsidiary of the Purchaser, and the Company have entered into an arrangement agreement concurrently with the entering into of this Agreement (the “Arrangement Agreement”) and propose, subject to the terms and conditions of the Arrangement Agreement, to consummate an arrangement as set forth in the plan of arrangement attached to the Arrangement Agreement (the “Arrangement”); and

C.	the Shareholder acknowledges that the Purchaser would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Shareholder.

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

Article 1
INTERPRETATION

Section 1.1     Definitions

All terms used in this Agreement that are not defined herein and that are defined in the Arrangement Agreement shall have the respective meanings ascribed to them in the Arrangement Agreement.

For the purposes of this Agreement:

“Subject DSUs” means that number of Company DSUs set forth on the Shareholder’s signature page attached to this Agreement, being all of the Company DSUs owned legally or beneficially by the Shareholder or over which the Shareholder exercises control or direction;

“Subject Options” means that number of Options set forth on the Shareholder’s signature page attached to this Agreement, being all of the Options owned legally or beneficially by the Shareholder or over which the Shareholder exercises control or direction;

“Subject RSUs” means that number of Company RSUs set forth on the Shareholder’s signature page attached to this Agreement, being all of the Company RSUs owned legally or beneficially by the Shareholder or over which the Shareholder exercises control or direction;

“Subject Securities” means, collectively, the Shareholder’s Subject Shares, Subject Options, Subject RSUs, Subject DSUs and Subject Warrants;

“Subject Shares” means that number of Company Shares set forth on the Shareholder’s signature page attached to this Agreement, being all of the Company Shares owned legally or beneficially, either directly or indirectly, by the Shareholder or over which the Shareholder exercises control or direction, either directly or indirectly, and shall further include any Company Shares issued upon the exercise by the Shareholder of Company Options, Company Warrants, Company RSUs or otherwise acquired by the Shareholder after the date hereof; and

“Subject Warrants” means that number of Company Warrants set forth on the Shareholder’s signature page attached to this Agreement, being all of the Company Warrants owned legally or beneficially by the Shareholder or over which the Shareholder exercises control or direction.

Article 2
COVENANTS

Section 2.1     General Covenants of the Shareholder

The Shareholder hereby covenants and agrees in favour of the Purchaser that, from the date hereof until the termination of this Agreement in accordance with Article 4, except as permitted by this Agreement:

(a)

at any Company Meeting of securityholders called to vote upon the Arrangement Agreement or the transactions contemplated by the Arrangement Agreement or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in lieu of a Company Meeting) with respect to the Arrangement Agreement or the transactions contemplated by the Arrangement Agreement is sought, the Shareholder shall cause its Subject Securities (which have the right to vote at such meeting) to be counted as present for purposes of establishing a quorum and shall vote (or cause to be voted) its Subject Securities (which have the right to vote at such meeting) in favour of the approval of the Arrangement and any other matter necessary for the consummation of the transactions contemplated by the Arrangement Agreement;

(b)

at any Meeting of securityholders of the Company or at any adjournment or postponement thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the securityholders of the Company is sought (including by written consent in lieu of a Company Meeting), the Shareholder shall cause its Subject Securities (which have the right to vote at such meeting) to be counted as present for purposes of establishing quorum and shall, unless otherwise directed by the Purchaser in writing, vote (or cause to be voted) its Subject Securities (which have the right to vote at such meeting) against (1) any Acquisition Proposal, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Shareholder under this Agreement and (3) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the transactions contemplated by the Arrangement Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the notice or article or articles of the Company);

(c)	subject to Section 5.1, the Shareholder shall not, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, and shall not permit any such person to:

(i)

solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of the Company or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(ii)

enter into or otherwise engage or participate in any substantive discussions or negotiations with any person (other than the Purchaser and its affiliates) regarding any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to, an Acquisition Proposal;

(iii)	withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify support for the transactions contemplated by the Arrangement Agreement;

(iv)	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend any publicly disclosed Acquisition Proposal; or

(v)	accept or enter into or publicly propose to accept or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal;

(d)

the Shareholder will immediately cease and cause to be terminated any existing solicitation, discussion or negotiation commenced prior to the date of this Agreement with any person (other than the Purchaser) by such Shareholder or, if applicable, any of its officers, directors, employees, representatives or agents with respect to any potential Acquisition Proposal, whether or not initiated by the Shareholder or any of its officers, directors, employees, representatives or agents;

(e)

the Shareholder agrees not to directly or indirectly (i) sell, transfer, assign, grant a participation interest in, option, pledge, hypothecate, grant a security interest in or otherwise convey or encumber (each, a “Transfer”), or enter into any agreement, option or other arrangement with respect to the Transfer of, any of its Subject Securities to any person, other than pursuant to the Arrangement Agreement, or (ii) grant any proxies or power of attorney, deposit any of its Subject Securities (to which voting rights attach) into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to its Subject Securities, other than pursuant to this Agreement;

(f)

subject to Section 5.1, the Shareholder shall not take any other action of any kind, directly or indirectly, which would reasonably be expected to reduce the success of, or delay or interfere with the completion of the transactions contemplated by the Arrangement Agreement, unless otherwise directed in writing by the Purchaser;

(g)

subject to Section 5.1, the Shareholder shall as a holder of Subject Securities cooperate with the Company and the Purchaser to successfully complete the Arrangement and the other transactions contemplated by the Arrangement Agreement and this Agreement and to oppose any of the matters listed in Section 2.1(b);

(h)	the Shareholder shall not exercise any rights of appraisal or rights of dissent from the Arrangement or the transactions contemplated by the Arrangement Agreement that the Shareholder may have;

(i)

solely in the event of a failure by the Shareholder to act in accordance with Shareholder’s obligations as to voting pursuant to Sections 2.1(a) and (b) above, the Shareholder hereby appoints the Purchaser and any designee of Purchaser, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Subject Shares in accordance with Sections 2.1(a) and (b). This proxy and power of attorney is given solely to secure the performance of the duties of Shareholder under this Agreement. The Shareholder shall take such further action or execute such forms of proxy, voting instructions or similar instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject Shares. The power of attorney granted by the Shareholder herein is a durable power of attorney and shall survive the bankruptcy of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement; and

(j)

without limiting the generality of Section 5.2, no later than ten business days prior to the date of the Company Meeting: (i) with respect to any Subject Securities that are registered in the name of the Shareholder, the Shareholder shall deliver or cause to be delivered, in accordance with the instructions set out in the Circular of the Company and with a copy to the Purchaser concurrently with such delivery, a duly executed proxy or proxies directing the holder of such proxy or proxies to vote such Subject Securities (which have the right to vote) in favour of the Arrangement; and (ii) with respect to any Subject Securities (which have the right to vote) that are beneficially owned by the Shareholder but not registered in the name of the Shareholder, the Shareholder shall deliver a duly executed voting instruction form to the intermediary through which the Shareholder holds its beneficial interest in the Shareholder’s Subject Securities, with a copy to the Purchaser concurrently, instructing that the Shareholder’s Subject Securities be voted at the Company Meeting in favour of the Arrangement. Such proxy or proxies shall name those individuals as may be designated by the Company in the Circular of the Company and such proxy or proxies or voting instructions shall be revoked upon the earlier of: (i) the written consent of the Purchaser or (ii) upon the termination of this Agreement.

Section 2.2     Co-operation/Alternative Transaction

If the Purchaser and the Company conclude after the date of this Agreement that it is necessary or desirable to proceed with a form of transaction other than pursuant to the Arrangement Agreement (including, without limitation, a take-over bid) whereby the Purchaser and/or its affiliates would effectively acquire all the Subject Shares on economic terms and other terms and conditions having consequences to the Shareholder that are substantially equivalent to or better than those contemplated by the Arrangement Agreement (any such transaction is referred to as an “Alternative Transaction”), the Shareholder agrees to (as applicable) support the completion of the Alternative Transaction in the same manner as this Agreement provides with respect to the Arrangement, including, in the case of a take-over bid, by causing all of the Shareholder’s Subject Shares to be validly tendered in acceptance of such take-over bid together with the letter of transmittal and, if applicable, notice of guaranteed delivery, and any other documents required in accordance with such take-over bid, and will not withdraw the Shareholder’s Subject Shares from such take-over bid except as expressly otherwise provided in this Agreement.

Section 2.3     Covenants of the Purchaser

The Purchaser hereby agrees to comply with its obligations under the Arrangement Agreement. The Purchaser hereby agrees and confirms to the Shareholder that it shall use its commercially reasonable efforts to complete the Arrangement and cause the Consideration to be made available to pay for the Subject Securities in accordance with and subject to the terms and conditions of the Arrangement Agreement and the Plan of Arrangement. The Purchaser hereby covenants and agrees that it shall not, without the prior written consent of the Shareholder: (i) decrease the Consideration payable per Subject Security pursuant to the Arrangement; (ii) change the amount or form of Consideration payable pursuant to the Arrangement (other than to increase the total Consideration per Subject Security or to add additional Consideration); (iii) impose additional conditions to completion of the Arrangement; or (iv) otherwise substantively vary the Arrangement or any terms or conditions thereof in a manner that is materially adverse to shareholders of the Company.

Article 3
REPRESENTATIONS AND WARRANTIES

Section 3.1     Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to and covenants with the Purchaser as follows, and acknowledges that the Purchaser is relying upon such representations, warranties and covenants in entering into this Agreement and the Arrangement Agreement:

(a)

Incorporation; Capacity; Authorization. Where the Shareholder is a corporation, it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; it has the requisite corporate power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform its obligations hereunder. Where the Shareholder is not a corporation, he, she or it has the power and capacity and has received all requisite approvals to execute and deliver this Agreement and to perform his, her or its obligations hereunder.

(b)

Enforceable. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and the general principles of equity.

(c)

Ownership of Shares and Other Securities. The Shareholder is the sole registered and/or beneficial owner of its Subject Securities. The Shareholder does not own or have any interest in any securities of the Company other than the Subject Securities. The Shareholder is and will be immediately prior to the Effective Date, the registered and/or beneficial owner of the Subject Securities, with good and marketable title thereto, free and clear of any and all Encumbrances.

(d)

No Breach. Neither the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby nor the compliance by the Shareholder with any of the provisions hereof will:

(i)

result in any breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) (or give rise to any third party right of termination, cancellation, material modification, acceleration, purchase or right of first refusal) under any provision of the certificate of incorporation, articles, by-laws or any other constating document of the Shareholder, or under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, contract, license, agreement, lease, permit or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its properties or assets (including the Subject Securities) may be bound,

(ii)

require on the part of the Shareholder any filing with (other than pursuant to the requirements of applicable securities legislation, which filings the Shareholder will undertake) or permit, authorization, consent or approval of, any Governmental Entity or any other person, or

(iii)

subject to compliance with any approval or Laws contemplated by the Arrangement Agreement, violate or conflict with any judgement, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder or any of its properties or assets, in each case other than as would not be reasonably expected to have a materially adverse effect on the Shareholder’s ability to perform its obligations hereunder.

(e)

No Proceedings. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity, or, to the knowledge of the Shareholder, threatened against the Shareholder or any of its properties that, individually or in the aggregate, could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement. There is no order of any Governmental Entity against the Shareholder that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have an adverse effect on the Shareholder’s ability to consummate the transactions contemplated by this Agreement.

(f)

No Agreements. No person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement or the Arrangement Agreement.

(g)

Voting. The Shareholder has the sole and exclusive right to enter into this Agreement and to vote the Subject Securities (which have the right to vote) as contemplated herein. None of the Subject Securities is subject to any proxy, power of attorney, attorney-in-fact, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(h)

Consents. No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other person is required to be obtained by the Shareholder in connection with the execution, delivery or performance of this Agreement.

(i)

Legal Proceedings. To the knowledge of the Shareholder, there are no legal proceedings in progress or pending before any Governmental Entity or threatened against the Shareholder or any judgment, decree or order against the Shareholder that would adversely affect the title of the Shareholder to any of the Subject Securities.

Section 3.2     Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants and covenants to the Shareholder, acknowledging that the Shareholder is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)

Capacity. The Purchaser validly subsists under the laws of the State of Delaware and has necessary requisite corporate power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b)

Authorization. The execution, delivery and performance of this Agreement by the Purchaser have been duly authorized and no other internal proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereunder.

(c)

Enforceable. This Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally, and to public policy and the general principles of equity.

Article 4
TERMINATION

Section 4.1     Termination

This Agreement may be terminated:

(a)	at any time upon the written agreement of the Purchaser and the Shareholder;

(b)

by the Shareholder if the Purchaser and the Company, without the prior written consent of the Shareholder, amend the terms of the Arrangement Agreement in a manner that reduces the amount of consideration payable in respect of the Subject Securities;

(c)	by the Purchaser or the Shareholder if the Arrangement Agreement is terminated in accordance with its terms;

(d)

by the Shareholder if (i) any of the representations and warranties of the Purchaser under this Agreement shall not be true and correct in all material respects, or (ii) the Purchaser shall not have complied with its covenants to the Shareholder contained in this Agreement in all material respects; or

(e)

by the Purchaser if (i) any of the representations and warranties of the Shareholder under this Agreement shall not be true and correct in all material respects, or (ii) the Shareholder shall not have complied with its covenants to the Purchaser contained in this Agreement in all material respects.

Section 4.2     Effect of Termination

If this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void and no party shall have liability to any other party, except in respect of a breach of this Agreement which occurred prior to such termination and the Shareholder shall be entitled to withdraw any form of proxy or power of attorney or voting instruction which it may have given with respect of the Subject Securities or, if applicable, to withdraw any deposited Subject Securities to any take-over bid.

Article 5
GENERAL

Section 5.1     Fiduciary Obligations

The Purchaser agrees and acknowledges that the Shareholder is bound hereunder solely in his, her or its capacity as a shareholder of the Company and that the provisions of this Agreement shall not be deemed or interpreted to bind the Shareholder or any of its directors, officers or principal shareholders in his or her capacity as a director or officer of the Company or any of its Subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict any party from properly fulfilling his or her fiduciary duties as a director or officer of the Company.

Section 5.2     Further Assurances

Each of the Shareholder and the Purchaser will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require and at the requesting party’s cost to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 5.3     Disclosure

Each of the Shareholder and the Purchaser hereby consents to the disclosure of the substance of this Agreement in any press release or any circular relating to the Company Meeting and to the filing of this Agreement (a) as an exhibit to any filing by the Purchaser with the SEC of a Schedule 13D or report on Form 8-K relating to the Arrangement and (b) on SEDAR. The parties shall coordinate in the making and dissemination of any public announcement relating to the subject of this Agreement.

Except as set forth above or as required by applicable Laws or by any Governmental Entity, the Shareholder shall not make any public announcement or statement with respect to this Agreement without the approval of the Purchaser, which shall not be unreasonably withheld or delayed. The Shareholder agrees to consult with the Purchaser prior to issuing each public announcement or statement with respect to this Agreement, subject to the overriding obligations of Laws.

Section 5.4     Time

Time shall be of the essence in this Agreement.

Section 5.5     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and of Canada applicable therein.

Section 5.6     Entire Agreement

This Agreement, including the schedules hereto and the provisions of the Arrangement Agreement incorporated herein by reference, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, representation or understanding with respect thereto.

Section 5.7     Amendments

This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

Section 5.8     Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 5.9     Assignment

The provisions of this Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that neither party may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the prior written consent of the other party hereto, except that the Purchaser may assign, delegate or otherwise transfer any of its rights, interests or obligations under this Agreement to an affiliate, without reducing its own obligations hereunder, without the consent of the Shareholder.

Section 5.10     Survival

If this Agreement is terminated, this Agreement shall become void and of no further force or effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement.

Section 5.11     Notices

Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered, or sent by facsimile, in the case of:

(a)	the Purchaser, addressed as follows:

Hecla Mining Company
6500 North Mineral Drive
Suite 200
Coeur d’Alene, ID 83815-9408

Attention:               David C. Sienko, Vice President – General Counsel

Facsimile:              (208) 209-1278

Email:                    DSienko@hecla-mining.com

with a copy (which shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2200, HSBC Building
885 West Georgia Street
Vancouver, BC
V6C 3E8

Attention: Gordon Chambers

Facsimile: (604) 691-6120

Email: gchambers@casselsbrock.com

And a copy to (which shall not constitute notice) to:

K&L Gates LLP

70 W. Madison St., Ste. 3100

Chicago, Illinois 60602-4207

Attention:               J. Craig Walker

Facsimile:              (312) 827-8179

Email:                    craig.walker@klgates.com

(b)	the Shareholder, as set forth on the signature page to this Agreement.

or to such other address as the relevant person may from time to time advise by notice in writing given pursuant to this Section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or sending thereof if sent or delivered during normal business hours on a business day at the place of receipt and, otherwise, on the next following business day.

Section 5.12     Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

Section 5.13     Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

Section 5.14     Counterparts

This Agreement may be executed in any number of counterparts (including counterparts by facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. The parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

Hecla Mining Company

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

(Print Name of Shareholder)

(Signature of Shareholder or Authorized Signatory)

(Place of Residency)

(Print Name and Title)

Address:

Telephone:

Facsimile:

(Number of Shares Held)

(Number of Options Held)

(Number of RSUs Held)

(Number of DSUs Held)

(Number of Warrants Held)

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule D
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

1.1	Organization and Qualification; Standing and Power; Charter Documents; Minutes; Subsidiaries

(a)

Organization and Qualification; Standing and Power. The Company and each of its subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company or other organizational, as applicable, power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed, or to be in good standing, would not have, a Company Material Adverse Effect.

(b)

Charter Documents. The Data Room Information contains true, correct and complete copies of the Charter Documents of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its Charter Documents.

(c)

Minutes. The Company has made available to the Purchaser true, correct and complete copies of the minutes (or in the case of minutes that have not yet been finalized, a brief description of the meeting) of all meetings of shareholders, the Company Board and each committee of the Company Board and of any subsidiary board of directors and shareholders since 2013 and stock record books of the Company and its subsidiaries. The minute books of the Company and its subsidiaries contain true, correct and complete records of all meetings of the Company Board or any subsidiary board of directors, and any committees of the Company Board or any subsidiary board of directors, and the shareholders of the Company or any subsidiary of the Company, in all material respects. At the Effective Time, all of those books and records will be in the possession of the Company and its subsidiaries. The corporate records, including share registers, minute books, and organizational documentation, are complete in all material respects, including reflecting annual elections of directors, annual appointment of officers, annual meetings of shareholders or waivers thereof (or the equivalent of each of the foregoing with respect to limited liability companies or similar entities), initial issuances of shares, and subsequent issuances of shares and approval of all material acquisitions and divestitures. The Company and its subsidiaries have been managed and maintained as separate legal entities, taken all actions required by applicable corporate or company Law and corporate or company formalities, have maintained proper arms-length relationships among themselves, and have been adequately capitalized.

(d)

Subsidiaries. Schedule 1.1(d) of the Company Disclosure Letter lists each of the subsidiaries of the Company as of the date hereof and its place of incorporation or organization. The Company, directly or indirectly, owns 100% of the outstanding Company Equity Securities of each subsidiary of the Company. All of the outstanding Company Equity Securities in, each subsidiary of the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and except as disclosed in Schedule 1.1(d) of the Company Disclosure Letter are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests. Except for the Company Equity Securities in its subsidiaries and the common shares of SGX Resources Inc., the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

(e)	Books and Records.

(i)

The financial books and records and accounts of the Company and each of its subsidiaries in all material respects have been maintained in accordance with good business practices and in accordance with Canadian GAAP for the periods ending prior to January 1, 2017 and in accordance with US GAAP for the periods commencing on January 1, 2017.

(ii)	Neither the Company nor any of its subsidiaries has maintained or maintains any slush or black fund, off-book account, or unrecorded transactions.

1.2	Capital Structure

(a)

Capital Stock. The entire authorized capital stock of the Company consists of an unlimited number of Company Shares with no par value, of which 179,614,947 Company Shares are issued and outstanding as of the close of business on March 16, 2018 (the “Capitalization Date”) and no Company Shares are held in treasury. All of the outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and have been issued in compliance with all applicable Laws and are not subject to any pre-emptive rights. Other than the Support Agreements and this Agreement, the Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any persons, that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No subsidiary of the Company owns any Company Shares.

(b)	Stock Options; Company RSUs; Company DSUs; Performance RSUs.

(i)

As of the Capitalization Date, an aggregate of 4,033,138 Company Shares were subject to issuance pursuant to Company 2013 Options and Company 2016 Options. Schedule 1.2(b)(i) of the Company Disclosure Letter sets forth a true, correct, and complete list of each outstanding Company 2013 Option and Company 2016 Option granted under the Company 2013 Share Incentive Plan and Company 2016 Stock Option Plan, respectively, and (a) the name of the holder of such Company 2013 Option or Company 2016 Option, (b) the number of Company Shares subject to such outstanding Company 2013 Option or Company 2016 Option, (c) the exercise price of such Company 2013 Option or Company 2016 Option, (d) the date on which such Company 2013 Option or Company 2016 Option was granted or issued, (e) the applicable vesting schedule and the extent to which such Company 2013 Option or Company 2016 Option is vested and exercisable as of the date hereof, and (g) the date on which such Company 2013 Option or Company 2016 Option expires. All Company Shares subject to issuance under the Company 2013 Share Incentive Plan and the Company 2016 Stock Option Plan, respectively, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Each outstanding Company 2013 Option and Company 2016 Option was granted under the Company 2013 Share Incentive Plan or the Company 2016 Stock Option Plan, as the case may be. The Company 2013 Options shall be treated as set forth in Section 2.12 of this Agreement and there are no agreements with Company 2013 Optionholders to the contrary. The Company 2016 Options shall be treated as set forth in Section 2.13 of this Agreement and there are no agreements with Company 2016 Optionholders to the contrary.

(ii)

Schedule 1.2(b)(ii) of the Company Disclosure Letter sets forth with respect to each Company RSU Holder of Company 2013 RSUs a true, correct, and complete list of (a) the name of such Company RSU Holder of Company 2013 RSUs, (b) the number of Company 2013 RSUs held by such Company RSU Holder and (c) the grant date of the Company 2013 RSUs held by such Company RSU Holder. Each outstanding Company 2013 RSU was granted under the Company 2013 Share Incentive Plan. The 2013 Company RSUs shall be treated as set forth in Section 2.15 of this Agreement and there are no agreements with Company RSU Holders of Company 2013 RSUs to the contrary.

(iii)

Schedule 1.2(b)(iii) of the Company Disclosure Letter sets forth with respect to each Company DSU Holder a true, correct, and complete list of (a) the name of the Company DSU Holder, (b) the number of Company DSUs held by such Company DSU Holder, and (c) the grant date of the Company DSUs held by such Company DSU Holder. Each outstanding Company DSU was granted under the Company DSU Plan. The Company DSUs shall be treated as set forth in Section 2.14 of this Agreement and there are no agreements with Company DSU Holders to the contrary.

(iv)

Schedule 1.2(b)(iv) of the Company Disclosure Letter sets forth with respect to each Company RSU Holder of the Company 2016 RSUs a true, correct, and complete list of (a) the name of the Company RSU Holder of the Company 2016 RSUs, (b) the number of Company 2016 RSUs held by such Company RSU Holder and (c) the grant date of the Company 2016 RSUs held by such Company RSU Holder. Each outstanding Company 2016 RSU was granted under the Company 2016 Stock Option Plan. The Company 2016 RSUs shall be treated as set forth in Section 2.15 of this Agreement and there are no agreements with Company RSU Holders to the contrary.

(v)

Schedule 1.2(b)(v) of the Company Disclosure Letter sets forth with respect to each Company Performance RSU Holder a true, correct, and complete list of (a) the name of the Company Performance RSU Holder, (b) the number of Company Performance RSUs held by such Company Performance RSU Holder, and (c) the grant date of the Company Performance RSUs held by such Company Performance RSU Holder. Each outstanding Company Performance RSU was granted under the Company 2016 Stock Option Plan. The Company Performance RSUs shall be treated as set forth in Section 2.16 of this Agreement and there are no agreements with Company Performance RSU Holders to the contrary.

(vi)

The Company 2013 Share Incentive Plan, the Company 2016 Stock Option Plan and the Company DSU Plan (a) were adopted, authorized and approved, and (b) have been operated in compliance with, all applicable Laws and regulations of the applicable Exchanges, including in connection with any changes made to the original exercise price of any outstanding or previously exercised Company 2013 Option or Company 2016 Option. Any grant of securities or changes in the terms of any prior grants, including with respect to Company 2013 Options, Company 2016 Options, Company Restricted Shares, Company RSUs, Company Performance RSUs, Company DSUs were made in compliance with the terms of the Company 2013 Share Incentive Plan, the Company 2016 Stock Option Plan or the Company DSU Plan, as the case may be.

(vii)

Other than the Company 2016 Stock Options, Company RSUs, unvested Company Restricted Shares, Performance RSUs and the Company Warrants there are no outstanding (a) securities of the Company or any of its subsidiaries convertible into or exchangeable for Voting Debt or Company Shares, (b) options, warrants or other agreements or commitments to acquire from the Company or any of its subsidiaries, or obligations of the Company or any of its subsidiaries to issue, any Voting Debt or Company Shares (or securities convertible into or exchangeable for Company Shares) the Company or (c) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Shares, in each case that have been issued by the Company or its subsidiaries (the items in clauses (a), (b) and (c), together with the capital stock of the Company, being referred to collectively as “Company Equity Securities”). All outstanding shares of Company Shares, all outstanding Company Options, Company DSUs, Company Restricted Shares, Company RSUs, Performance RSUs, Company Warrants, and all Company Equity Securities in any subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable Securities Laws.

(viii)

Other than the Company Warrants, there are no outstanding Contracts requiring the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Equity Securities. Neither the Company nor any of its subsidiaries is a party to any voting, shareholder rights or other similar agreement with respect to any Company Equity Securities.

(c)

Voting Debt; Company Warrants. No bonds, debentures, notes or other indebtedness issued by the Company or any of its subsidiaries (i) have the right to vote on any matters on which shareholders or equityholders of the Company or any of its subsidiaries may vote (and no such debt instruments are convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from any Company Equity Securities, are issued or outstanding (collectively, “Voting Debt”). An aggregate of 10,001,242 of Company Shares are subject to, and 10,001,242 Company Shares are reserved for issuance upon exercise of, the Company Warrants, and all such Company Warrants were granted pursuant to the form of Company Warrants, which is contained in the Data Room Information. Schedule 1.2(c) of the Company Disclosure Letter sets forth a true, correct, and complete list of each outstanding Warrant and (a) the name of the holder of such Warrant, (b) the number of Company Shares subject to such outstanding Warrant, (c) the exercise price of such Warrant, (d) the date on which such Warrant was granted or issued, and (e) the date on which such Warrant expires. The Company Warrants shall be treated as set forth in Section 2.16 of this Agreement and there are no agreements with any holders of the Company Warrants to the contrary.

(d)

No grants in respect of Company 2013 Options and Company 2016 Options, Company DSUs, Company RSUs or Performance RSUs involved any “back dating”, “forward dating”, “spring loading” or similar practices.

(e)	All Company Shares that may be issued pursuant to the exercise of outstanding Company 2013 Options, Company 2016 Options or the vesting of the Company Restricted Shares and the Company RSUs:

(i)	will, when issued in accordance with the terms thereof, be duly authorized, validly issued, fully-paid and non-assessable;

(ii)	are not and will not be subject to or issued in violation of any Law or any pre-emptive rights; and

(iii)	have been recorded on the Company’s financial statements in accordance with US GAAP.

(f)	All dividends and distributions on securities of the Company that have been declared or authorized have been paid in full.

(g)

Neither the Company nor any of its subsidiaries are party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of the Company or any of its subsidiaries.

(h)	No holder of Company Equity Securities has any right to compel the Company to register or otherwise qualify Company Shares (or any of them) for public sale or distribution.

1.3	Authority Relative to this Agreement

(a)

The Company has the requisite corporate power, authority and capacity (i) to enter into this Agreement and all other agreements and instruments to be executed by the Company as contemplated by this Agreement, and (ii) subject to obtaining the requisite approvals pursuant to Article 2 of this Agreement, to perform its obligations hereunder and thereunder.

(b)

The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize:

(i)	the execution and delivery by it of this Agreement; and

(ii)	subject to obtaining the requisite approvals pursuant to Article 2 of this Agreement, the performance by the Company of its obligations under this Agreement.

(c)

This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Limitations.

1.4	Required Filings and Consents; No Conflicts

(a)

Governmental Approvals. No authorization, licence, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement or, the performance by the Company of its obligations hereunder, the completion by the Company of the Arrangement and the other transactions contemplated hereby or the ability of the Purchaser to conduct its operations, other than the following (such items, the “Key Regulatory Approvals”):

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain the Final Order;

(iii)	filing the Circular and other filings under applicable Securities Laws as are contemplated by this Agreement;

(iv)	filings and other actions required under the rules and policies of the applicable Exchanges as are contemplated by this Agreement;

(v)	the filings and other actions required by the HSR Act as contemplated by this Agreement; and

(vi)	such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)

No Violation. None of the authorization, execution and delivery of this Agreement by the Company, the completion of the transactions contemplated by this Agreement or the Arrangement, the performance of the Company’s obligations hereunder and thereunder, or compliance by the Company with any of the provisions hereof will:

(i)

violate, conflict with, or result (with or without notice or the passage of time) in a violation or breach of any provision of, or require, other than the Key Consents or as disclosed in Schedule 1.4(b)(i) of the Company Disclosure Letter, any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration of indebtedness under, or result in the creation of any Liens upon, any of its properties or assets or cause any indebtedness to come due before its stated maturity or cause any credit commitment to cease to be available or cause any payment or other obligation to be imposed on the Company under any of the terms, conditions or provisions of:

(A)	its Charter Documents; or

(B)	any Permit or Material Contract to which it is a party or to which it, or any of its properties or assets, may be subject or by which it is bound; or

(ii)	subject to obtaining the Key Regulatory Approvals,

(A)	result (with or without notice or the passage of time) in a violation or breach of or constitute a default under any provisions of any Laws applicable it or any of its properties or assets; or

(B)	cause the suspension or revocation of any Permit currently in effect with respect to it;

(iii)

give rise to any rights of first offer, first refusal or any similar provisions or any restrictions or limitation under any such note, bond, mortgage, indenture, Material Contract, license, franchise or Permit; or

(iv)

except as set forth in Schedule 1.4(b)(iv) of the Company Disclosure Letter, result in any payment (including retention, severance, unemployment, compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, or employee of the Company or any of its subsidiaries, or increase any benefit payable to such director, officer, or employee by the Company or any of its subsidiaries, or result in the acceleration of time or payment or vesting of any such benefits.

The Key Consents and the consents set out in Schedule 1.4(b)(i) of the Company Disclosure Letter are the only consents, approvals and notices required from any third party under any Contracts of the Company in order for the Company to proceed with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement if not obtained, would not prevent, materially delay, or materially impede the closing if not obtained, would note prevent, materially delay, or materially impede the closing.

1.5	Compliance with Laws; Permits

(a)	Compliance with Laws.

(i)

The Company and each of its subsidiaries has complied with and is not in violation of any Laws and Orders applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective businesses or properties is bound in any material respect, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2013, no Governmental Authority has issued any notice or notification stating that the Company or any of its Subsidiaries is not in material compliance with any Law.

(ii)

Neither the Company nor any of its subsidiaries are or have been under any investigation with respect to, are or have been charged or threatened to be charged with, or have received any notice, written or oral, of, any alleged material violation of or non-compliance with any applicable Laws or disqualification by a Governmental Authority.

(iii)

The Company and its subsidiaries do not have any knowledge of any future or potential changes in any Law or any governmental position that may materially impact the business, operations, financial condition, prospects or otherwise of the Company or any of its subsidiaries.

(iv)	All issued and outstanding Company Shares have been issued in compliance with all applicable Securities Laws.

(b)	Anti-Bribery. Neither the Company nor any of its subsidiaries and, to the Company’s Knowledge, none of their respective directors, officers, supervisors, managers, employees, or agents has:

(i)

violated or is in violation of any applicable anti-bribery, export control, and economic sanctions Laws, including the United States Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act (Canada);

(ii)

made or authorized any direct or indirect contribution, payment or gift of funds, property or anything else of value to any official, employee or agent of any Governmental Authority, authority or instrumentality in the United States or Canada, or other jurisdictions in which the Company or any of its subsidiaries has assets, other than in accordance with applicable Laws;

(iii)

used any corporate funds, or made any direct or indirect unlawful payment from corporate funds, to any foreign or domestic government official or employee or any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or

(iv)

violated or is in violation of any provision of applicable Law relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution, payment or gift was or is prohibited under the foregoing.

(c)	Money Laundering Laws.

(i)

The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with: (A) applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions; (B) the rules and regulations thereunder; and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”).

(ii)

No action, claim, notice of assessment, suit or proceeding by or before any commission, court, Governmental Authority, arbitrator or non-Governmental Authority involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(d)

Expropriation. No part of the property or assets of the Company or any of its subsidiaries has been taken, condemned, or expropriated by any Governmental Authority nor has any written notice or proceeding in respect thereof been given or commenced nor does the Company or any of its subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

(e)	Permits.

(i)

Schedule 1.5(e)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all the Company Permits. The Company and its subsidiaries hold, to the extent legally required to operate their respective businesses, all Company Permits. No suspension or cancellation of any Company Permits is pending or, to the Knowledge of the Company, threatened.

(ii)

The Company and each of its subsidiaries are and have been in material compliance with the terms of all Company Permits. Neither the transactions contemplated by this Agreement, nor to the Company’s Knowledge, any other event has occurred that, with or without notice or lapse of time or both, would or would reasonably be expected to result in the revocation, suspension, cancellation, lapse or limitation of any Company Permits.

(iii)

Neither the Company nor any of its subsidiaries has received any written notices or other correspondence from any Governmental Authority regarding any circumstances that have existed or currently exist that would lead to a loss, suspension, or modification of, or a refusal to issue any Permits that would reasonably be expected to restrict, curtail, limit, or adversely affect the ability of the Company or any of its subsidiaries to operate their respective businesses.

1.6	Securities Filings

(a)	Public Reporting Requirements.

(i)

Since January 1, 2015, the Company has timely filed or furnished, as applicable, all reports, prospectuses, schedules, forms, statements or other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished as part of the Company Public Disclosure Record.

(ii)

Each Company filing (or furnishing) with any Securities Authority or Exchange that is part of the Company Public Disclosure Record (A) as of its date, complied as to form in all material respects with the applicable requirements of Securities Laws, the applicable Exchanges, as the case may be, as in effect on the date so filed, (B) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (C) included, in the case of those which contain annual financial statements, annual financial statements that have been audited by an independent certified public accounting firm.

(iii)

The Company has not received any comments from any Securities Authority with respect to the Company Public Disclosure Record that have not been resolved and that are not contained in the Data Room Information. None of the Company’s subsidiaries is required to file or furnish any forms, reports or other documents with any Securities Authority.

(iv)

The Company is not subject to continuous disclosure or other public reporting requirements under any Securities Laws outside of the United States or Canada. None of the Company’s subsidiaries are subject to continuous disclosure or other disclosure requirements under any Securities Laws.

(v)

Except as set forth in Schedule 1.6(a)(v) of the Company Disclosure Letter, the Company has not filed or furnished any (A) confidential material change report (which at the date of this Agreement remains confidential) or (B) other confidential filings (including redacted filings other than material contracts which required redaction), with or to any Securities Authority or any Exchange.

(vi)	There is no material fact concerning the Company which has not been disclosed in the Company Public Disclosure Record on or before the date hereof (other than the entering into this Agreement).

(b)	Reporting Issuer.

(i)	The Company is a “reporting issuer” within the meaning of applicable Securities Laws in the provinces of Canada other than Québec;

(ii)	The Company is not on the list of reporting issuers in default under applicable Securities Laws;

(iii)	No Securities Authority has issued any order preventing or suspending trading of any securities of the Company;

(iv)	The Company has not taken an action to cease to be a reporting issuer in the United States or in any of the provinces of Canada other than Québec; and

(v)	The Company has not received notification from any Securities Authority or Exchange seeking to revoke the reporting issuer status of the Company.

(c)	Investment Company. The Company is not, and is not required to be, registered as an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

(d)

Securities Laws Non-Compliance. There are no current, pending, or, to the Knowledge of the Company, threatened proceedings before any Governmental Authority relating to any alleged non-compliance with any applicable Securities Laws.

(e)	Stock Exchanges.

(i)	Trading in the Company Shares on the NYSE American or TSX is not currently halted or suspended.

(ii)

No delisting, suspension of trading, cease trading or similar order or restriction with respect to any securities of the Company is pending, in effect, or, to the Knowledge of the Company, threatened or is expected to be implemented or undertaken.

(iii)	To the Knowledge of the Company, the Company is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any order or restriction.

(f)	Audit. Neither the Company nor any of the Company Public Disclosure Record is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or Exchange.

1.7	Financial Statements

(a)	Financial Statements.

(i)

Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company contained in the Company Public Disclosure Record, including those financial statements to be included in the Company’s Form 10-K for fiscal year 2017 once filed (collectively, the “Company Financial Statements”) (A) comply (or will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (B) with respect to the Company Financial Statements filed prior to January 1, 2017, were prepared in accordance with Canadian GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or as may be permitted by the Canadian regulatory authorities under National Instrument 51-102 – Continuous Disclosure Obligations); (C) with respect to the Financial Statements filed after December 31, 2016 were prepared (or will be prepared) in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (D) fairly present (or will fairly present) the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by Canadian GAAP (with respect to the Financial Statements filed prior to January 1, 2017) and US GAAP (with respect to the Financial Statements filed after December 31, 2016), and the applicable rules and regulations of the SEC.

(ii)	The Company does not intend to correct or restate, nor, to the Knowledge of the Company is there any basis for any correction or restatement of, any aspect of any of the Company Financial Statements.

(iii)

The financial books, records and accounts of the Company and each of its subsidiaries (A) have been maintained, in all respects, in accordance with Canadian GAAP for periods reported prior to January 1, 2017 and US GAAP for periods reported after December 31, 2016, (B) are stated in reasonable detail; (C) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its subsidiaries, and (D) accurately and fairly reflect the basis of the Company Financial Statements.

(iv)

None of the Company, any of its subsidiaries or any director, officer, employee, and to the Knowledge of the Company, auditor, accountant or representative of the Company or any of its subsidiaries has received or otherwise obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including:

(A)	any complaint, allegation, assertion, or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices; or

(B)	any expression of concern from its employees regarding questionable accounting or auditing matters.

(v)

The Annual Financial Statements and the Company’s interim financial statements reflect appropriate and adequate reserves in accordance with Canadian GAAP or US GAAP, as applicable, in respect of all contingent Liabilities, if any, of the Company and its subsidiaries on a consolidated basis.

(vi)	There has been no material change in the Company’s accounting policies, except as described in the notes to the Company’s Financial Statements.

(b)

No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any outstanding Liabilities and is not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the Liabilities of any person, other than those specifically identified in the Company Financial Statements, or such as may have been incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date which have not had and are not reasonably expected to have a Company Material Adverse Effect.

(c)	Internal Controls.

(i)

The Company and each of its subsidiaries has established and maintains a system of internal controls over financial reporting, including “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the US Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP for filings made prior to January 1, 2017 and US GAAP for filings made after December 31, 2016, (ii) that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its subsidiaries’ assets that could have a material effect on the Company’s Financial Statements.

(ii)

The annual and interim certifications filed by the Company as part of the Company Public Disclosure Record have been true and accurate. To the Knowledge of the Company, there is and there has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of the Company.

(d)

Disclosure Controls and Procedures. The Company’s disclosure controls and procedures, including the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the US Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the applicable Securities Laws, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the applicable Securities Laws with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

(e)

Off-Balance Sheet Arrangements. Neither the Company nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the US Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of its subsidiaries in the Company Public Disclosure Record.

(f)

Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the US Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company Public Disclosure Record, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the US Exchange Act) of the Company or any of its subsidiaries. The Company is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Exchanges.

(g)

Derivative Transactions. Except as set forth in Schedule 1.7(g) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries have any material Liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate- transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions or currency options or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

1.8	Affiliate Transactions

Except as set forth in Schedule 1.8 of the Company Disclosure Letter, no executive officer or director of the Company or any of its subsidiaries or any person who beneficially owns five percent or more of the Company Shares (or any of such person’s immediate family members or affiliates or associates) is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective assets, rights, or properties or has any interest in any property owned by the Company or its subsidiaries or has engaged in any transaction with any of the foregoing within the last 24 months.

1.9	Absence of Certain Changes

Since the Company Balance Sheet Date the business of the Company and each of its subsidiaries has been conducted in the ordinary course of business, and there has not been or occurred: (i) any Company Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or, (ii) any event, condition, action or effect that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 4.1 of this Agreement.

1.10	Employees and Benefits

(a)

Company Employee Plans. Schedule 1.10 of the Company Disclosure Letter contains a true, correct, and complete list of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, pension or supplemental pension, retirement, retirement savings, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its ERISA Affiliates for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its ERISA Affiliates (each, a “Company Employee”), or with respect to which the Company or any of its ERISA Affiliates has or could reasonably be expected to have any Liability (collectively, the “Company Employee Plans”).

(b)

Documents. The Data Room Information contains true, correct, and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, the Company has made available to the Purchaser (i) all related trust agreements, funding arrangements and insurance contracts, (ii) the most recent determination or opinion letter received regarding the tax-qualified status of each Company Employee Plan that is a qualified retirement plan under the Code, (iii) the most recent financial statements for each Company Employee Plan for which financial statements are required, (iv) the Form 5500 Annual Returns/Reports for the three most recent plan years for each Company Employee Plan that is an ERISA plan subject to Form 5500 filing requirements, (v) the most recent summary plan description for each Company Employee Plan that is an ERISA plan and for each Company Employee Plan providing benefits to any Company Employee in Canada, (vi) the most recent actuarial valuation reports related to any Company Employee Plans for which actuarial valuation reports are required, (vii) all coverage, nondiscrimination, top-heavy and Code Section 415 tests performed with respect to any Company Employee Plans subject to such requirements for the last three years and (viii) all filings under the Internal Revenue Service Employee Plans Compliance Resolution System program or the Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program.

(c)

Employee Plan Compliance. (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including ERISA and the Code and, in the case of each Company Employee Plan providing benefits to any Company Employee in Canada, the Tax Act; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination or opinion letters from the IRS, and no such determination or opinion letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its ERISA Affiliates, where applicable, have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with US GAAP; (iv) all individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing; (v) except to the extent limited by applicable Law (including the provision of any notice required by applicable Laws), each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Purchaser, the Company or any of its subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (vi) there are no audits, inquiries or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any Company Employee Plan; (vii) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); (viii) to the Knowledge of the Company, neither the Company nor any ERISA Affiliate of the Company has engaged in a transaction that could subject the Company or any ERISA Affiliate to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA; and (ix) neither the Company nor any of its ERISA Affiliates has been, and, to the Knowledge of the Company, neither the Company nor any of its ERISA Affiliates reasonably expect to be, subject to an employer shared responsibility payment under Section 4980H of the Code.

(d)

Tax Withholding. All Taxes that are required by Law to be withheld from benefits derived under the Company Employee Plans have been properly withheld and remitted to the proper depository in a timely manner.

(e)

Governmental Reporting. With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company and any applicable ERISA Affiliate have prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required by applicable Laws to be filed, distributed or posted with respect to each such Company Employee Plan.

(f)

ERISA Liability. Neither the Company nor any ERISA Affiliate of the Company has incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to employee benefit plans. Neither the Company nor any ERISA Affiliate of the Company has sponsored, contributed to, sponsors or contributes to or is required to contribute to a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other defined benefit plan subject to Title IV of ERISA at any time. Neither the Company nor any ERISA Affiliate of the Company has sponsored, contributed to, sponsors or contributes to or is required to contribute to either a “multi-unit pension plan” as that term is defined in The Pension Benefits Act (Manitoba) or similar legislation in any other province or jurisdiction of Canada or a “registered pension plan” as that term is defined in the Tax Act.

(g)

Certain Company Employee Plans. No Company Employee Plan is a multiemployer plan (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 4063 or Section 4064 of ERISA or Section 413 of the Code), an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, a defined benefit plan (as defined in Section 3(35) of ERISA), or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), a “multi-unit pension plan” or “multi-employer pension plan” as that term is defined in The Pension Benefits Act (Manitoba) or similar legislation in any other province or jurisdiction of Canada or a “registered pension plan” as that term is defined in the Tax Act.

(h)

No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any ERISA Affiliate of the Company has any Liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(i)

Examination and Audit. No Company Employee Plan has been, within the three years prior to the date hereof, the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(j)

Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including proposed regulations, notices, rulings, and final regulations). No Company Option or other equity-based grant (i) (A) with respect to any such Company Option or other equity-based grant granted to or held by a Person subject to United States Taxes, has an exercise price that has been or may be less than the fair market value of a share of the underlying stock as of the date such Company Option or other equity-based grant was granted as determined in accordance with Section 409A of the Code or (B) with respect to any such Company Option or other equity-based grant granted to or held by a Person subject to non-United States Taxes, has an exercise price that has been or may be less than the lowest exercise price permissible under applicable non-United States Tax Laws; (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option or other equity-based grant; or (iii) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code and the Treasury Regulations thereunder).

(k)

Group Health Plan Compliance. Each of the Company and its ERISA Affiliates complies in all respects with the applicable requirements of COBRA, the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar state, foreign or local Law with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state, foreign or local Law. The Company and its ERISA Affiliates, since December 31, 2014, (i) have calculated the hours of service for employees of the Company in accordance with Section 4980H of the Code and the regulations thereunder and maintained appropriate documentation thereof and (ii) have properly document and report health insurance coverage information in compliance with Sections 6055 and 6056 of the Code.

(l)

Effect of Transaction. Except as set forth in Schedule 1.10(l) of the Company Disclosure Letter, neither the execution of this Agreement, the consummation of the Plan of Arrangement, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of, compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, subject to applicable Laws; (iv) increase the amount payable or result in any other obligation pursuant to any Company Employee Plan; (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person; or (vi) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. The Company has made available to the Purchaser true, correct and complete copies of any Code Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its subsidiaries is party to an agreement or arrangement with any person (i) which requires the Company or any of its subsidiaries to pay a tax gross-up under Sections 409A, 280G or 4999 of the Code or (ii) that has resulted or would result, whether as a result of the Plan of Arrangement or the other transactions contemplated by this Agreement, separately or in the aggregate (either alone or together with any other event, including, any termination of employment) in the payment of (A) any “excess parachute payment” within the meaning of Code Section 280G or (B) any amount that will not be fully deductible as a result of Code Section 162(m).

(m)

Employees and Contractors. Schedule 1.10(m) of the Company Disclosure Letter contains a list of each Company Employee and each independent contractor and consultant who currently provides services to the Company (“Company Contractor”), together with each Company Employee and Company Contractor’s position or function, date of hire or engagement, annual base salary or fees, as applicable, any incentive or bonus arrangement, any banked time or vacation pay entitlement, whether any employee is on a layoff or leave of absence and, for any leave of absence, the type of leave and expected date of return to work.

(n)

Employment Law Matters. The Company and each of its subsidiaries is, and has been since January 1, 2012, in material compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, privacy, workers’ compensation, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll Taxes, and immigration with respect to Company Employees and Company Contractors and there is no Legal Action, including actions, applications, complaints and grievances, outstanding or threatened by Company Employees or Company Contractors.

The Company has paid any wages, salaries, shift premiums, overtime pay, vacation pay, fees, bonuses, commissions, and any other compensation that has become due and payable to Company Employees and Company Contractors pursuant to any Applicable Law, contract, or policy. The Company has properly classified each person who has performed services for the Company as an overtime exempt or non-exempt employee or as an independent contractor.

The Company has no outstanding liability under any mass layoff provisions of applicable employment standards legislation, or similar Applicable Law with respect to employee layoffs implemented in the last three (3) years. The Company has complied with all government and employee notification requirements thereunder.

(o)

Labor. Since January 1, 2012, none of the Company Employees have been represented by any labor organization, work counsel or union. Neither the Company nor any of its subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, trade union or employee association with respect to any of its or their operations. No labor organization, work council, trade union or employee association has filed or to the Company’s Knowledge, threatened to file any application or petition for certification or recognition or threatened to do so in the last three years. To the best of the Company’s Knowledge, no union organizing, certification or related or successor employer activities or applications are underway or threatened and no such activities or applications have occurred in the last three years. Since January 1, 2015, there have been no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

1.11	Material Contracts

(a)

Contracts. Set forth in Schedule 1.11(a) of the Company Disclosure Letter is a true, correct, and complete list of all of the following Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound:

(i)

any Contract that, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), whether or not filed by the Company with the SEC;

(ii)

any Contract with respect to (A) any joint venture, partnership, or similar arrangement that is material to the Company or its subsidiaries taken as a whole, or (B) the purchase of any equity interest in any other entity;

(iii)

any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than accounts receivable and payable;

(iv)

any Contract relating to any lease or pending acquisition or disposition, directly or indirectly (by merger or otherwise), by the Company or its subsidiaries of properties or assets, including any Real Property Leases;

(v)

any Contract which purports to limit in any material respect the right of the Company or any of its subsidiaries (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(vi)

any employment or consulting agreement, Contract or commitment (in each case with respect to which the Company or any of its subsidiaries has continuing obligations) with any officer, director, or employee of the Company or any of its subsidiaries or independent contractors;

(vii)	any Contract providing for indemnification or any guaranty by the Company or any of its subsidiaries;

(viii)

any Contract that contains any provision that requires the purchase of all of the Company’s or any of its subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its subsidiaries, taken as a whole;

(ix)

any Contract that obligates the Company or any of its subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Plan of Arrangement will obligate the Purchaser or any of its subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(x)	any Contract the performance of which will involve consideration in excess of $75,000 in the aggregate and which may not be cancelled on 30 days’ prior notice or less;

(xi)	any Company IP Agreement;

(xii)

any Contract that relates to any interest in any real property, mining claim, mineral interest, or operating business, including any (A) Property Agreements and any environmental claim or remediation obligation relating thereto and (B) Contract with any consultants or advisors which involves consideration in excess of $75,000;

(xiii)

any Contracts, including the Property Agreements, that provide for any royalty, participation, streaming, net smelter royalty/return/receipt, right of first refusal, right to match, earn-in right, or similar arrangement; or

(xiv)

any Contract under which the Company has an indemnification obligation which is not expressly capped and limited by the terms of such Contract with respect to any person regarding data privacy, data security or any access to, transmission or disclosure of, confidentiality of or use of Personal Information; or

(xv)	any Contract that is not otherwise described in clauses (i)-(xiii) above that is material to the Company and its subsidiaries, taken as a whole.

Each Contract of the type described in this Section 1.11 of this Schedule D is referred to herein as a “Material Contract.” The Data Room Information contains true, correct, and complete copies of all Material Contracts, including any amendments thereto.

(b)	Binding Obligations; Compliance.

(i)

All the Material Contracts are valid and binding on the Company or its applicable subsidiary and the other party thereto, enforceable against it in accordance with its terms, subject to any Enforceability Limitations, and are in full force and effect.

(ii)	The Company or the applicable subsidiary of the Company has performed in all material respects all respective obligations required to be performed by it to date under each Material Contract.

(iii)

Neither the Company nor any of its subsidiaries nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Material Contract.

(iv)

Except as set forth in Schedule 1.11(b) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its subsidiaries has received written notice that any party to a Material Contract that it intends to cancel, terminate or otherwise modify or not renew such Material Contract, and to the Knowledge of the Company, no such action has been threatened.

(v)

Except as set forth in Schedule 1.11(b) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries nor, to the Knowledge of the Company, any third party is in breach (with or without the lapse of time or the giving of notice, or both), or has received written notice of breach, of any Material Contract.

1.12	Litigation

Except as set forth in Schedule 1.12 of the Company Disclosure Letter, there are no Legal Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties or assets, including matters arising under Environmental Laws, or, to the Knowledge of the Company, any executive officer or director of the Company or any of its subsidiaries in their capacities as such and neither the Company nor any of its subsidiaries is subject to any outstanding Order.

1.13	Environmental Matters

(a)

Except as disclosed in Schedule 1.13(h) of the Company Disclosure Letter, the Company and its subsidiaries are, and have been, in material compliance with all Environmental Laws, including with respect to tailings ponds, which compliance includes the possession, maintenance of, and compliance with, and the timely application for renewal of, all Environmental Authorizations required under applicable Environmental Laws for the operation of the business of the Company and its subsidiaries as currently conducted, and to lease, own, use and operate their properties (including the Company Properties) and assets as they are currently used and operated.

(b)

Except as disclosed in Schedule 1.13(h) of the Company Disclosure Letter, there has been no Release of any Hazardous Substances into the Environment as a result of the operations or activities of the Company or its subsidiaries, or at any of the Company Properties or any properties formerly owned or operated by the Company or its subsidiaries, in each case that could reasonably be expected to result in any Liability to the Company or any of its subsidiaries under any Environmental Law or result in the imposition of a Lien on, or the expropriation of, any Company Property or any of the assets of the Company or its subsidiaries.

(c)

Except in compliance in all respects with Environmental Laws, the Company Properties have not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose of, transfer, produce or process Hazardous Substances. All Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Company Properties (or any properties formerly owned or operated by the Company or its subsidiaries) by the Company or its subsidiaries have been and are currently being handled, recycled, disposed of, treated and stored in compliance with all Environmental Laws. There are no Hazardous Substances at, in, on, under or migrating from any Company Property that could reasonably be expected to result in any Liability to the Company or any of its subsidiaries under any Environmental Law.

(d)

Except in compliance with Environmental Laws and all Environmental Authorizations, neither the Company nor its subsidiaries has treated or disposed of, or arranged for the treatment or disposal of, any Hazardous Substances at any location. No such location is:

(i)	listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Authority or any similar federal, tribal, state or provincial lists;

(ii)

to the Knowledge of the Company, proposed for listing on any list issued by any Governmental Authority of hazardous sites or sites requiring Remedial Action, or any similar federal, tribal, state or provincial lists; or

(iii)	the subject of enforcement actions by any Governmental Authority that creates the reasonable potential for any proceeding, action, or other claim against the Company or its subsidiaries.

(e)

No material capital expenditures are presently contemplated, proposed or required to be incurred by the Company or any of its subsidiaries for the purpose of complying with Environmental Law, except in the ordinary course of business consistent with past practice and as reflected in the Company’s most recent Company Financial Statements.

(f)

Neither the Company nor any of its subsidiaries has received notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law and the Company is not aware of any facts or circumstances that reasonably could be expected to give rise to any such notice or Legal Action, including with respect to any tailings ponds.

(g)

Neither the Company nor any of its subsidiaries is subject to any Order or written agreement by or with any Governmental Authority or third party imposing any Liability or obligation with respect to any of the foregoing.

(h)	Except as disclosed in Schedule 1.13(h) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries is subject to Liability relating to:

(i)	the restoration or rehabilitation of land, water or any other part of the Environment;

(ii)	mine closure, reclamation, remediation or other post operational requirements; or

(iii)	non compliance with Environmental Laws.

(i)

The Company and its subsidiaries have evaluated their restoration, rehabilitation, mine closure, reclamation, remediation, and other post-operational obligations, have complied with all requirements under Environmental Laws and applicable Environmental Authorizations respecting those obligations, and have sufficient financial assurance in place to satisfy those obligations. A true, correct, and complete list of all financial assurance mechanisms (including their amounts) posted or provided by the Company or any of its subsidiaries to comply with Environmental Laws and Environmental Authorizations is set forth on Schedule 1.13(i) of the Company Disclosure Letter. Neither the Company nor any of its subsidiaries has received any notice from Governmental Authorities indicating that such financial assurance is or may be insufficient to satisfy the requirements of Environmental Laws, Environmental Authorizations, or any applicable closure or reclamation plans.

(j)	No site or facility now or previously owned, operated or leased by the Company or its subsidiaries is either:

(i)	listed, or to the Knowledge of the Company, is proposed for listing, on any list issued by any Governmental Authority of hazardous sites or sites requiring Remedial Action, including CERCLA; or

(ii)	is the subject of Remedial Action.

1.14	Real Property and Personal Property

(a)	Real Property.

(i)

Schedule 1.14(a)(i) of the Company Disclosure Letter sets forth a true, correct, and complete list of all of the real property, excluding any mining claims, owned in fee by the Company and its subsidiaries (the “Company Owned Real Property”).

(ii)

Schedule 1.14(a)(ii) of the Company Disclosure Letter sets forth a true, correct, and complete list of all of the real property, excluding any mining claims, leased or subleased (including a description of the leases and subleases) by the Company and its subsidiaries (the “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Properties”).

(iii)

The Company or one or more of its subsidiaries has good and marketable fee simple title to the Company Owned Real Property Properties, and the Company or one of its subsidiaries has a valid and subsisting leasehold estate in all of the Company Leased Real Property, in each case free and clear of all Liens other than Permitted Liens and the royalties disclosed in Schedule 1.14(a)(iii) of the Company Disclosure Letter.

(iv)

Neither the Company nor any of its subsidiaries (i) currently lease all or any part of the Company Owned Properties to any third party or (ii) has received written notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation proceeding with respect to any of the Company Owned Properties.

(v)

With respect to the Company Leased Premises, (a) all leases under which the Company or one of its subsidiaries leases or subleases any Company Leased Premises (the “Real Property Leases”) are valid and in full force and effect and constitute binding obligations of the Company or one of its subsidiaries and the counterparties thereto, in accordance with their respective terms, (b) neither the Company nor any of its subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Real Property Lease, and to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default under any such Real Property Lease by any other party thereto, and (c) the Company and its subsidiaries are in exclusive possession of all premises that are the subject of the Real Property Leases.

(vi)

Except as set forth in Schedule 1.14(a)(vi) of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Real Property Lease nor has the Company or any of its subsidiaries entered into with any other Person (other than another wholly-owned subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Company Leased Premises.

(vii)

True, correct, and complete copies of all Real Property Leases and, with respect to the Company Owned Properties, true, correct, and complete copies of all deeds, title insurance policies, and surveys are contained in the Data Room Information.

(viii)

The Company Properties constitute all of the real property or rights to real property used or held for use by the Company and its subsidiaries in the operation of its business as presently and proposed to be conducted, including all mining and processing operations and the related exploration and development operations (the “US Operations”).

(b)	Personal Property.

(i)

The Company and each of its subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property (the “Personal Property”) owned or used by it in the US Operations, free and clear of all Liens other than Permitted Liens.

(ii)

The Personal Property consisting of equipment, machinery, vehicles and other tangible personal property that are material and are used regulatory in the operations of the Company and its subsidiaries have been maintained in all material respects in accordance with past practice and generally accepted industry practice, are in good operating condition and repair (ordinary wear and tear excepted).

(iii)

The Personal Property consists of all of the personal property necessary to conduct the US Operations as they are conducted at the date hereof and as of the Effective Time. There is no Personal Property that is not located on the sites of the US Operations (for the avoidance of doubt, no Personal Property is located on any Spinco Property).

1.15	Mining Claims

(a)

Schedule 1.15(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all patented mining claims owned by the Company and its subsidiaries or otherwise forming part of the US Operations (“Patented Claims”) and identifies which entity owns each such Patented Claim. The Company and its subsidiaries hold good and marketable title to all Patented Claims, in each case free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its subsidiaries currently lease any Patented Claims to any third party.

(b)

Schedule 1.15(b) of the Company Disclosure Letter sets forth a true, correct, and complete list of all unpatented mining claims (including any and all lode, placer, mill site and tunnel site claims) owned or leased or subleased by the Company or any of its subsidiaries or otherwise forming part of the US Operations (“Unpatented Claims”) and identifies which entity holds each such claim or site. Neither the Company nor any of its subsidiaries currently lease any Unpatented Claims to any third party.

(c)	With respect to the Unpatented Claims:

(i)

Subject to the paramount title of the United States of America, the Company and its subsidiaries are the sole owner of each Unpatented Mining Claim, free and clear of all Liens, except for Permitted Liens.

(ii)

Each Unpatented Claim was validly located, recorded and filed with all appropriate Governmental Authorities, and the monuments of location for the Unpatented Claims are on federal public land open for mineral claim staking.

(iii)

All affidavits of assessment work or applicable holding fees in lieu thereof paid and all other filings required to maintain the Unpatented Claims in good standing have been properly and timely recorded or filed with appropriate Governmental Authorities.

(d)

Schedule 1.15(d) of the Company Disclosure Letter sets forth a true, correct, and complete list of all patented and unpatented mining claims leased or subleased by the Company and its subsidiaries or otherwise forming part of the US Operations (“Leased Claims” and together with the Patented Claims and the Unpatented Claims, the “US Claims”) and identifies which entity leases or subleases each such Leased Claim. The Company or one or more of its subsidiaries holds a valid and subsisting leasehold or subleasehold interest in each Leased Claim. With respect to each Leased Claim (i) all leases or subleases under which the Company or one of its subsidiaries leases or subleases any Leased Claim are valid and in full force and effect, and constitute binding obligations of the Company or its applicable subsidiary and the counterparties thereto, enforceable against it in accordance with its terms; (ii) neither the Company nor any of its subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any leases or sublease of Leased Claims, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default under any such lease or sublease by any other party thereto; (iii) the Company or its subsidiaries are in exclusive possession of all Leased Claims; (iv) neither the Company nor any of its subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any lease or sublease of Leased Claims nor has the Company or any of its subsidiaries entered into with any other Person (other than another wholly-owned subsidiary of the Company) any sublease, license or other agreement that relates to the use or occupancy of all or any portion of any Leased Claim; and (v) true, correct, and complete copies of all leases and subleases of Leased Claims are included in the Data Site Information,

(e)	With respect to the US Claims:

(i)

The Company or one of its subsidiaries is in exclusive possession or control of the right to develop the minerals that are locatable under the Mining Law of 1872, as amended located in, on or under the US Claims.

(ii)

The Company or one of its subsidiaries has all surface and access rights, including as applicable fee simple estates, leases, easements, rights of way and permits, or licenses from landowners or Governmental Authorities, permitting the use of land by the Company or its subsidiaries, and other interests that are required for the current state of exploiting the development potential of the US Claims, and no third party or group holds any such rights that would be required to conduct mineral exploration and drilling activities on any of the US Claims.

(iii)	There are no conflicting patented or unpatented claims owned by third parties which overlay with any of the US Claims.

(iv)	There are no outstanding payment obligations due pursuant to the Property Agreements, and any and all payment obligations have been satisfied.

(v)

The US Claims include all claims, leases, subleases, licenses, permits, access rights, water rights, and other rights and interest necessary to explore for minerals, ores, or metals without any Liability to pay any commission, royalty, license fee, net smelter royalty/return/receipt, net profits or net proceeds interests, or any similar payment to any Person except as disclosed in Schedule 1.14(a)(iii) of the Company Disclosure Letter and to use or transfer the US Claims pursuant to applicable Law, except for Company Permits from Governmental Authorities and payments due under any lease or sublease of any Leased Claim.

(vi)

Neither the Company nor any of its subsidiaries is party to any, and to the Knowledge of the Company, there is no, joint venture agreement, shareholder agreement, partnership agreement, voting agreement, powers of attorney, co-ownership agreement, co-tenancy agreements, management agreements or any other existing oral or written agreement of any kind which does or could have any adverse impact whatsoever on record or possessory title to the mineral estate of the US Claims, or the access to, exploration, development or mining of same and no other Person has any interest in the US Claims or any right to acquire or otherwise obtain any such interest, other than any lessor or sublessor of the Leased Claims.

(vii)	There are no existing restrictions which would have any adverse effect on the right to explore, develop and mine mineral substances from the US Claims.

(viii)

Except as set out in Schedule 1.15(e)(viii) of the Company Disclosure Letter, there are no options, back-in rights, earn-in rights, rights of first refusal, rights of first offer, preemptive rights, off-take rights or similar provisions or rights which could affect the Purchaser or any of its subsidiaries’ interest in the US Claims after the Effective Date. There are no restrictions on the ability of the Company or its subsidiaries to use, transfer or exploit the US Claims, except pursuant to applicable Law or any lease or sublease of any leased Claims.

(ix)

Neither the Company nor any of its subsidiaries has received any notice, whether written or oral from any Governmental Authority or any person with jurisdiction or applicable authority of any revocation or intention to revoke the Company’s or any of its subsidiaries interests in the US Claims.

(f)	Information.

(i)

The Company has made available to the Purchaser all information and data pertaining to the US Claims in its possession or Knowledge, including plans of operation; notices of intent; Company Permits, including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of minerals within the US Claims, including relevant reserve and resource estimates; metallurgical testwork and sampling data; drill data and assay results; the Property Agreements; any reclamation and bond release information; and all information concerning record, possessory, legal or equitable title to the US Claims which is within its possession or control.

(ii)	The Company or one of its subsidiaries has the right, title, ownership and right to use all information and data pertaining to the US Claims in its possession or Knowledge.

(g)

Mineral Reserves. The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by the Company have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices, and all applicable Laws. The information provided by the Company to the “qualified persons” (as defined in Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects) in connection with the preparation of such estimates was complete and accurate at the time such information was furnished. There has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of the Company from the amounts so disclosed.

(h)

Water Rights. Schedule 1.15(h) of the Company Disclosure Letter sets forth a true, correct and complete list of the water rights, water leases and water supply agreements, ditch rights or other interests in water conveyance rights owned or leased by the Company or any of its subsidiaries (the “Water Rights”). The Company or one of its subsidiaries has valid title or leaseholder interest or otherwise holds valid permits for the Water Rights free and clear of all Liens. Neither the Company nor any of its subsidiaries has received from any Governmental Authority or person any notice or claim materially affecting title to the Water Rights, including notice of non-use regarding such Water Rights.

1.16	Technical Reports

(a)	The Company Properties, together, constitutes the only material projects of the Company for the purposes of NI 43-101.

(b)

The Technical Reports complied in all material respects with the requirements of NI 43-101 at the time of filing thereof and reasonably presented the quantity of mineral resources and mineral reserves attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the report was prepared.

(c)

The Company made available to the authors of the Technical Reports, prior to the issuance thereof, for the purpose of preparing such report, all information requested by them, and none of such information contained any misrepresentation at the time such information was so provided.

(d)

The Company does not have Knowledge of any material change in the facts and assumptions underlying the estimates in the Technical Reports, as updated through the Company Public Disclosure Record, that would reasonably be expected to result in a material change in any production, cost, price, reserves, resources or other relevant information provided in the Technical Reports as updated through the Company Public Disclosure Record.

(e)	All of the material assumptions underlying the mineral resource and mineral reserve estimates in the Company Public Disclosure Record are reasonable and appropriate.

(f)	The estimates of mineral resources and mineral reserves as described in the Company Public Disclosure Record comply in all material respects with NI 43-101.

(g)

The information set forth in the Company Public Disclosure Record relating to mineral resources and mineral reserves required to be disclosed therein pursuant to NI 43-101 has been prepared by the Company and its consultants in accordance with methods generally applied in the mining industry and conforms to the requirements of NI 43-101 and, in all material respects, to applicable Securities Laws.

(h)	The Company is in compliance in all material respects with the provisions of NI 43-101 and has filed all technical reports required thereby.

(i)

There has been no material change of which the Company is or should be aware that would materially disaffirm or materially change any aspect of the Technical Report or that would require the filing of a new technical report under NI 43-101.

1.17	Taxes

(a)

Tax Returns and Payment of Taxes. The Company and each of its subsidiaries has duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by it. Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its subsidiaries (whether or not shown or required to be shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company Financial Statements through the date thereof (in accordance with US GAAP or Canadian GAAP to the extent applicable). The most recent Company Financial Statements reflect an adequate reserve (in accordance with US GAAP) for all material Taxes payable by the Company and its subsidiaries through the date of such most recent Company Financial Statements. Neither the Company nor any of its subsidiaries has incurred any material Liability for Taxes since the date of the most recent Company Financial Statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b)

Availability of Tax Returns. The Data Room Information contains true, correct, and complete copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company and its subsidiaries for any Tax period ending after January 1, 2013.

(c)

Withholding. The Company and each of its subsidiaries has withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of applicable Law, including with respect to Waterton Global Value LP, and any of its affiliates, and attached hereto as Schedule 1.7(c) of the Company Disclosure Letter is a copy of evidence of the payment of withholding taxes and interest by the Company for the year ended December 31, 2013 with respect to Waterton Global Value LP.

(d)

Liens. There are no Liens for Taxes upon the assets of the Company or any of its subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with US GAAP have been made in the Company Financial Statements.

(e)

Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its subsidiaries. There is no material dispute or claim, including any audit, investigation, proceeding, claim, examination or other administrative or judicial proceedings by any Governmental Authority, actual, pending, or to the Knowledge of the Company, threatened, concerning any Tax liability of the Company or any of its subsidiaries, and no written notice of such an audit, investigation, examination, material dispute, or claim has been received by the Company or any of its subsidiaries. The tax related matter set forth on Schedule 1.17(e) of the Company Disclosure Letter have been resolved.

(f)

Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to Tax in that jurisdiction. None of the Company or its subsidiaries is subject to Tax in any jurisdiction other than its place of incorporation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction. None of the Company or any of its subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of Code §1503(d), (ii) the overall foreign loss provisions of Code §904(f), or (iii) the recharacterization provisions of Code §952(c)(2)., Each of the Company and 0985472 B.C. Ltd. was not a passive foreign investment company as set forth in Section 1297 of the Code (“PFIC”) for 2015, 2016, and 2017 and the Company is not aware of any facts which would indicate that either the Company or 0985472 B.C. Ltd. would be a PFIC through the date prior to closing in 2018.

(g)

Consolidated Groups, Transferee Liability and Tax Agreements. Other than being a member of the current existing consolidated or unitary group, and except for Klondex Midas Holdings Limited, neither the Company nor any of its subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material Liability for Taxes of any Person (other than the Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material Liability under any Tax sharing, allocation or indemnification agreement or arrangement other than an agreement between any of the Company and its subsidiaries and other than customary indemnifications for Taxes contained in credit or other commercial agreements the primary purposes of which do not relate to Taxes.

(h)

Change in Accounting Method. Neither the Company nor any of its subsidiaries has agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(i)

Post-Closing Tax Items. The Company and its subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Effective Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Date, (iii) prepaid amount received on or prior to the Effective Date, or (iv) intercompany transactions occurring at or prior to the Effective Date or any excess loss account in existence at the Effective Time described in Treasury Regulations under Section 1502 of the Code (or any comparable provision of state, local or foreign Tax Laws), or (v) election under Section 108(i) of the Code.

(j)

Ownership Changes. Without regard to this Agreement, except for Klondex Midas Holdings Limited and Klondex Midas Operations Inc., neither the Company nor any of its subsidiaries has undergone an “ownership change” prior to January 1, 2017 within the meaning of Section 382 of the Code. The Company has not performed a Section 382 study for 2017 and 2018.

(k)

Publicly Traded Status. All of the outstanding Company Shares are currently regularly traded on the NYSE American within the meaning of Treasury Regulation Section 1.1445-2(c)(2) and are listed and posted for trading on the TSX.

(l)	Section 355. Neither the Company nor any of its subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(m)

Reportable Transactions. Neither the Company nor any of its subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(n)

Tax Act Provisions. There are no circumstances existing which could result in the application of Section 17, 78, 79 or Sections 80 to 80.04 of the Tax Act, or any equivalent provision under provincial Law, to the Company or any of its subsidiaries.

(o)

Reserves. The Company and its subsidiaries have not claimed nor will they claim any reserve under any provision of the Code or the Tax Act or any equivalent provincial provision, if any amount could be included in the income of the Company or its subsidiaries for any period ending after the Effective Time.

(p)

Auditors. The auditors of the Company are independent public accountants as required by applicable Laws and there is not now, and there has not been, any reportable disagreement (within the meaning of Section 4.11 of National Instrument 51-102 – Continuous Disclosure Obligations) with the Company’s auditors.

(q)

Transfer Pricing. For all transactions between the Company or any of its subsidiaries, on the one hand, and any non-resident person with whom the Company or its subsidiary, as applicable, was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, during a taxation year commencing after 1998, the Company and each of its subsidiaries has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act. Neither the Company nor any of its subsidiaries has entered into an agreement contemplated by section 191.3 of the Tax Act. None of the Company or its Subsidiaries have any material liability under Section 482 of the Code and each has maintained adequate documentation and records in all material respects.

1.18	Data Privacy and Security

(a)

The Company has administrative, technical and physical safeguards (including monitoring compliance with such safeguards) to protect the confidentiality, privacy and security of Personal Information and the systems, technology and networks that process Personal Information (the “Company Information Security”). The Company has produced to the Purchaser true, correct and complete copies of all written policies and procedures related to the Company Information Security. Each of the Company’s employees has received appropriate training on the Company Information Security relevant to each such employee’s role.

(b)

The Company has not experienced: (i) any unauthorized processing of Personal Information in the possession, custody or control of any of the Company; or (ii) any unauthorized processing by a third party of Personal Information processed for or on behalf of the Company. The Company has not knowingly acted in a manner, is not aware of any incident or by the exercise or reasonable diligence would not be aware of any incident that would trigger an obligation to notify any person or Governmental Authority under any Laws or Contract.

(c)

The Company is in compliance with and has complied with (i) all Laws related to Personal Information; (ii) all policies, procedures, processes, statements or notices related to Personal Information to the extent such policies, procedures, processes, statements or notices are legally binding or give rise to legally-enforceable duties; and (iii) each Contract related to processing (“Privacy Legal Requirements”).

(d)

The Company either transmits Personal Information across jurisdictional borders in compliance in all material respects with all Privacy Legal Requirements or processes Personal Information exclusively in the same jurisdiction as each data subject to which it relates resides.

(e)

The Company has entered into written agreements with each third-party service provider, vendor and business partner that processes Personal Information, such as payment card processors, advertising and marketing agencies, cloud storage vendors and outsourced technology or human resource functions, (collectively, “Data Related Vendors”) containing commercially reasonable provisions for data privacy and security. The Company has taken reasonable steps to select and retain only those Data Related Vendors that are capable of maintaining the confidentiality, privacy and security of the Personal Information that they process on behalf of the Company.

(f)

No Person has commenced or threatened within the past five (5) years any Action or other written complaint, audit, proceeding, claim or investigation arising from or relating to processing by, for or on behalf of the Company.

(g)

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein shall not cause, constitute or result in a breach or violation any Privacy Legal Requirement, any policy, procedure, process, statement or notice of the Company as it currently exists or as it existed at any time during which any Personal Information was processed by or on behalf of the Company.

1.19	Intellectual Property

(a)

Schedule 1.19(a) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Intellectual Property owned by the Company or any of its subsidiaries. The Company or one of its subsidiaries owns (free and clear of any Liens), or possesses valid rights to use, all Intellectual Property necessary to conduct the business of the Company as it is currently conducted, and to lease, own, use and operate its properties (including the Company Properties) and assets as currently leased and operated.

(b)

To the Company’s Knowledge, no Third Party is currently infringing or misappropriating any material Intellectual Property owned by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has infringed or misappropriated any Intellectual Property of any Third Party or received any material written claim of infringement or misappropriation of any Intellectual Property of any Third Party.

1.20	Insurance

(a)

Schedule 1.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list of (i) all current policies or binders of reclamation, fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and its subsidiaries and relating to the assets, business, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the “Insurance Policies”), and with respect to each Insurance Policy: (ii) the broker and insurer, (iii) the policy limits, (iv) any deductible/retention and (v) the policy term. True, correct and complete copies of such Insurance Policies are contained in the Data Room Information. The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement.

(b)

Neither the Company nor any of its subsidiaries has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to the Effective Date, will be paid prior to the Effective Date in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its subsidiaries. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Schedule 1.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all pending or outstanding insurance claims against or relating to the Company or any of its subsidiaries, including workers compensation claims, that are outstanding as of the date hereof. There are no claims related to the business of the Company or its subsidiaries pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

(c)

Neither the Company nor any of its subsidiaries is in default under, and none of them has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.

(d)

The Insurance Policies are of the type and in the amounts customarily carried by persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its subsidiaries is a party or by which it is bound.

(e)

There has been no denial, rejection, or dispute of material claims by the Company’s or its subsidiaries’ insurers or as to which any such insurer has either: (A) made any reservation of rights; or (B) refused to cover all or any material portion of such claims.

(f)	All proceedings covered by any Insurance Policy have been properly reported to and accepted by the applicable insurer.

1.21	Circular

(a)

The Circular shall not at the time of the mailing of the Circular to the holders of Company Shares, at the time of the Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to, or the sufficiency of disclosures related to, the Purchaser. The Circular shall comply as to form in all material respects with the requirements of the Securities Laws.

(b)

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Purchaser Proxy Statement will, at the time preliminary Purchaser Proxy Statement is filed with the SEC, at any time it is amended or supplemented, or at the time the final Purchaser Proxy Statement is filed with the SEC and mailed to the Purchaser Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

1.22	Insolvency

(a)	No act or proceeding has been taken by or against the Company or any of its subsidiaries in connection with the:

(i)	dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any of its subsidiaries; or

(ii)	appointment of a trustee, receiver, manager or other administrator of the Company or any of its subsidiaries or any of its properties or assets,

nor, to the Knowledge of the Company, is any such act or proceeding threatened.

(b)

Neither the Company nor any of its subsidiaries has sought protection under the Bankruptcy Reform Act of 1978, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation.

(c)

Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of the Company or its subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof.

1.23	Material Relationships

(a)

Schedule 1.23(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the Company’s five (5) largest customers, by dollar volume, for each of the following periods: (i) the fiscal year ended December 31, 2017 and (ii) the period beginning on January 1, 2018, and ending on January 31, 2018, and set forth opposite the name of each such customer is the approximate dollar amount of sales attributable to such customer for such periods (any customer listed on, or required to be listed on, Schedule 1.23(a) of the Company Disclosure Letter, collectively, the “Specified Customers”). None of the Specified Customers has (i) provided written notice to the Company that it intends to materially reduce the dollar amount of sales attributable to such Specified Customer, or (ii) either provided written notice or, to the Knowledge of the Company, otherwise notified the Company that it intends to terminate its business relations with the Company. There are no material disputes pending or threatened between any Specified Customer and the Company.

(b)

Set forth on Schedule 1.23(b) of the Company Disclosure Letter are the Company’s ten (10) largest vendors, by dollar volume, for each of the following periods: (i) the fiscal year ended December 31, 2017 and (ii) the period beginning on January 1, 2018, and ending on January 31, 2018, and set forth opposite the name of each such vendor is the dollar amount of purchases attributable to such vendor for such periods (any vendor listed on, or required to be listed on, Schedule 1.23(b) of the Company Disclosure Letter, collectively, the “Specified Vendors”). No Specified vendor has either provided written notice or, to the Knowledge of the Company, otherwise notified the Company that it intends to terminate or materially reduce (outside of the ordinary course of business) its business relations with the Company. There are no material disputes pending or threatened between any Specified Vendor and the Company.

1.24	Expropriation and Aboriginal Matters

(a)

No Company Property or any other property or asset of the Company or any of its subsidiaries has been taken or expropriated by any Governmental Authority and no notice or proceeding in respect thereof been given or commenced nor, to the Knowledge of the Company, is there any intent or proposal to give any such notice or to commence any such proceeding.

(b)

Neither the Company nor any of its subsidiaries has received any written or oral notice of any Aboriginal Claim which relates to, affects, or could reasonably be expected to affect or impair the Company’s or any of the subsidiaries’ right, title or interest in the Company Properties.

(c)

To the Knowledge of the Company, no Aboriginal Claim has been threatened by any Aboriginal Peoples which relates to, affects, or could reasonably be expected to affect or impair, the Company’s or any of the subsidiaries’ right, title or interest in the Company Properties.

(d)

There are no current, pending or threatened Aboriginal Claims that could reasonably be expected to prevent or impair the exploration, development, construction and operation of the Company’s or any of the subsidiaries’ right, title or interest in the Company Properties.

(e)	No Aboriginal blockade, occupation, illegal action or on-site protest has occurred or has been threatened in connection with the activities on the Company Properties.

(f)	There is no memorandum of agreement, exploration, impact and benefit or any other agreement between the Company or any of its subsidiaries and any Aboriginal Peoples respecting the Company Properties.

(g)	No Aboriginal Information has been received by the Company or any of its subsidiaries which could reasonably be expected to have a Company Material Adverse Effect.

1.25	Confidentiality Agreements

All agreements entered into by the Company or any of its subsidiaries with persons regarding the confidentiality of information provided to such person or reviewed by such persons with respect to any transaction in the nature described in the definition of Acquisition Proposal each contain customary provisions, including standstill provisions, which have not been waived or released with respect to the applicability of any such “standstill” or other provisions of such confidentiality agreements, except to the extent such agreements contain provisions that provide for automatic exceptions to such standstill or other provisions resulting from the Arrangement.

1.26	Brokers

Except for the Company Financial Advisor and the Company Independent Committee Financial Advisor, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Arrangement based upon arrangements made by or on behalf of the Company. True, correct and complete copies of all agreements with the Company Financial Advisor and the Company Independent Committee Financial Advisor have been made available to the Purchaser.

1.27	Takeover Statutes; Appraisal Rights

No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including the BCBCA) enacted under any federal, provincial, state, local or foreign Laws applicable to the Company is applicable to this Agreement, the Plan of Arrangement or any of the other transactions contemplated by this Agreement. Except as provided for in the Plan of Arrangement, no holder of Company Shares shall be entitled to Dissent Rights, appraisal or similar rights under any Law, including the BCBCA, or any of the Company’s Charter Documents as a result of the Arrangement or any of the transactions contemplated in this Agreement.

1.28	Fairness Opinions

(a)	The Board has received the Company Board Fairness Opinion and the Company Independent Committee has received the Company Independent Committee Fairness Opinion.

(b)

True, correct and complete copies of the engagement letters between the Company and the Company Board Financial Advisor and the Company Independent Committee and the Company Independent Committee Financial Advisor have been made available to the Purchaser.

(c)

The Company has made true and complete disclosure to the Purchaser of all fees, commissions or other payments that may be incurred pursuant to the engagement of the Company Board Financial Advisor and the Company Independent Committee Financial Advisor or otherwise be payable to the Company Board Financial Advisor and Company Independent Committee Financial Advisor.

(d)

Pursuant to its engagement by the Company and the Company Independent Committee, the Company Independent Committee Financial Advisor is not entitled to be paid a fee that is contingent upon the conclusion reached by it in the Company Independent Committee Fairness Opinion or upon the successful completion of the Arrangement or any other transaction.

1.29	Company Independent Committee and Company Board Approval

(a)

Each of the Company Independent Committee and the Company Board, at a meeting duly called and held, upon consultation with legal and financial advisors, has unanimously determined that the Arrangement is:

(i)	fair to the Company Shareholders; and

(ii)	in the best interests of the Company.

(b)	The Company Board has unanimously:

(i)	approved the:

(A)	execution and delivery of this Agreement; and

(B)	transactions contemplated by this Agreement; and

(ii)	resolved to recommend that the Affected Securityholders vote in favour of the Arrangement Resolution.

(c)	No action has been taken to amend or supersede such determinations, resolutions or authorizations of the Company Independent Committee or the Company Board.

(d)

To the Knowledge of the Company, each Director and Named Executive Officer of the Company intends to vote all Company Shares held by him or her in favour of the Arrangement Resolution and references to such intention may be made in any press release disclosing the Arrangement and this Agreement, the Circular and other documents relating to the Arrangement.

1.30	Arrangements with Securityholders

Other than the Support Agreements and this Agreement, the Company does not have any agreement, arrangement or understanding (whether written or oral) with any:

(a)	shareholder of the Purchaser;

(b)	interested party of the Purchaser;

(c)	related party of any interested party of the Purchaser; or

(d)	any joint actor with any such persons,

(and for this purpose, the terms “interested party”, “related party” and “joint actor” shall each have the meaning ascribed to such terms in MI 61-101), in respect of the Purchaser or any of its securities, businesses or operations.

1.31	Regulatory Filings

(a)

HSR Act. As determined in accordance with the HSR Act and regulations thereunder, (i) the Company is a “foreign issuer” and (ii) the Company and all entities it controls made aggregate sales in or into the United States in excess of US $84.4 million in the Company’s most recent fiscal year.

(b)

Merger Control Filings. The information provided by the Company to the Purchaser (i) to determine if merger control filings are required under any antitrust or competition Law and (ii) in connection with any such filings, is accurate and complete.

1.32	Access to Information; Disclaimer

The Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Purchaser with the management of the Purchaser, (b) has had reasonable access to the books and records of the Purchaser for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management of the Purchaser, and (d) has conducted its own independent investigation of the Purchaser, its businesses and the Plan of Arrangement and the other transactions contemplated hereby, and the Company has not relied on any representation, warranty or other statement by any Person on behalf of the Purchaser, other than the representations and warranties of the Purchaser expressly contained in Schedule E.

1.33	Data Room Information

None of the Data Room Information has been amended except as specifically noted as amended in the Data Room Information.

1.34	Company Budget

The Company Budget has been prepared in a commercially reasonable manner, based on accurate historical financial, production and reserve information concerning the Company. The results set forth in the Company Budget are achievable by the Company in all material respects, in the time frames set forth in the budget, without material expenditures by the Company and its subsidiaries not reflected in the Company Budget.

Schedule E
Representations and Warranties of the Purchaser

Schedule E

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND ACQUIRECO

1.1	Organization and Qualification; Charter Documents.

(a)

Organization and Qualification. Each of the Purchaser and Acquireco is a corporation duly organized, validly existing and in good standing under the Laws of, with respect to the Purchaser, Delaware and with respect to Acquireco, the Laws of the Province of British Columbia, and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted. Each of the Purchaser and Acquireco is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a material adverse impact on the Purchaser and Acquireco.

(b)

Charter Documents. The Purchaser has delivered or made available to the Company a true and correct copy of the Charter Documents of the Purchaser and Acquireco. Neither the Purchaser nor Acquireco is in violation of any of the provisions of its Charter Documents.

(c)	Reporting Status.

(i)	The Purchaser is and has been a “reporting issuer” and not on the list of reporting issuers in default under Securities Laws for at least the four months preceding the date of this Agreement;

(ii)	No Securities Authority has issued any order preventing or suspending trading of any securities of the Purchaser;

(iii)	The Purchaser has not taken an action to cease to be a reporting issuer in the United States or in any of the provinces of Canada other than Québec; and

(iv)	The Purchaser has not received notification from any Securities Authority or Exchange seeking to revoke the reporting issuer status of the Purchaser.

1.2	Capitalization

The entire authorized capital stock of the Purchaser consists of 750,000,000 shares of Purchaser Common Stock and 5,000,000 shares of preferred stock, par value $0.25 per share (“Purchaser Preferred Stock”). As of March 16, 2018, 399,397,443 shares of Purchaser Common Stock are issued and outstanding, 4,529,450 shares of Purchaser Common Stock are held in treasury, 157,816 shares of Purchaser Preferred Stock are issued and outstanding, and no shares of Purchaser Preferred Stock are held in treasury. As of March 16, 2018, no shares of Purchaser Common Stock were issuable upon the exercise of Purchaser Stock Options. There are no securities of the Purchaser or of any of its subsidiaries outstanding which have the right to vote generally with the holders of the outstanding Purchaser Common Stock on any matters. There are no outstanding contractual or other obligations of the Purchaser or any of its subsidiaries to repurchase, redeem or otherwise acquire any of its securities or with respect to the voting or disposition of any outstanding securities of any of its subsidiaries. There are no outstanding bonds, debentures or other evidences of indebtedness of the Purchaser or any of its subsidiaries having the right to vote with the holders of the outstanding Purchaser Common Stock on any matters.

1.3	Authority

Each of the Purchaser and Acquireco has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and Acquireco and the consummation by the Purchaser and Acquireco of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Purchaser and Acquireco, and no other corporate proceedings on the part of the Purchaser or Acquireco are necessary to authorize the execution and delivery of this Agreement or to consummate the Arrangement and the other transactions contemplated hereby other than the Purchaser Shareholder Approval. This Agreement has been duly executed and delivered by the Purchaser and Acquireco and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of the Purchaser and Acquireco, enforceable against the Purchaser and Acquireco in accordance with its terms, except as such enforceability may be limited by Enforceability Limitations.

1.4	Purchaser Board Approval.

(a)	The board of directors of Purchaser has unanimously approved the:

(A)	execution and delivery of this Agreement; and

(B)	transactions contemplated by this Agreement; and

(b)	No action has been taken to amend or supersede such determinations, resolutions or authorizations of the board of directors of the Purchaser.

1.5	No Conflict; Required Filings and Consents

(a)

Governmental Approvals. No authorization, licence, permit, certificate, registration, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Purchaser or any of its subsidiaries in connection with the execution and delivery of this Agreement or Acquireco or the performance by the Company of its obligations hereunder, the completion by the Company of the Arrangement and the other transactions contemplated hereby or the ability of the Purchaser or Acquireco to conduct its operations, other than the following:

(i)	the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;

(ii)	the Final Order, and any filings required in order to obtain the Final Order;

(iii)	if required, filing the Purchaser Proxy Statement under the US Exchange Act as contemplated by this Agreement;

(iv)	filings and other actions required under the rules and policies of the NYSE and TSX as are contemplated by this Agreement; and

(v)	the filings and other actions required by the HSR Act as contemplated by this Agreement;

(b)

No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 1.5(a) of this Schedule E, the execution and delivery by the Purchaser and Acquireco of this Agreement and the performance by the Purchaser and Acquireco of the covenants of the Purchaser and Acquireco hereunder and the completion of the Arrangement do not and will not violate, conflict with or result in a breach of any provision of the Charter Documents of the Purchaser or those of any of its subsidiaries or affiliates, and will not violate, conflict with or result in a breach of:

(i)

Any material contract, authorization, note, bond, mortgage, indenture, instrument, agreement, lease, or Permit to which the Purchaser or any of its subsidiaries or affiliates or Acquireco is a party, or by which the Company or any of its subsidiaries or affiliates is bound;

(ii)	any Law to which the Purchaser or any of its subsidiaries or affiliates or Acquireco is subject or by which the Purchaser or any of its subsidiaries or affiliates or Acquireco is bound; or

(iii)	any judgment, decree, order, or award of any Governmental Authority or arbitrator.

1.6	Orders

No Order has been entered or issued which restrains, enjoins or prohibits the ability of the Purchaser or Acquireco to consummate the Arrangement or any of the other transactions provided for herein.

1.7	Brokers

No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission payable by the Company in connection with the Arrangement based upon arrangements made by or on behalf of the Purchaser or Acquireco.

1.8	Circular

None of the information supplied or to be supplied by the Purchaser, as the case may be, for inclusion or incorporation by reference in the Circular shall, at the time of the mailing of the Circular to Affected Securityholders, at the time of the Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Purchaser Proxy Statement, if required, shall not, at the time the preliminary Purchaser Proxy Statement is filed with the SEC, at any time it is amended or supplemented, or at the time the final Purchaser Proxy Statement is filed with the SEC and mailed to the Purchaser Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Purchaser with respect to information supplied by or related to, or the sufficiency of disclosures related to, the Company, the Company’s subsidiaries, or any Company Representative.

1.9	Securities Filings; Financial Statements

(a)

Purchaser Securities Filings. The Purchaser has timely filed or furnished, as applicable, all reports, prospectuses, schedules, forms, statements or other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished as part of the Purchaser Public Disclosure Record. The Purchaser Public Disclosure Record (i) as of its date, complied as to form in all material respects with the applicable requirements of Securities Laws, as the case may be, as in effect on the date so filed, (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (iii) included, in the case of those which contain annual financial statements, annual financial statements that have been audited by an independent certified public accounting firm.

(i)	The Purchaser has not received any comments from any Securities Authority with respect to the Purchaser Public Disclosure Record that have not been resolved.

(ii)

The Purchaser has not filed or furnished any (A) confidential material change report (which at the date of this Agreement remains confidential) or (B) other confidential filings (including redacted filings other than material contracts which required redaction), with or to any Securities Authority or any Exchange.

(iii)	There is no material fact concerning the Purchaser which has not been disclosed in the Purchaser Public Disclosure Record on or before the date hereof.

(b)

Securities Laws Non-Compliance. There are no current, pending, or, to the Knowledge of the Purchaser, threatened proceedings before any Governmental Authority relating to any alleged non-compliance with any applicable Securities Laws.

(c)	Stock Exchanges.

(i)	Trading in the Purchaser Shares on the NYSE is not currently halted or suspended.

(ii)

No delisting, suspension of trading, cease trading or similar order or restriction with respect to any securities of the Purchaser is pending, in effect, or, to the knowledge of the Purchaser, threatened or is expected to be implemented or undertaken.

(iii)	To the knowledge of the Purchaser, the Purchaser is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any order or restriction.

(d)

Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto)  contained in the Purchaser Public Disclosure Record (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with US GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries at the respective dates thereof and the consolidated results of the Purchaser’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by US GAAP and the applicable rules and regulations of the SEC.

(i)

The Purchaser does not intend to correct or restate, nor, to the Knowledge of the Purchaser is there any basis for any correction or restatement of, any aspect of any of the consolidated financial statements contained in the Purchaser Public Disclosure Record.

(ii)

None of the Purchaser, any of its subsidiaries or any director, officer, employee, and to the Knowledge of the Purchaser, auditor, accountant or representative of the Purchaser or any of its subsidiaries has received or otherwise obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including:

(A)	any complaint, allegation, assertion, or claim that the Purchaser or any of its subsidiaries has engaged in questionable accounting or auditing practices; or

(B)	any expression of concern from its employees regarding questionable accounting or auditing matters.

(e)	Internal Controls.

(i)

The Purchaser and each of its subsidiaries has established and maintains a system of internal controls over financial reporting, including “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the US Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP, (ii) that receipts and expenditures of the Purchaser and its subsidiaries are being made only in accordance with authorizations of management and the board of directors of the Purchaser, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Purchaser’s and its subsidiaries’ assets that could have a material effect on the consolidated financial statements contained in the Purchaser Public Disclosure Record.

(ii)

The annual and interim certifications filed by the Purchaser as part of the Purchaser's Public Disclosure Record have been true and accurate. To the Knowledge of the Purchaser, there is and there has been no fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of the Purchaser.

(f)

Disclosure Controls and Procedures. The Purchaser’s disclosure controls and procedures, including the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the US Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Purchaser in the reports that it files or submits under the applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the applicable Securities Laws, and that all such information is accumulated and communicated to the Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Purchaser required under the applicable Securities Laws with respect to such reports.

(g)

Off-Balance Sheet Arrangements. Neither the Purchaser nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Purchaser and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the US Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Purchaser or any of its subsidiaries in the Purchaser Public Disclosure Record.

(h)

Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Purchaser (or each former principal executive officer and each former principal financial officer of the Purchaser, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the US Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Purchaser Public Disclosure Record, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Purchaser nor any of its subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the US Exchange Act) of the Purchaser or any of its subsidiaries. The Purchaser is in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Exchanges.

1.10	Litigation

Except as disclosed in the Purchaser Public Disclosure Record, there are no material Legal Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or any of its subsidiaries or any of their respective properties or assets, including matters arising under Environmental Laws, that would reasonably be expected to have a Purchaser Material Adverse Effect.

1.11	Environmental Matters

(a)

Except as disclosed in the Purchaser Public Disclosure Record, the operations of the Purchaser and each of its subsidiaries are in compliance in all material respects with Environmental Laws, including with respect to tailings ponds, which compliance includes the possession, maintenance of, and compliance with Environmental Authorizations or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Purchaser and its subsidiaries as currently conducted, and to lease, own, use and operate their properties and assets as they are currently used and operated, except where such noncompliance would not reasonably be expected to result in a Purchaser Material Adverse Effect.

1.12	Industry Guide 7

(a)	The estimated proven and probable mineral reserves publicly disclosed by the Purchaser have been prepared and disclosed in all material respects in accordance with SEC Industry Guide 7.

1.13	Compliance with Laws; Permits

(a)	Compliance with Laws. Except as disclosed in the Purchaser Public Disclosure Record,

(i)	the business of the Purchaser and its subsidiaries has been and is currently being conducted in material compliance with all applicable Laws; and

(ii)	all issued and outstanding Purchaser Shares have been issued in compliance with all applicable Securities Laws.

(b)	Anti-Bribery. Neither the Purchaser nor any of its subsidiaries and, to the Purchaser’s Knowledge, none of their respective directors, officers, supervisors, managers, employees, or agents has:

(i)

violated or is in violation of any applicable anti-bribery, export control, and economic sanctions Laws, including the United States Foreign Corrupt Practices Act and the Corruption of Foreign Public Officials Act (Canada);

(ii)

made or authorized any direct or indirect contribution, payment or gift of funds, property or anything else of value to any official, employee or agent of any Governmental Authority, authority or instrumentality in the United States or Canada, or other jurisdictions in which the Purchaser or any of its subsidiaries has assets, other than in accordance with applicable Laws;

(iii)

used any corporate funds, or made any direct or indirect unlawful payment from corporate funds, to any foreign or domestic government official or employee or any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; or

(iv)

violated or is in violation of any provision of applicable Law relating to foreign corrupt practices, including making any contribution to any candidate for public office, in either case, where either the payment or gift or the purpose of such contribution, payment or gift was or is prohibited under the foregoing.

(c)	Money Laundering Laws.

(i)

To the Knowledge of the Purchaser, the operations of the Purchaser and its subsidiaries are and have been conducted at all times in compliance with: (A) applicable financial recordkeeping and reporting requirements of the money laundering statutes of all applicable jurisdictions; (B) the rules and regulations thereunder; and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”).

(ii)

No action, claim, notice of assessment, suit or proceeding by or before any commission, court, Governmental Authority, arbitrator or non-Governmental Authority involving the Purchaser or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Purchaser, threatened.

(d)

Expropriation. Since January 1, 2016, no part of the property or assets of the Purchaser or any of its subsidiaries has been taken, condemned, or expropriated by any Governmental Authority nor has any written notice or proceeding in respect thereof been given or commenced nor does the Purchaser or any of its subsidiaries know of any intent or proposal to give such notice or commence any such proceedings.

(e)	Permits.

(i)

The Purchaser and its subsidiaries hold, to the extent legally required to operate their respective businesses, all material Permits, except where the failure to hold such Permits would reasonably be expected to have a Purchaser Material Adverse Effect.

(ii)

The Purchaser and each of its subsidiaries are and have been in material compliance with the terms of all material Permits. Neither the transactions contemplated by this Agreement, nor to the Purchaser’s Knowledge, any other event has occurred that, with or without notice or lapse of time or both, would or would reasonably be expected to result in the revocation, suspension, cancellation, lapse or limitation of any material Permits.

1.14	Insolvency.

(a)	No act or proceeding has been taken by or against the Purchaser or any of its subsidiaries in connection with the:

(i)	dissolution, liquidation, winding up, bankruptcy or reorganization of the Purchaser or any of its subsidiaries; or

(ii)	appointment of a trustee, receiver, manager or other administrator of the Purchaser or any of its subsidiaries or any of its properties or assets,

nor, to the Knowledge of the Purchaser, is any such act or proceeding threatened.

(b)

To the Knowledge of the Purchaser, neither the Purchaser nor any of its subsidiaries has sought protection under the Bankruptcy Reform Act of 1978, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or similar legislation.

(c)

To the Knowledge of the Purchaser, neither the Purchaser nor any of its subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of the Purchaser or its subsidiaries to conduct its business in all material respects as it has been carried on prior to the date hereof.

1.15	Purchaser Shares

The Purchaser Shares to be issued as part of the Consideration will, when issued pursuant to the Arrangement, be duly and validly issued as fully paid and non-assessable common shares in the capital of the Purchaser. Purchaser is in compliance with all of the applicable listing and corporate governance rules of the NYSE in all material respects.

1.16	Absence of Certain Changes

Since December 31, 2017, there has not been any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

1.17	Sufficient Funds

The Purchaser's cash on hand shall be sufficient for the Purchaser to fund the cash payment to holders of Company Shares pursuant to the Plan of Arrangement, the Purchaser Spinco Subscription Amount and all amounts owed by the Company and its subsidiaries to Investec pursuant to the Investec Facility Agreement.

Schedule F Form of Spinco Contribution Agreement

CONTRIBUTION AND TRANSFER AGREEMENT

THIS AGREEMENT entered into on [●], 2018.

BETWEEN:

KLONDEX MINES LTD., a corporation existing under the laws of the Province of British Columbia (the "Transferor")

– and –

[SPINCO], a corporation existing under the laws of the Province of British Columbia (the "Transferee")

RECITALS:

WHEREAS the Transferor, Hecla (as defined herein) and ULC (as defined herein) wish to consummate the Arrangement (as defined herein) pursuant to the Plan of Arrangement (as defined herein) under Section 288 of the Business Corporations Act (British Columbia);

AND WHEREAS the Plan of Arrangement provides, among other things, that, at the Effective Time (as defined herein), the Transferor shall transfer to the Transferee all of its entire legal and beneficial right, title and interest in and to the Transferred Assets (as defined herein) in consideration for the Distribution Transferee Shares (as defined herein);

AND WHEREAS in connection with the implementation of the Arrangement, the Parties wish to provide for the transfer of the Transferred Assets to the Transferee and the issuance by the Transferee of the Distribution Transferee Shares on the terms and conditions set forth in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Transferor and the Transferee, the Parties hereby agree as follows:

Article 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively and grammatical variations of such terms shall have the corresponding meanings:

(a)	"affiliate" has the meaning assigned to such term under the BCBCA;

(b)	"Agreement" means this contribution and transfer agreement, including any schedules hereto, and all amendments hereto or restatements hereto as permitted;

(c)

"Arrangement Agreement" means the arrangement agreement, including all schedules annexed thereto, made between the Transferor, Hecla and ULC dated March [●], 2018, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

(d)

"Arrangement" means the arrangement of the Transferor under the provisions of Section 288 of the BCBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance with the Arrangement Agreement or the Plan of Arrangement or at the direction of the Court in the Final Order;

(e)	"BCBCA" means the Business Corporations Act (British Columbia) and the regulations made thereunder;

(f)	"Bison" means Bison Gold Resources Inc., a corporation existing under the laws of the Province of Ontario and a wholly-owned subsidiary of the Transferor;

(g)	"Bison Shares" means all of the issued and outstanding shares in the capital of Bison immediately prior to the Effective Time;

(h)	"Business Day" means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in Vancouver, British Columbia are open for the conduct of business;

(i)	"Court" means the Supreme Court of British Columbia;

(j)	"Distribution Transferee Shares" has the meaning assigned to such term in accordance with Section 2.2(b);

(k)	"Effective Date" means the date on which the Plan of Arrangement becomes effective;

(l)	"Effective Time" has the meaning assigned to such term in Section 1.4;

(m)	"Encumbrances" means any lien, encumbrance, pledge, mortgage, deed of trust or other security interest;

(n)

"Final Order" means the final order of the Court approving the Arrangement, as such order may be amended by the Court with the consent of the Transferor and Hecla at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(o)	"Governmental Authority" has the meaning assigned to such term in the Arrangement Agreement;

(p)	"Hecla" means Hecla Mining Company, a corporation incorporated under the laws of Delaware;

(q)	"Klondex Canada" means Klondex Canada Ltd., a corporation existing under the BCBCA and a wholly-owned subsidiary of the Transferor;

(r)	"Klondex Canada Shares" means all of the issued and outstanding shares in the capital of Klondex Canada immediately prior to the Effective Time;

(s)	"Klondex Canada Subco Note" has the meaning assigned to such term in the Arrangement Agreement;

(t)	"Liability" means any liability, indebtedness or obligation of any kind, whether accrued, contingent or otherwise;

(u)

"Losses", in respect of any matter, means all claims, demands, proceedings, losses, damages, Liabilities, deficiencies, costs, expenses and judgments (including all interest, penalties, amounts paid in settlement and reasonable out-of-pocket legal and other professional fees and disbursements, but excluding loss of profit, and special or consequential damages) arising directly or indirectly as a consequence of such matter less in all cases any insurance and/or tax benefits received or receivable in respect thereof;

(v)	"Participating Former Securityholders" has the meaning assigned to such term in the Plan of Arrangement;

(w)	"Parties" means, together, the Transferor and the Transferee, and "Party" means any one of them;

(x)

"Person" means an individual, sole proprietorship, partnership, corporation, company, limited liability company, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, agency, trustee, executor, administrator or other legal representative;

(y)	"Plan of Arrangement" has the meaning assigned to such term in the Arrangement Agreement;

(z)	"Purchase Price" has the meaning assigned to such term in Section 2.2(a);

(aa)	"Surviving Company" has the meaning assigned to such term in the Arrangement Agreement;

(bb)	"Tax Act" means the Income Tax Act (Canada), as amended;

(cc)

"Taxes" means all federal, state, local, provincial, branch or other taxes, including, without limitation, income, gross receipts, windfall profits, value added, ad valorem, property, capital, net worth, production, sales, use, licence, excise, franchise, employment, sales taxes, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, social security premiums, workers' compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Authority, together with any interest, penalties, or additions with respect thereto and any interest in respect of such additions or penalties;

(dd)	"Transferee" has the meaning assigned to such term on the first page of this Agreement, and includes its successors and assigns;

(ee)

"Transferee Liabilities" means all Liabilities, whether accrued, contingent or otherwise, which arise out of or in connection with, the ownership, possession, financing, development or operation of the Transferred Assets or the businesses operated by Bison and Klondex Canada, respectively, or which otherwise pertain or relate to the Transferred Assets or those businesses, including, without limiting the generality of the foregoing, all Liabilities of the Transferor to be performed under any agreement, note, bond, mortgage, indenture, supplemental indenture, deed of trust, lease, license, franchise, concession, easement, contract or authorization which pertains or relates to the Transferred Assets including that certain tax indemnity agreement made as of January 21, 2016 among 7097914 Manitoba Ltd., Klondex Canada and the Transferor;

(ff)	"Transferee Shares" means common shares in the capital of the Transferee;

(gg)	"Transferor" has the meaning assigned to such term on the first page of this Agreement, and includes its successors and permitted assigns;

(hh)	"Transferor Claim" has the meaning assigned to such term in Subsection 5.2(b);

(ii)

"Transferor Indemnified Parties" means the Transferor, Hecla, their affiliates and the respective directors, officers, employees, agents of the foregoing, and the respective predecessors, successors, assigns, executors, trustees, heirs and personal representatives of any of the foregoing;

(jj)	"Transferor Indemnity Notice" has the meaning assigned to such term in Section 5.2(b);

(kk)	"Transferor Liabilities" means any Liabilities of the Transferor, other than the Transferee Liabilities;

(ll)	"Transferor Shares" means common shares in the capital of the Transferor;

(mm)	"Transferred Assets" means the Klondex Canada Shares, the Bison Shares, and the Klondex Canada Subco Note;

(nn)	"ULC" means 1156291 B.C. Unlimited Liability Company, an unlimited liability company incorporated under the laws of British Columbia; and

(oo)	"US$" means the lawful currency of the United States of America.

1.2	Certain Rules of Interpretation

In this Agreement:

(a)

Consent. Whenever a provision of the Agreement requires an approval or consent by a Party and such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)	Currency. Unless otherwise specified, all references to "$", dollars or money amounts are to lawful currency of Canada.

(c)

Governing Law. The Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

(d)	Headings. Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of the Agreement.

(e)	Including. Where the words "including" or "includes" are used in the Agreement, it means "including (or includes) without limitation".

(f)	No Strict Construction. The language used in the Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(g)	Number and Gender. Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders, including the neuter gender.

(h)

Statutory References. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements or supersedes any such statute or any such regulation.

(i)	Time. Time is of the essence in the performance of the Parties' respective obligations.

1.3	General Provisions

(a)

Assignment. No Party may assign this Agreement or any rights or obligations under the Agreement without the prior written consent of each of the other Parties, such consent not to be unreasonably withheld.

(b)

Enurement. The Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any Surviving Company and for greater certainty any successor by reason of amalgamation of any Party) and permitted assigns.

(c)

Further Assurances. The Parties shall with reasonable diligence do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by the Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of the Agreement and carry out its provisions.

(d)

Execution and Delivery. This Agreement may be executed by the Parties in counterparts and may be executed and delivered by facsimile and all such counterparts and facsimiles shall together constitute one and the same agreement.

1.4	Timing of Contributions

Notwithstanding any other provision of this Agreement or the time of execution of this Agreement, this Agreement shall for all purposes be effective on the Effective Date at the time the transactions described in Section 3.02(g) of the Plan of Arrangement are deemed to be effective (the "Effective Time").

Article 2
CONVEYANCE AND CONSIDERATION

2.1	Conveyance of Transferred Assets

Subject to the terms and conditions of this Agreement, the Transferor hereby assigns, transfers, conveys and contributes to the Transferee, and the Transferee hereby accepts from the Transferor and assumes, at the Effective Time:

(a)

all of the Transferor's right, title and interest in and to the Transferred Assets, together with any and all benefits, powers and advantages to be derived therefrom and all covenants, obligations and agreements of any other party thereunder, on the terms and conditions set forth in this Agreement, in exchange for the consideration described in Section 2.2; and

(b)	that certain tax indemnity agreement made as of January 21, 2016 among 7097914 Manitoba Ltd., Klondex Canada and the Transferor.

2.2	Consideration for Conveyance of Transferred Assets

(a)

The Parties agree that the purchase price for the Transferred Assets (the "Purchase Price") shall be equal to the fair market value of the Transferred Assets as of the Effective Time, the best estimate of which is US$45,000,000.

(b)

The Transferee shall pay the Purchase Price to the Transferor at the Effective Time, in accordance with the Plan of Arrangement, by issuing to the Transferor that number of fully paid and non-assessable Transferee Shares (the "Distribution Transferee Shares") equal to the number of Transferor Shares issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, excluding any Transferor Shares in respect of which Dissenting Shareholders have exercised Dissent Rights).

2.3	Post-Closing Obligations

From and after the Effective Time, the Transferee shall, and shall cause Klondex Canada and Bison to, assume and agree to pay, perform, and discharge, when due, the Transferee Liabilities. For the avoidance of doubt, the Parties agree that the Transferee Liabilities are negligible and shall not constitute part of the Purchase Price payable by the Transferee for the Transferred Assets.

Article 3
TAX MATTERS RELATING TO TRANSFER

3.1	Income Tax Election

The Transferee hereby agrees, at the request and sole discretion of the Transferor, to make a joint election with the Transferor under subsection 85(1) of the Tax Act (and any equivalent or corresponding provisions of any applicable provincial or territorial tax legislation), within the prescribed time and in the prescribed manner, in respect of the transfer of the Transferred Assets by the Transferor to the Transferee at an agreed amount, in respect of each Transferred Asset, determined by the Transferor in its sole discretion (subject in each case to the limitations imposed pursuant to subsection 85(1) of the Tax Act and any equivalent or corresponding provisions of any applicable provincial or territorial tax legislation), in order to minimize any income tax otherwise payable by the Transferor in connection with the transfer of the Transferred Assets to the Transferee and the distribution by the Transferor of the Distribution Transferee Shares to the Participating Former Securityholders pursuant to the Plan of Arrangement.

3.2	Allocation of Purchase Price

The Parties hereby acknowledge and agree that the Purchase Price shall be allocated among the Transferred Assets in accordance with Schedule "A" hereto.

Article 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Transferor

The Transferor represents and warrants in favour of the Transferee that:

(a)	it is a corporation duly organized, validly subsisting and in good standing under the laws of the jurisdiction of its incorporation;

(b)	it has all requisite capacity, power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(c)

this Agreement has been duly authorized, executed and delivered by it and all documents required hereunder to be executed and delivered by it have been duly executed and delivered and this Agreement and such documents constitute legal, valid and binding obligations of it enforceable in accordance with their respective terms;

(d)	the Transferor is the legal and beneficial owner of the Transferred Assets, free from all Encumbrances; and

(e)	the Transferor is not a "non-resident" of Canada within the meaning of the Tax Act.

4.2	Representations and Warranties of the Transferee

The Transferee represents and warrants to and in favour of the Transferor that:

(a)	it is a corporation duly organized, validly subsisting and in good standing under the laws of the jurisdiction of its incorporation;

(b)	it has all requisite capacity, power and authority to enter into this Agreement and to perform its obligations under this Agreement;

(c)

this Agreement has been duly authorized, executed and delivered by it and all documents required hereunder to be executed and delivered by it have been duly executed and delivered and this Agreement and such documents constitute legal, valid and binding obligations of it enforceable in accordance with their respective terms; and

(d)	upon issuance, the Distribution Transferee Shares will be fully paid.

4.3	Acknowledgement of the Transferee

The Transferee hereby acknowledges and agrees that:

(a)	it is fully informed of all matters relating to the Transferred Assets; and

(b)

apart from the representations in Section 4.1, the Transferor is not making any representation, warranty or covenant to, or for the benefit of, the Transferee with respect to the Transferred Assets or any of the assets or Liabilities of Klondex Canada or Bison.

Article 5
ADDITIONAL PROVISIONS REGARDING CONTRIBUTIONS

5.1	Substitution and Subrogation

Insofar as is possible, the Transferee shall have full right of substitution and subrogation in and to all covenants, representations and warranties by others previously given or made by any person (but excluding, for the avoidance of doubt, the Transferor) in respect of the Transferred Assets or any part thereof.

5.2	Indemnification of Transferor

(a)

From and after the Effective Time, the Transferee hereby agrees to indemnify and save harmless each of the Transferor Indemnified Parties from and against all Losses suffered or incurred by any of the Transferor Indemnified Parties as a result of or arising directly out of or in connection with any Transferee Liabilities.

(b)

If any claim or proceeding for which any of the Transferor Indemnified Parties may be entitled to indemnification pursuant to this indemnity is brought against any of the Transferor Indemnified Parties (a "Transferor Claim"), such Transferor Indemnified Party, as applicable, shall give notice (the "Transferor Indemnity Notice") to the Transferee specifying the particulars of such Transferor Claim within 10 Business Days after it receives notification of the Transferor Claim. The Transferee shall have the right to participate in any negotiations or proceedings with respect to such Transferor Claim. If the Transferee has not, within 20 Business Days after the giving of the Transferor Indemnity Notice, given notice to such Transferor Indemnified Party/Parties, as applicable, that it wishes to dispute such Transferor Claim then such Transferor Indemnified Party/Parties may assume the defence of such Transferor Claim. If the Transferee does give such a notice, it shall have the right to assume the defence of such Transferor Claim and to defend such Transferor Claim in the name of such Transferor Indemnified Party/Parties, as applicable, at the sole cost and expense of the Transferee. Each Transferor Indemnified Party shall provide to the Transferee copies of all files, books, records and other information in its possession or control which may be relevant to the defence of such Transferor Claim, provided that in no case shall any Transferor Indemnified Party be required to provide information that is privileged or confidential or that a Transferor Indemnified Party is restricted from disclosing pursuant to applicable law or any contract. Each of the Transferor Indemnified Parties, as applicable, shall co-operate in all reasonable respects in the defence of such Transferor Claim, provided that the Transferee shall not settle or compromise any such Transferor Claim without the prior written consent of the Transferor Indemnified Party/Parties, as applicable, such consent not to be unreasonably withheld or delayed. If the Transferee fails after the giving of such notice, diligently and reasonably to defend such Transferor Claim throughout the period that such Transferor Claim exists, its right to defend the Transferor Claim shall terminate and such Transferor Indemnified Party/Parties, as applicable, may assume the defence of such Transferor Claim. Such Transferor Indemnified Party or Parties, as applicable, shall not settle or compromise any such Transferor Claim without the prior written consent of the Transferee, such consent not to be unreasonably withheld or delayed.

The Transferee acknowledges that this Section 5.2 is being entered into by the Transferor on behalf of the Transferor Indemnified Parties and the Transferee understands and agrees that the Transferor Indemnified Parties may enforce this Section 5.2 notwithstanding that they are not signatories to this Agreement.

5.3	Acknowledgement of the Transferor

The Transferor hereby acknowledges and agrees that from and after the Effective Time, the Transferee shall not be responsible for, and shall have no liability to the Transferor in respect of, any Transferor Liabilities, and the Transferor shall have no recourse against the Transferee in relation to any such Transferor Liabilities.

Article 6
CLOSING

6.1	Deliveries on the Effective Date

On the Effective Date, the Transferor shall deliver or cause to be delivered to the Transferee, in accordance with the terms of the Plan of Arrangement, the Transferred Assets. The Transferor shall also deliver or caused to be delivered to the Transferee such additional agreements, instruments and documents as the Transferee may reasonably request in order to give effect to the transactions contemplated under this Agreement.

On the Effective Date, the Transferee shall deliver or cause to be delivered to the Transferor, or as the Transferor may direct, in accordance with the terms of the Plan of Arrangement, the Distribution Transferee Shares. The Transferee shall also deliver or caused to be delivered to the Transferor such additional agreements, instruments and documents as the Transferor may reasonably request in order to give effect to the transactions contemplated under this Agreement.

Article 7
MISCELLANEOUS PROVISIONS

7.1	Third Party Beneficiaries

Except as otherwise provided in Section 5.2 and this Section 7.1, no person that is not a Party shall be entitled to the benefit of any provisions of this Agreement or have any rights hereunder. Except for the Transferor Indemnified Parties, no person that is not a Party shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Notwithstanding the foregoing, the Transferee acknowledges to each of the Transferor Indemnified Parties their direct rights against it under Section 5.2 of this Agreement. To the extent required by law to give full effect to these direct rights, the Transferor agrees and acknowledges that it holds the entitlements and benefits of the indemnities contained in Section 5.2 as agent for and on behalf of the Transferor Indemnified Parties.

7.2	Notices

Any demand, notice or other communication required or permitted to be given in connection with this Agreement will be given in writing and will be deemed to have been given if given by personal delivery, registered mail, prepaid courier or telecopy addressed to the recipient as follows:

(a)	To the Transferee:

[Spinco]

[●]

Attention:	[●]
Email:	[●]
Fax No.:	[●]

with a copy to (which delivery shall not constitute notice to the Transferee):

[●]

Attention:	[●]
Email:	[●]
Fax No.:	[●]

(b)	To the Transferor:

Klondex Mines Limited
[●]

Attention:	[●]
Email:	[●]
Fax No.:	[●]

with a copy to (which delivery shall not constitute notice to the Transferor):

[●]

Attention:	[●]
Email:	[●]
Fax No.:	[●]

or to such other address, individual or telecopy number as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery, registered mail or prepaid courier will be conclusively deemed to have been given and received on the day of actual delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed transmission thereof, unless such day is not a Business Day, in which case it shall be deemed to have been given and received upon the immediately following Business Day.

[Remainder of page intentionally left blank; Signature page follows.]

IN WITNESS HEREOF this Agreement has been executed by the Parties hereto as of the date first above written.

KLONDEX MINES LIMITED

Per:
Name: Title:

[SPINCO]

Per:
Name: Title:

Signature Page – Spinco Contribution Agreement

SCHEDULE "A"

ALLOCATION OF PURCHASE PRICE

Reference is made to the contribution and transfer agreement dated [●] (the “Agreement”) (to which this Schedule is attached) between Klondex Mines Limited and [Spinco] (the “Agreement”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms as set out in the Agreement.

The Parties hereby agree as to the fair market value of the Transferred Assets as follows:

ASSETS	FAIR-MARKET VALUE ($)
Klondex Canada Shares	[●]
Bison Shares	[●]
Klondex Canada Subco Note	[●]
TOTAL	US$45,000,000

Schedule G Permitted Company Pre-Closing Transactions

The Permitted Company Pre-Closing Transactions shall consist of the following:

(a)	Klondex Canada shall incorporate a new, wholly-owned subsidiary (“Klondex Canada Subco”) under the BCBCA.

(b)

The Company shall transfer to Klondex Canada Subco all of the Company’s right, title and interest in the indebtedness (including any accrued and unpaid interest thereon) owing by Klondex Canada to the Company (the “Klondex Canada Debt”), in exchange for a demand promissory note (the “Klondex Canada Subco Note”) payable by Klondex Canada Subco with a principal amount equal to the fair market value of the Klondex Canada Debt at the time of such exchange.

(c)

Following the transfer of the Klondex Canada Debt by the Company to Klondex Canada Subco, and prior to the Effective Date, Klondex Canada Subco shall be wound up into Klondex Canada pursuant to section 314 of the BCBCA and section 88(1) of the Tax Act. In connection with the voluntary liquidation of Klondex Canada Subco, Klondex Canada shall agree to assume Klondex Canada Subco’s obligations under the Klondex Canada Subco Note, and to make an election under section 80.01(4) of the Tax Act with respect to the settlement of the Klondex Canada Debt.

G-1